                                                     RULE NO. 424(b)(1)
                                                     REGISTRATION NO. 333-67603


                                    [LOGO]
                                     NTT
                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION

                        1,000,000 SHARES OF COMMON STOCK
                       (PAR VALUE (Yen)50,000 PER SHARE)
              IN THE FORM OF SHARES OR AMERICAN DEPOSITARY SHARES

                               ----------------

  This is an offering of shares and American depositary shares of Nippon Telegraph and Telephone Corporation. Each ADS is equal to 1/200th of a share of NTT. This prospectus relates to an offering of 105,000 shares, in the form of shares or ADSs, in the United States and Canada in connection with a global offering of up to 1,000,000 shares. In addition, 185,000 shares, in the form of shares or ADSs, are being offered outside the United States, Canada and Japan in an international offering and 710,000 shares are being offered in Japan.

  The Minister of Finance of Japan, representing the Government of Japan, is offering all of the shares being sold in the global offering. NTT will not receive any proceeds from the sale of the shares or ADSs.

  The common stock of NTT is listed on the First Section of the Tokyo Stock Exchange and on all other stock exchanges in Japan. Application will be made to list the shares offered in the global offering on the First Section of the Tokyo Stock Exchange. The common stock is also listed on the London Stock Exchange. The ADSs are listed on the New York Stock Exchange under the symbol "NTT." On December 14, 1998, the closing sale price of the common stock on the TSE was (Yen)882,000 per share. On December 11, 1998, the closing sale price of the ADSs on the New York Stock Exchange was $36.88 per ADS, each ADS representing 1/200th of a share of NTT.

                               ----------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


                                                                              PROCEEDS, BEFORE
                                      INITIAL PUBLIC       UNDERWRITING       EXPENSES, TO THE
                                      OFFERING PRICE        COMMISSIONS     MINISTER OF FINANCE
                                   -------------------- ------------------- --------------------
Per Share........................      (Yen)855,000         (Yen)18,382         (Yen)836,618
Per ADS..........................         $37.00              $0.795              $36,205
Total(/1/).......................  (Yen)855,000,000,000 (Yen)18,382,000,000 (Yen)836,618,000,000
Total(/2/).......................     $7,400,000,000       $159,000,000     $7,241,000,000(/3/)

--------
(1) Assumes that no shares are sold in the form of ADSs.
(2) Assumes that all shares are sold in the form of ADSs.
(3) For reference only. All proceeds to the Minister of Finance are to be paid in Japanese yen.

                               ----------------

                Joint Global Coordinators and Joint Bookrunners

DAIWA SECURITIES CO. LTD.  GOLDMAN SACHS INTERNATIONAL       WARBURG DILLON READ

                               ----------------

GOLDMAN, SACHS & CO.      WARBURG DILLON READ LLC  DAIWA SECURITIES AMERICA INC.

MERRILL LYNCH & CO.        MORGAN STANLEY DEAN WITTER       SALOMON SMITH BARNEY

                               ----------------

                      Prospectus dated December 14, 1998.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in NTT. You should read the entire prospectus carefully in evaluating an investment in NTT.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION

  NTT, together with its subsidiaries, is the largest provider of telecommunications services in Japan and operates one of the largest telephone networks in the world. Its predominant business is providing nationwide telecommunications services. These services fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services.

  Telephone services are the largest part of the business of NTT and its subsidiaries, representing approximately 66.7%, or (Yen)6.3 trillion, of total operating revenues of (Yen)9.5 trillion in fiscal year 1998. Sale of telecommunication equipment contributed 10.3% of operating revenues, other services, which include multimedia-related services and system development services, contributed 9.0%, leased circuit services 5.2%, data communication facility services 3.9%, ISDN services 3.9% and telegraph services 1.0%.

  NTT and its subsidiaries' telephone services consist primarily of local, long distance and wireless services. International telecommunications services were recently added after the adoption of amendments to the NTT Law, allowing NTT and its subsidiaries for the first time to provide consumers with a full range of telephony services. NTT is the principal provider of fixed-line services in Japan with approximately 60 million subscribers.

  NTT provides cellular telephone services through NTT DoCoMo, its 67.1% owned subsidiary. NTT DoCoMo, together with its subsidiaries, is the largest provider of cellular telephone services in Japan and the largest cellular operator in the world as measured by subscribers, with approximately 20.8 million subscribers as of September 30, 1998. NTT DoCoMo is NTT's largest subsidiary in terms of consolidated operating revenues and operating income in fiscal year 1998.

  NTT provides data communication facility services through NTT DATA, its 54.2% owned subsidiary. NTT DATA is the leading provider of information systems and computer networking in Japan. NTT DATA primarily engages in strategic planning, systems planning, and systems design and installation of information systems and computer networks.

REORGANIZATION

  In June 1997, the Diet passed amendments to the NTT Law implementing a plan proposed by the Ministry of Posts and Telecommunications, and accepted in principle by NTT, to reorganize NTT prior to December 20, 1999. Under the amendments, NTT will become a holding company. NTT's regional and long-distance businesses will be reorganized into three newly established wholly owned subsidiaries consisting of two regional telecommunications companies serving each of eastern and western Japan, and a long distance telecommunications company which will also offer international telecommunications services. The amendments also allow NTT to enter the international telecommunications business through subsidiaries prior to the reorganization with approval of the Minister of Posts and Telecommunications. NTT began offering international telecommunications services through a subsidiary on September 1, 1997.

  As a holding company after the reorganization, NTT intends to establish a clear group strategy, in addition to a focused business strategy and financial targets for the NTT group as a whole and for each business unit in the group. NTT believes that the reorganization will enable it to implement strategies to allocate resources more efficiently and create other synergies within the group. By clearly identifying the roles and responsibilities of the holding company and each group member, NTT intends to establish a corporate culture characterized by responsiveness, accountability and an emphasis on efficiency and profitability. The reorganization will enable NTT to centralize basic research and development efforts at the holding company level and share the results of those efforts within the group.

COMPETITIVE STRENGTHS

  .  Dominant market position in local, long distance and wireless markets

  .  Leader in multimedia related technology and optical fiber

  .  Largest beneficiary of increasing demand for multimedia

  .  Core performing assets -- NTT DoCoMo and NTT DATA

  .  Strong consolidated financial performance

STRATEGY

  . Strengthen competitiveness of core business by adopting a flexible and effective pricing strategy, promoting a shift from conventional phone lines to a digital public telecommunications network and providing diversified wireless services over a high quality digital wireless network

  . Improve efficiency by reducing the total number of employees through natural attrition and focusing capital investment in demand-oriented customer services

  . Promote development of multimedia business by constructing value-added networks, developing related platforms and content, using cost-effective technology to deploy optical fiber and deploying next generation wireless technology

  .  Increase commitment to international business

CHALLENGES

  .  Increasing competition in local, long distance and wireless markets

  .  Further deregulation of the pricing of telecommunications services

  . Possible effects of implementation of Long-run Incremental Cost Methodology or other measures to reduce permitted interconnection charges

  . High personnel costs associated with the current size and age-structure of NTT's workforce

  . Uncertain demand by end-users to extend the optical fiber network to their homes

RECENT DEVELOPMENTS

  NTT DOCOMO OFFERING

  On October 22, 1998 NTT DoCoMo completed its initial public offering and listed its stock on the First Section of the Tokyo Stock Exchange. NTT sold 218,000 shares of NTT DoCoMo's common stock, without par value, for total proceeds of (Yen)826.1 billion and NTT DoCoMo issued 327,000 new shares of stock for total proceeds of (Yen)1,236.5 billion. As a result of the offering, NTT's stake in NTT DoCoMo has been reduced from 94.7% to 67.1%.

  During fiscal year 1999, NTT and its subsidiaries will recognize pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income included in this prospectus.

  PHS SERVICES

  NTT's personal handyphone system, or PHS services, a digital microcellular system developed in Japan, are provided by NTT Personal Group. Since October 1997, the number of NTT Personal Group's PHS customers has steadily fallen. NTT's PHS services have operated at a loss over the past several years and NTT expects the PHS services to continue to operate at a loss over the next several years. As a result, NTT has concluded that it would be difficult to continue PHS services through NTT Personal Group and decided to transfer its PHS businesses to NTT DoCoMo. NTT completed the transfer on December 1, 1998 and expects to liquidate NTT Personal Group.

  SFAS 71 WRITE-OFF

  In its financial statements as of and for the six-month period ended September 30, 1998, NTT has discontinued the application of the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," or "SFAS 71," for all of its operations. Pursuant to the requirements of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises--Accounting for the Discontinuation of Application of FASB Statement No. 71," or "SFAS 101," NTT has recorded an extraordinary non-cash charge in its U.S. GAAP financial statements of (Yen)462 billion, net of income taxes in the amount of (Yen)427 billion, for the six-month period ended September 30, 1998 and has eliminated (Yen)889 billion of regulatory assets from its balance sheet as of September 30, 1998.

                              THE GLOBAL OFFERING

Global Offering:............  Up to 1,000,000 shares, consisting of the U.S.
                              offering, the international offering and the Japanese offering.

  U.S. Offering:..........    105,000 shares in the form of shares or ADSs.

  International
  Offering:...............    185,000 shares in the form of shares or ADSs.

  Japanese Offering:......    710,000 shares.

Selling Shareholder:........  All of the shares being offered in the global offering are being offered by the Minister of Finance of Japan, representing the Government of Japan. As of September 30, 1998, the Government owned 10,419,289.24 shares or 65.48% of NTT's outstanding shares and after the global offering the Government will own approximately 59% of NTT's outstanding shares.

Offering Price:.............  (Yen)855,000 per share
                              $37.00 per ADS (based on an exchange rate of (Yen)115.55 = $1.00 and adjusted for the ratio of 1/200th share per ADS)

The ADSs:...................  An American depositary receipt, or ADR, is a negotiable certificate issued by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American depositary shares, which are also referred to as ADSs. Each ADS represents an ownership interest in 1/200th of one share of NTT, which shares are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

Lock-up Agreement: .........  NTT and the Minister of Finance have agreed with the underwriters not to dispose of or hedge any of their shares of stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, other than, with respect to the Minister of Finance's agreement, to NTT for repurchase and cancellation or to an entity controlled by the Government of Japan that agrees to be bound by the foregoing restrictions, except with the prior written consent of the joint global coordinators. With respect to NTT's agreement with the underwriters, such agreement does not apply to any existing employee or director benefit plans.

Listing:....................  Tokyo Stock Exchange (and all other stock exchanges in Japan)
                              London Stock Exchange
                              New York Stock Exchange (ADSs)

Payment and Settlement:.....  The underwriters expect to deliver certificates representing the shares against payment therefor in yen in Tokyo through the central clearing system in Japan, known as JASDEC, on December 18, 1998 (Tokyo time). The underwriters expect to deliver ADSs against payment therefor in U.S. dollars in New York, New York through the facilities of DTC on December 18, 1998.
Security Codes:

  Shares..................    Tokyo Stock Exchange Securities Identification
                              Code: 9432
                              ISIN: JP3735400008
                              Common Code: 002364085
                              SEDOL: 6641373

  ADSs....................    CUSIP: 654624105
                              ISIN: US6546241059
                              SEDOL: 2639996

                         Summary Financial Information

  The summary financial information set forth below and certain data under Other Financial Data have been derived from the consolidated financial statements and notes thereto of NTT and its subsidiaries which have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements of NTT and its subsidiaries as of and for the years ended March 31, 1994, 1995, 1996, 1997 and 1998 have been audited by Price Waterhouse. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of NTT and its subsidiaries included in this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

                                                As of and for the years ended March 31,
                               -------------------------------------------------------------------------
                                   1994         1995         1996         1997         1998       1998
                               ------------ ------------ ------------ ------------ ------------ --------
                                              (Millions except per share amounts, percentages or ratios)
Statement of Income Data:
Operating revenues.............(Yen)6,686,976 (Yen)7,043,822 (Yen)7,908,643 (Yen)8,821,782 (Yen)9,450,013  $70,000
 Telephone.....................     4,879,929      5,039,474      5,557,674      6,038,146      6,306,034   46,711
 Telegraph.....................        80,987         90,559         96,746         98,683         92,211      683
 Leased circuit................       400,710        400,103        393,415        428,715        488,160    3,616
 Data communication
  facility.....................       237,457        259,520        301,365        337,934        372,765    2,761
 Sale of
  telecommunication
  equipment....................       308,906        401,957        606,102        889,834        969,586    7,182
 Miscellaneous.................       778,987        852,209        953,341      1,028,470      1,221,257    9,047
Operating expenses.............     6,296,893      6,653,588      7,212,492      8,052,307      8,577,968   63,540
Operating income...............       390,083        390,234        696,151        769,475        872,045    6,460
Extraordinary loss, net of
 taxes.........................            -              -              -              -              -        -
Net income (loss)..............        83,396         85,443        273,646        251,457        214,460    1,589
Net income per share of
 common stock..................         5,241          5,370         17,197         15,803         13,478      100
Balance Sheet Data:
Cash and cash equivalents......  (Yen)691,591   (Yen)582,447   (Yen)638,642   (Yen)821,140   (Yen)913,236   $6,765
Property, plant and
 equipment, net................    10,737,495     10,857,314     11,136,221     11,655,768     12,005,362   88,929
Total assets...................    14,076,677     14,397,961     15,399,448     16,475,094     17,352,531  128,537
Total liabilities..............     9,106,606      9,397,524     10,203,329     11,134,684     11,888,603   88,064
Total interest bearing debt....     4,425,602      4,720,401      4,986,208      5,597,520      6,058,526   44,878
Total shareholders' equity.....     4,970,071      5,000,437      5,196,119      5,340,410      5,463,928   40,473
Other Financial Data:
Capital expenditures...........(Yen)1,953,174 (Yen)1,994,775 (Yen)2,244,576 (Yen)2,612,878 (Yen)2,685,961 $ 19,896
Depreciation and
 amortization..................     1,717,745      1,832,063      1,909,768      2,093,314      2,281,843   16,903
Net cash provided by
 operating activities..........     2,090,738      1,920,627      2,306,778      2,650,708      2,730,607   20,227
Net cash used in investing
 activities....................     2,151,912      2,228,459      2,286,593      2,861,484      2,908,947   21,548
Adjusted EBITDA(1) ............     2,247,147      2,430,881      2,816,093      3,075,829      3,318,579   24,582
Adjusted EBITDA
 margin(1)(2)..................          33.6%          34.5%          35.6%          34.9%          35.1%
Net income (loss)
 margin(2).....................           1.2            1.2            3.5            2.9            2.3
Return on equity(3)............           1.68           1.71           5.37           4.77           3.97
Return on assets(4)............           2.85           2.74           4.67           4.83           5.16


                                  As of and for the six months
                                      ended September 30,
                               ----------------------------------
                                   1997         1998       1998
                               ------------ ------------ --------

                                          (unaudited)
Statement of Income Data:
Operating revenues............(Yen)4,637,146 (Yen)4,711,694 $34,901
 Telephone.....................    3,157,421      3,161,571  23,419
 Telegraph.....................       44,823         40,966     303
 Leased circuit................      237,386        250,785   1,858
 Data communication
  facility.....................      183,748        187,256   1,387
 Sale of
  telecommunication
  equipment....................      446,648        460,077   3,408
 Miscellaneous.................      567,120        611,039   4,526
Operating expenses.............    4,080,758      4,118,637  30,508
Operating income...............      556,388        593,057   4,393
Extraordinary loss, net of
 taxes.........................           -        (462,508) (3,426)
Net income (loss)..............      195,572       (172,893) (1,281)
Net income per share of
 common stock..................       12,291        (10,866)    (80)
Balance Sheet Data:
Cash and cash equivalents...... (Yen)511,217   (Yen)686,750  $5,087
Property, plant and
 equipment, net................   11,905,104     11,967,695  88,650
Total assets...................   16,582,752     16,834,182 124,698
Total liabilities..............   11,090,402     11,596,124  85,898
Total interest bearing debt....    5,646,654      5,923,261  43,876
Total shareholders' equity.....    5,492,350      5,238,058  38,800
Other Financial Data:
Capital expenditures...........    1,439,971      1,253,879   9,288
Depreciation and
 amortization..................    1,054,554      1,074,063   7,956
Net cash provided by
 operating activities..........    1,234,005      1,184,041   8,771
Net cash used in investing
 activities....................    1,537,122      1,184,079   8,771
Adjusted EBITDA(1) ............    1,688,950      1,733,621  12,842
Adjusted EBITDA
 margin(1)(2)..................         36.4%          36.8%
Net income (loss)
 margin(2).....................          4.2           (3.7)
Return on equity(3)............          3.61          (3.23)
Return on assets(4)............          3.37           3.47

------
(1) Adjusted EBITDA refers to operating income before deducting depreciation and amortization expenses and losses on sale and disposal of property, plant and equipment.
(2)  Calculated as a percentage of operating revenues.
(3) Calculated as net income (loss) as a percentage of average total shareholders' equity.
(4)  Calculated as operating income as a percentage of average total assets.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The summary unaudited pro forma financial information set forth below should be read in conjunction with the historical and pro forma consolidated financial statements of NTT, together with the related notes, included in this prospectus. The summary unaudited pro forma financial information gives effect to the NTT DoCoMo offering and the use of proceeds therefrom as if such transaction occurred with respect to the pro forma statement of income data as of the beginning of the periods indicated and with respect to the pro forma balance sheet data as of March 31, 1998 and September 30, 1998, as applicable. The pro forma financial information set forth below is not necessarily indicative of the operating results that actually would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

  The Pro Forma, as adjusted, column gives effect to the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo. The Pro Forma column only gives effect to the sale of the 218,000 shares. During the fiscal year ending March 31, 1999, NTT and its subsidiaries will recognize pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately
(Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income. For the interim period, NTT intends to use the proceeds from the sale of NTT DoCoMo shares to repay debt that will ultimately be re-borrowed in order to pay a special dividend and repurchase NTT's outstanding stock. Accordingly, the proceeds from the sales are reflected in cash and cash equivalents. The reduction in interest expense as a result of short-term debt repayments pending the expected share repurchase and special dividend is not material.

                                    AS OF AND FOR THE YEAR                       AS OF AND FOR THE SIX MONTHS
                                     ENDED MARCH 31, 1998                          ENDED SEPTEMBER 30, 1998
                         ----------------------------------------------  -----------------------------------------------
                                                           PRO FORMA,                                      PRO FORMA,
                           HISTORICAL      PRO FORMA      AS ADJUSTED      HISTORICAL      PRO FORMA       AS ADJUSTED
                         --------------  --------------  --------------  --------------  --------------  ---------------
                                                 (MILLIONS OF YEN EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
 DATA:
Operating revenues...... (Yen)9,450,013  (Yen)9,450,013  (Yen)9,450,013  (Yen)4,711,694  (Yen)4,711,694  (Yen) 4,711,694
Operating expenses......      8,577,968       8,577,968       8,577,968       4,118,637       4,118,637        4,118,637
Operating income........        872,045         872,045         872,045         593,057         593,057          593,057
Other expenses
 (income)...............        216,513         216,513         190,713          20,110          20,110            8,410
 Interest and amortiza-
  tion of bond discounts
  and issue costs.......        235,363         235,363         209,563         108,979         108,979           97,279
 Interest income........         (2,086)         (2,086)         (2,086)         (1,471)         (1,471)          (1,471)
 Gains on sales of
  subsidiary stocks.....            --              --              --          (69,106)        (69,106)         (69,106)
 Other, net.............        (16,764)        (16,764)        (16,764)        (18,292)        (18,292)         (18,292)
Income before income
 taxes..................        655,532         655,532         681,332         572,947         572,947          584,647
Income taxes............        418,276         418,276         431,476         284,803         284,803          290,803
 Current................        362,910         362,910         376,110         210,476         210,476          216,476
 Deferred...............         55,366          55,366          55,366          74,327          74,327           74,327
Extraordinary loss, net
 of taxes ..............            --              --              --         (462,508)       (462,508)        (462,508)
Income (loss) before
 minority interest......        237,256         237,256         249,856        (174,364)       (174,364)        (168,664)
Minority interest in
 consolidated
 subsidiaries...........        (32,275)        (59,523)        (91,091)         (3,261)        (19,668)         (38,057)
Equity in earnings of
 affiliated companies...          9,479           9,479           9,479           4,732           4,732            4,732
Net income (loss).......        214,460         187,212         168,244        (172,893)       (189,300)        (201,989)
Basic and diluted net
 income per share.......         13,478          11,765          10,573         (10,866)        (11,897)         (12,694)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ (Yen)  913,236  (Yen)1,739,376  (Yen)2,109,876  (Yen)  686,750  (Yen)1,512,890  (Yen) 1,883,390
Total assets............     17,352,531      18,178,671      18,176,184      16,834,182      17,660,322       17,659,213
Current liabilities.....      3,445,826       3,880,826       3,518,136       2,935,973       3,370,973        2,813,566
 Short-term borrowings..        456,995         456,995         269,235         428,689         428,689           99,339
 Current portion of
  long-term debt........        825,422         825,422         650,492         697,899         697,899          469,842
 Accrued taxes on
  income................        188,616         623,616         623,616         210,807         645,807          645,807
 Other current
  liabilities...........      1,974,793       1,974,793       1,974,793       1,598,578       1,598,578        1,598,578
Long-term liabilities...      8,306,737       8,306,737       7,803,427       8,440,242       8,440,242        8,131,649
 Long-term debt.........      4,776,109       4,776,109       4,272,799       4,796,673       4,796,673        4,488,080
 Liability for
  employees' severance
  payments..............      2,890,761       2,890,761       2,890,761       2,988,212       2,988,212        2,988,212
 Other long-term
  liabilities...........        639,867         639,867         639,867         655,357         655,357          655,357
Minority interest in
 consolidated
 subsidiaries...........        136,040         188,701         648,145         219,909         275,422          737,737
Retained earnings.......      2,051,205       2,389,684       2,793,753       1,834,221       2,169,848        2,572,424
Shareholders' equity....      5,463,928       5,802,407       6,206,476       5,238,058       5,573,685        5,976,261

                        SUMMARY OPERATING AND OTHER DATA

  The following table sets forth certain operating and other data for the five years ended March 31, 1998.

                                 AS OF AND FOR THE YEARS ENDED MARCH 31,
                          ------------------------------------------------------
                             1994       1995       1996       1997       1998
                          ---------- ---------- ---------- ---------- ----------
JAPANESE DEMOGRAPHIC AND
 ECONOMIC DATA:
Population
 (millions)(1)..........       124.8      125.0      125.6      125.9      126.2
GDP (trillions)(1)......  (Yen)476.7 (Yen)478.8 (Yen)489.2 (Yen)503.1 (Yen)504.6
GDP per capita
 (millions)(1)..........         3.8        3.8        3.9        4.0        4.0
JAPANESE
 TELECOMMUNICATIONS
 MARKET DATA:
Fixed line:
 Total number of
  telephone subscriber
  lines of NTT
  (millions)............        58.5       59.6       60.8       61.2       60.2
 Telephone subscriber
  line penetration rate
  (%)...................        46.9       47.7       48.4       48.6       47.7
 Total ISDN subscribers
  of NTT (millions).....         0.3        0.4        0.6        1.3        2.6
 Local market share
  (%)(2)................        98.8       98.7       98.6       97.7       97.1
 Long distance market
  share (%)(2)..........        70.9       68.7       68.1       64.3       59.4
Cellular:
 Total cellular
  subscribers in Japan
  (millions)............         2.1        4.3       10.2       20.9       31.5
 Cellular penetration
  rate (%)..............         1.7        3.5        8.2       16.6       25.0
 Cellular subscribers
  of NTT DoCoMo and its
  subsidiaries
  (millions)............         1.3        2.2        4.9       11.0       18.0
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(3)...        62.0       50.9       48.4       52.5       57.0
PHS:
 Total PHS subscribers
  in Japan (millions)...          --         --        1.5        6.0        6.7
 PHS penetration rate
  (%)...................          --         --        1.2        4.8        5.3
 NTT PHS subscribers
  (millions)............          --         --        0.4        1.9        1.9
 Market share of NTT
  and its subsidiaries
  (%)(3)................          --         --       26.1       30.7       28.3
TRAFFIC DATA OF NTT AND
 ITS SUBSIDIARIES:
Number of calls
 (millions):
  Fixed line tele-
   phone(4).............      74,238     77,278     78,201     79,891     73,668
  ISDN (voice and digi-
   tal)(4)..............         705      1,082      1,662      2,890      5,721
Hours of use (millions):
  Fixed line tele-
   phone(4).............       3,509      3,610      3,535      3,441      3,240
  ISDN (voice and digi-
   tal)(4)..............          22         34         56        121        290
  Cellular..............         N/A         61        121        252        448
EMPLOYEES (THOUSANDS):..         248        235        231        230        226

-------
N/A: Not Available.
(1) Based on the 1998 Economic White Paper.
(2) Market share data is based on number of calls.
(3) Market share data is based on number of subscribers.
(4) Based on NTT's end-to-end traffic only.

                         WHERE TO FIND MORE INFORMATION

  NTT files reports and other information with the SEC. These reports and other information about NTT can be read and copied at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Starting with NTT's Form 20-F for the fiscal year ended March 31, 1998, NTT's filings are also available to the public over the Internet at the SEC's web-site at http://www.sec.gov.

  NTT can "incorporate by reference" the information it files with the SEC, which means that NTT can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. NTT incorporates by reference its Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 1-8910) and its Report on Form 6-K/A dated December 9, 1998, each filed with the SEC pursuant to the Securities Exchange Act of 1934.

  In addition, any reports on Form 20-F, including any amendments thereto, that will be filed with the SEC and certain reports that NTT designates on Form 6-K that may be furnished to the SEC prior to the termination of this offering will also be incorporated by reference and considered part of this prospectus and will automatically update and supersede the information contained herein.

  You may request a copy of any document incorporated by reference, at no cost, by writing or telephoning NTT at 19-2, Nishi-Shinjuku 3-chome, Shinjuku-ku, Tokyo 163-8019, Japan, Attention: General Affairs Department, Investor Relations Section, telephone number: 813-5359-2122.

                           FORWARD LOOKING STATEMENTS

  Statements made in this prospectus and in documents incorporated by reference are forward looking statements. These include statements with respect to NTT and its subsidiaries' plans, strategies and beliefs and other statements that are not historical facts. The statements are based on management's assumptions and beliefs in light of the information currently available to it. These assumptions and beliefs include information concerning:

    . NTT and its subsidiaries; and

    . the economy and telecommunications industry in Japan and overseas.

The assumptions also involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Potential risks and uncertainties include, without limitation:

    . risks and uncertainties associated with the pricing of services;

    . the effects of deregulation of the telecommunications market and increased competition, including the content of the report of the Japanese Government's Deregulation Committee expected on or about December 15, 1998;

    . the success of NTT's reorganization; and

    . the ability of its subsidiaries, including without limitation NTT
      DoCoMo, to maintain growth and the success of new products and services and new businesses.

                                USE OF PROCEEDS

   The Minister of Finance of Japan, also referred to as MOF, representing the Government of Japan, will receive all of the proceeds from the sale of the shares or ADSs. NTT will not receive any proceeds. See "Principal Shareholders and Selling Shareholder."

                                 EXCHANGE RATES

  In certain parts of this prospectus, yen amounts have been translated into U.S. dollars for the convenience of investors. Unless otherwise noted herein, the rate used for the translations was (Yen)135 equal to $1.00, which was the approximate exchange rate on September 30, 1998. The following table sets forth the noon buying rates in New York City for cable transfers in yen as announced for customs purposes by the Federal Reserve Bank of New York--the "Noon Buying Rate"--for Japanese yen expressed in Japanese yen per $1.00. The Noon Buying Rate on December 11, 1998 was $1=(Yen)116.78. No representation is made that the Japanese yen or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Japanese yen, as the case may be, at any particular rate or at all.

                                                  YEARS ENDED MARCH 31,
                         -----------------------------------------------------------------------
                            1994        1995        1996        1997        1998       1999(1)
                         ----------- ----------- ----------- ----------- ----------- -----------
YEN EXCHANGE RATES PER
U.S. DOLLAR:
High.................... (Yen)114.20 (Yen)105.38 (Yen)107.29 (Yen)124.54 (Yen)133.99 (Yen)147.14
Low.....................      102.40       86.85       81.12      104.49      111.42      114.46
Average(2)..............      107.13       98.48       96.95      113.20      123.57      133.87
At period-end...........      102.40       86.85      107.00      123.72      133.29      116.78

--------
(1) Through December 11, 1998.
(2)  The average of month-end rates during the period.

  Fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect the U.S. dollar equivalent of the Japanese yen price of the shares on the Japanese stock exchanges and, as a result, are likely to affect the market price of the ADSs on the New York Stock Exchange. NTT will declare any cash dividends on shares in Japanese yen and exchange rate fluctuations will affect the U.S. dollar amounts received by holders of ADSs on conversion of cash dividends on the shares represented by the ADSs. See "Description of ADRs and Deposit Agreement."

                                 CAPITALIZATION

  The following table, which should be read in conjunction with NTT's historical and pro forma consolidated financial statements included herein, sets forth the unaudited consolidated capitalization of NTT and its subsidiaries as of September 30, 1998 and as adjusted to give pro forma effect to the NTT DoCoMo offering and the application of proceeds therefrom. Except as disclosed below, there has been no material change in the consolidated capitalization of NTT and its subsidiaries since March 31, 1998.

                                       AS OF SEPTEMBER 30, 1998
                          -----------------------------------------------------
                                 HISTORICAL           PRO FORMA, AS ADJUSTED
                          -------------------------- --------------------------
                                           (MILLIONS                  (MILLIONS
                           (MILLIONS OF       OF      (MILLIONS OF       OF
                               YEN)        DOLLARS)       YEN)        DOLLARS)
SHORT-TERM DEBT
Total short-term debt
 (including short-term
 borrowings and current
 portion of long-term
 debt)..................  (Yen) 1,126,588   $ 8,345  (Yen)   569,181   $ 4,216
                          ===============   =======  ===============   =======
LONG-TERM DEBT
Long-term debt..........  (Yen) 4,796,673   $35,531  (Yen) 4,488,080   $33,245
                          ---------------   -------  ---------------   -------
SHAREHOLDERS' EQUITY
Common stock,
 (Yen)50,000 par value..          795,600     5,893          795,600     5,893
 Authorized: 62,400,000
  shares
 Issued and outstanding:
  15,912,000 shares
Additional paid-in capi-
 tal....................        2,530,476    18,744        2,530,476    18,744
Legal reserve...........          107,094       793          107,094       793
Unrealized loss on secu-
 rities.................          (34,447)     (255)         (34,447)     (255)
Foreign currency trans-
 lation adjustments.....            5,114        38            5,114        38
Retained earnings.......        1,834,221    13,587        2,572,424    19,055
                          ---------------   -------  ---------------   -------
Total shareholders' eq-
 uity...................        5,238,058    38,800        5,976,261    44,268
                          ---------------   -------  ---------------   -------
Total capitalization....  (Yen)10,034,731   $74,331  (Yen)10,464,341   $77,513
                          ===============   =======  ===============   =======

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below and certain data under Other Financial Data have been derived from the consolidated financial statements and notes thereto of NTT and its subsidiaries which have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements of NTT and its subsidiaries as of and for the years ended March 31, 1994, 1995, 1996, 1997 and 1998 have been audited by Price Waterhouse. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of NTT and its subsidiaries included in this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

                                         AS OF AND FOR THE YEARS ENDED MARCH 31,
                    ---------------------------------------------------------------------------------------
                         1994            1995            1996            1997            1998        1998
                    --------------  --------------  --------------  --------------  --------------  -------
                                                              (MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF IN-
 COME DATA:
Operating
 revenues........   (Yen)6,686,976  (Yen)7,043,822  (Yen)7,908,643  (Yen)8,821,782  (Yen)9,450,013  $70,000
 Telephone.......        4,879,929       5,039,474       5,557,674       6,038,146       6,306,034   46,711
 Telegraph.......           80,987          90,559          96,746          98,683          92,211      683
 Leased circuit..          400,710         400,103         393,415         428,715         488,160    3,616
 Data
  communication
  facility.......          237,457         259,520         301,365         337,934         372,765    2,761
 Sale of
  telecommunication
  equipment......          308,906         401,957         606,102         889,834         969,586    7,182
 Miscellaneous...          778,987         852,209         953,341       1,028,470       1,221,257    9,047
Operating
 expenses........        6,296,893       6,653,588       7,212,492       8,052,307       8,577,968   63,540
 Personnel.......        2,340,760       2,328,917       2,285,502       2,266,599       2,345,609   17,375
 Depreciation,
  amortization
  and maintenance
  costs..........        2,315,517       2,624,199       2,809,602       2,998,550       3,185,044   23,593
 Other...........        1,640,616       1,700,472       2,117,388       2,787,158       3,047,315   22,572
Operating
 income..........          390,083         390,234         696,151         769,475         872,045    6,460
Other expenses
 (income)........          215,904         225,524         151,012         259,702         216,513    1,604
 Interest and
  amortization of
  bond discounts
  and issue
  costs..........          274,247         277,544         268,032         253,950         235,363    1,743
 Interest
  income.........          (13,102)         (5,967)         (2,066)         (1,839)         (2,086)     (15)
 Gains on sales
  of subsidiary
  stocks.........              --              --          (98,011)            --              --       --
 Other, net......          (45,241)        (46,053)        (16,943)          7,591        (16,764)     (124)
Income before
 income taxes ...          174,179         164,710         545,139         509,773         655,532    4,856
Income taxes.....           91,979          82,429         272,974         260,927         418,276    3,098
Extraordinary
 loss, net of
 taxes...........              --              --              --              --              --       --
Income before
 minority
 interests.......           82,200          82,281         272,165         248,846         237,256    1,758
Minority interest
 in consolidated
 subsidiaries....              754          (2,433)         (6,124)        (11,718)        (32,275)    (239)
Equity in
 earnings of
 affiliated
 companies.......              442           5,595           7,605          14,329           9,479       70
Net income
 (loss)..........           83,396          85,443         273,646         251,457         214,460    1,589
Net income (loss)
 per share of
 common stock....            5,241           5,370          17,197          15,803          13,478      100
                        AS OF AND FOR THE SIX MONTHS
                             ENDED SEPTEMBER 30,
                    ----------------------------------------
                         1997            1998        1998
                    --------------- --------------- --------
                                 (UNAUDITED)
STATEMENT OF IN-
 COME DATA:
Operating
 revenues........   (Yen)4,637,146  (Yen)4,711,694  $34,901
 Telephone.......        3,157,421       3,161,571   23,419
 Telegraph.......           44,823          40,966      303
 Leased circuit..          237,386         250,785    1,858
 Data
  communication
  facility.......          183,748         187,256    1,387
 Sale of
  telecommunication
  equipment......          446,648         460,077    3,408
 Miscellaneous...          567,120         611,039    4,526
Operating
 expenses........        4,080,758       4,118,637   30,508
 Personnel.......        1,158,680       1,103,619    8,175
 Depreciation,
  amortization
  and maintenance
  costs..........        1,491,252       1,541,795   11,421
 Other...........        1,430,826       1,473,223   10,912
Operating
 income..........          556,388         593,057    4,393
Other expenses
 (income)........          108,189          20,110      149
 Interest and
  amortization of
  bond discounts
  and issue
  costs..........          120,298         108,979      807
 Interest
  income.........           (1,135)         (1,471)     (11)
 Gains on sales
  of subsidiary
  stocks.........              --          (69,106)    (512)
 Other, net......         (10,974)         (18,292)    (135)
Income before
 income taxes ...          448,199         572,947    4,244
Income taxes.....          242,235         284,803    2,110
Extraordinary
 loss, net of
 taxes...........              --         (462,508)  (3,426)
Income before
 minority
 interests.......          205,964        (174,364)  (1,292)
Minority interest
 in consolidated
 subsidiaries....          (14,651)         (3,261)     (24)
Equity in
 earnings of
 affiliated
 companies.......            4,259           4,732       35
Net income
 (loss)..........          195,572        (172,893)  (1,281)
Net income (loss)
 per share of
 common stock....           12,291         (10,866)     (80)

                                         AS OF AND FOR THE YEARS ENDED MARCH 31,
                    ---------------------------------------------------------------------------------------
                         1994            1995            1996            1997            1998        1998
                    --------------  --------------  --------------  --------------  --------------  -------
                                               (MILLIONS EXCEPT PER SHARE AMOUNTS, PERCENTAGES OR RATIOS)
 BALANCE SHEET
  DATA:
 Cash and cash
  equivalents....   (Yen)  691,591  (Yen)  582,447  (Yen)  638,642   (Yen) 821,140  (Yen)  913,236  $ 6,765
 Notes and
  accounts
  receivable,
  trade..........          636,071         700,932       1,058,308         930,792       1,085,381    8,040
 Inventories.....          105,149         128,527         164,490         231,407         223,776    1,657
 Property, plant
  and equipment,
  net............       10,737,495      10,857,314      11,136,221      11,655,768      12,005,362   88,929
 Investments in
  affiliated
  companies......           83,945          79,013          86,900         113,762         201,945    1,496
 Marketable
  securities and
  other
  investments....          102,944         175,506         195,345         154,947         124,910      925
 Intangible and
  other assets...          923,597       1,118,326       1,324,893       1,654,289       1,904,503   14,107
 Total assets....       14,076,677      14,397,961      15,399,448      16,475,094      17,352,531  128,537
 Total
  liabilities....        9,106,606       9,397,524      10,203,329      11,134,684      11,888,603   88,064
 Accounts
  payable,
  trade..........          765,782         669,036         903,579       1,115,840       1,131,444    8,381
 Total interest
  bearing debt...        4,425,602       4,720,401       4,986,208       5,597,520       6,058,526   44,878
 Short term
  borrowings.....          127,584         147,265         208,438         387,544         456,995    3,385
 Current portion
  of long term
  debt...........          733,824         669,104         671,948         667,964         825,422    6,114
 Long term debt..        3,564,194       3,904,032       4,105,822       4,542,012       4,776,109   35,379
 Total
  shareholders'
  equity.........        4,970,071       5,000,437       5,196,119       5,340,410       5,463,928   40,473
 OTHER FINANCIAL
  DATA:
 Capital
  expenditures...   (Yen)1,953,174  (Yen)1,994,775  (Yen)2,244,576  (Yen)2,612,878  (Yen)2,685,961  $19,896
 Depreciation and
  amortization...        1,717,745       1,832,063       1,909,768       2,093,314       2,281,843   16,903
 Net cash
  provided by
  operating
  activities.....        2,090,738       1,920,627       2,306,778       2,650,708       2,730,607   20,227
 Net cash used in
  investing
  activities ....        2,151,912       2,228,459       2,286,593       2,861,484       2,908,947   21,548
 Research and
  development
  expenses.......          310,572         313,918         318,105         328,529         288,931    2,140
 Adjusted
  EBITDA(1)......        2,247,147       2,430,881       2,816,093       3,075,829       3,318,579   24,582
 Adjusted EBITDA
  margin(1)(2)...             33.6%           34.5%           35.6%           34.9%           35.1%
 Net income
  (loss)
  margin(2)......              1.2             1.2             3.5             2.9             2.3
 Return on
  equity(3)......             1.68            1.71            5.37            4.77            3.97
 Return on
  assets(4)......             2.85            2.74            4.67            4.83            5.16
 Return on
  capital
  employed(5)....             2.07            2.00            3.43            3.57            3.80
                    AS OF AND FOR THE SIX MONTHS
                         ENDED SEPTEMBER 30,
                    -------------------------------
                       1997        1998      1998
                    ----------- ----------- -------
                             (UNAUDITED)
 BALANCE SHEET
  DATA:
 Cash and cash
  equivalents....      511,217     686,750    5,087
 Notes and
  accounts
  receivable,
  trade..........      914,360   1,032,964    7,652
 Inventories.....      277,875     288,919    2,140
 Property, plant
  and equipment,
  net............   11,905,104  11,967,695   88,650
 Investments in
  affiliated
  companies......      165,838     239,451    1,774
 Marketable
  securities and
  other
  investments....      144,628     100,243      743
 Intangible and
  other assets...    1,738,781   1,314,095    9,734
 Total assets....   16,582,752  16,834,182  124,698
 Total
  liabilities....   11,090,402  11,596,124   85,898
 Accounts
  payable,
  trade..........      868,090     895,638    6,634
 Total interest
  bearing debt...    5,646,654   5,923,261   43,876
 Short term
  borrowings.....      304,520     428,689    3,175
 Current portion
  of long term
  debt...........      704,695     697,899    5,170
 Long term debt..    4,637,439   4,796,673   35,531
 Total
  shareholders'
  equity.........    5,492,350   5,238,058   38,800
 OTHER FINANCIAL
  DATA:
 Capital
  expenditures...    1,439,971   1,253,879    9,288
 Depreciation and
  amortization...    1,054,554   1,074,063    7,956
 Net cash
  provided by
  operating
  activities.....    1,234,005   1,184,041    8,771
 Net cash used in
  investing
  activities ....    1,537,122   1,184,079    8,771
 Research and
  development
  expenses.......          --          --       --
 Adjusted
  EBITDA(1)......    1,688,950   1,733,621   12,842
 Adjusted EBITDA
  margin(1)(2)...         36.4%       36.8%
 Net income
  (loss)
  margin(2)......          4.2        (3.7)
 Return on
  equity(3)......         3.61       (3.23)
 Return on
  assets(4)......         3.37        3.47
 Return on
  capital
  employed(5)....         2.47        2.56

--------
(1) Adjusted EBITDA refers to operating income before deducting depreciation and amortization expenses and losses on sale and disposal of property, plant and equipment.
(2) Calculated as a percentage of operating revenues.
(3) Calculated as net income (loss) as a percentage of average total shareholders' equity.
(4) Calculated as operating income as a percentage of average total assets.
(5) Calculated as operating income multiplied by (1 minus 51% (the marginal tax rate)) as a percentage of the sum of average total interest bearing debt and average total shareholders' equity.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information set forth below should be read in conjunction with the historical and pro forma consolidated financial statements of NTT, together with the notes thereto, included in this prospectus. The unaudited pro forma financial information gives effect to the NTT DoCoMo offering and the use of proceeds therefrom as if such transaction occurred with respect to the pro forma statement of income data as of the beginning of the periods indicated and with respect to the balance sheet data as of March 31, 1998 and September 30, 1998, as applicable. The pro forma financial information set forth below is not necessarily indicative of the operating results that actually would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

  The Pro Forma, as adjusted, column gives effect to the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo. The Pro Forma column only gives effect to the sale of the 218,000 shares. During the fiscal year ending March 31, 1999, NTT and its subsidiaries will recognize pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately
(Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income. For the interim period, NTT intends to use the proceeds from the sale of NTT DoCoMo shares to repay debt that will ultimately be re-borrowed in order to pay a special dividend and repurchase NTT's outstanding stock. Accordingly, the proceeds from the sales are reflected in cash and cash equivalents. The reduction in interest expense as a result of short-term debt repayments pending the expected share repurchase and special dividend is not material.

                                    AS OF AND FOR THE YEAR                       AS OF AND FOR THE SIX MONTHS
                                     ENDED MARCH 31, 1998                          ENDED SEPTEMBER 30, 1998
                         ----------------------------------------------  -----------------------------------------------
                                                           PRO FORMA,                                       PRO FORMA,
                           HISTORICAL      PRO FORMA      AS ADJUSTED      HISTORICAL       PRO FORMA      AS ADJUSTED
                         --------------  --------------  --------------  --------------  ---------------  --------------
                                                 (MILLIONS OF YEN EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
 DATA:
Operating revenues...... (Yen)9,450,013  (Yen)9,450,013  (Yen)9,450,013  (Yen)4,711,694   (Yen)4,711,694  (Yen)4,711,694
Operating expenses......      8,577,968       8,577,968       8,577,968       4,118,637        4,118,637       4,118,637
Operating income........        872,045         872,045         872,045         593,057          593,057         593,057
Other expenses
 (income)...............        216,513         216,513         190,713          20,110           20,110           8,410
 Interest and amortiza-
  tion of bond discounts
  and issue costs.......        235,363         235,363         209,563         108,979          108,979          97,279
 Interest income........         (2,086)         (2,086)         (2,086)         (1,471)          (1,471)         (1,471)
 Gains on sales of
  subsidiary stocks.....            --              --              --          (69,106)         (69,106)        (69,106)
 Other, net.............        (16,764)        (16,764)        (16,764)        (18,292)         (18,292)        (18,292)
Income before income
 taxes..................        655,532         655,532         681,332         572,947          572,947         584,647
Income taxes............        418,276         418,276         431,476         284,803          284,803         290,803
 Current................        362,910         362,910         376,110         210,476          210,476         216,476
 Deferred...............         55,366          55,366          55,366          74,327           74,327          74,327
Extraordinary loss, net
 of taxes...............            --              --              --         (462,508)        (462,508)       (462,508)
Income (loss) before
 minority interest......        237,256         237,256         249,856        (174,364)        (174,364)       (168,664)
Minority interest in
 consolidated
 subsidiaries...........        (32,275)        (59,523)        (91,091)         (3,261)         (19,668)        (38,057)
Equity in earnings of
 affiliated companies...          9,479           9,479           9,479           4,732            4,732           4,732
Net income (loss).......        214,460         187,212         168,244        (172,893)        (189,300)       (201,989)
Basic and diluted net
 income per share.......         13,478          11,765          10,573         (10,866)         (11,897)        (12,694)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ (Yen)  913,236  (Yen)1,739,376  (Yen)2,109,876  (Yen)  686,750  (Yen) 1,512,890  (Yen)1,883,390
Total assets............     17,352,531      18,178,671      18,176,184      16,834,182       17,660,322      17,659,213
Current liabilities.....      3,445,826       3,880,826       3,518,136       2,935,973        3,370,973       2,813,566
 Short-term borrowings..        456,995         456,995         269,235         428,689          428,689          99,339
 Current portion of
  long-term debt........        825,422         825,422         650,492         697,899          697,899         469,842
 Accrued taxes on
  income................        188,616         623,616         623,616         210,807          645,807         645,807
 Other current
  liabilities...........      1,974,793       1,974,793       1,974,793       1,598,578        1,598,578       1,598,578
Long-term liabilities...      8,306,737       8,306,737       7,803,427       8,440,242        8,440,242       8,131,649
 Long-term debt.........      4,776,109       4,776,109       4,272,799       4,796,673        4,796,673       4,488,080
 Liability for
  employees' severance
  payments..............      2,890,761       2,890,761       2,890,761       2,988,212        2,988,212       2,988,212
 Other long-term
  liabilities...........        639,867         639,867         639,867         655,357          655,357         655,357
Minority interest in
 consolidated
 subsidiaries...........        136,040         188,701         648,145         219,909          275,422         737,737
Retained earnings.......      2,051,205       2,389,684       2,793,753       1,834,221        2,169,848       2,572,424
Shareholders' equity....      5,463,928       5,802,407       6,206,476       5,238,058        5,573,685       5,976,261

                            SELECTED OPERATING DATA

  The following table sets forth certain operating and other data for the five years ended March 31, 1998.

                                           AS OF AND FOR THE YEARS
                                               ENDED MARCH 31,
                            ------------------------------------------------------
                               1994       1995       1996       1997       1998
                            ---------- ---------- ---------- ---------- ----------
 JAPANESE DEMOGRAPHIC AND
  ECONOMIC DATA:
 Population
  (millions)(1)..........        124.8      125.0      125.6      125.9      126.2
 GDP (trillions)(1)......   (Yen)476.7 (Yen)478.8 (Yen)489.2 (Yen)503.1 (Yen)504.6
 GDP per capita
  (millions)(1)..........          3.8        3.8        3.9        4.0        4.0
 JAPANESE
  TELECOMMUNICATIONS
  MARKET DATA:
 Fixed line:
 Total number of
  telephone subscriber
  lines of NTT
  (millions).............         58.5       59.6       60.8       61.2       60.2
 Telephone subscriber
  line penetration
  rate(%)................         46.9       47.7       48.4       48.6       47.7
 Total ISDN subscribers
  of NTT (millions)......          0.3        0.4        0.6        1.3        2.6
 Local market share
  (%)(2).................         98.8       98.7       98.6       97.7       97.1
 Long distance market
  share (%)(2)...........         70.9       68.7       68.1       64.3       59.4
 Cellular:
 Total cellular
  subscribers in Japan
  (millions).............          2.1        4.3       10.2       20.9       31.5
 Cellular penetration
  rate (%)...............          1.7        3.5        8.2       16.6       25.0
 Cellular subscribers of
  NTT DoCoMo and its
  subsidiaries
  (millions).............          1.3        2.2        4.9       11.0       18.0
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(3)....         62.0       50.9       48.4       52.5       57.0
 PHS:
 Total PHS subscribers in
  Japan (millions).......           --         --        1.5        6.0        6.7
 PHS penetration rate
  (%)....................           --         --        1.2        4.8        5.3
 NTT PHS subscribers
  (millions).............           --         --        0.4        1.9        1.9
 Market share of NTT and
  its subsidiaries
  (%)(3).................           --         --       26.1       30.7       28.3
 TRAFFIC DATA OF NTT AND
  ITS SUBSIDIARIES:
 Number of calls
  (millions):
 Fixed line
  telephone(4)...........       74,238     77,278     78,201     79,891     73,668
 ISDN (voice and
  digital)(4)............          705      1,082      1,662      2,890      5,721
 Hours of use (millions):
 Fixed line
  telephone(4)...........        3,509      3,610      3,535      3,441      3,240
 ISDN (voice and
  digital)(4)............           22         34         56        121        290
 Cellular................          N/A         61        121        252        448
 EMPLOYEES (THOUSANDS):..          248        235        231        230        226

--------
N/A: Not Available.
(1) Based on the 1998 Economic White Paper.
(2) Market share data is based on number of calls.
(3) Market share data is based on number of subscribers.
(4) Based on NTT's end-to-end traffic only.

                              RECENT DEVELOPMENTS

NTT DOCOMO OFFERING

  On October 22, 1998, NTT DoCoMo completed its initial public offering and listed its stock on the First Section of the Tokyo Stock Exchange. NTT sold 218,000 shares of NTT DoCoMo's common stock, without par value, for total proceeds of (Yen)826.1 billion and NTT DoCoMo issued 327,000 new shares of stock for total proceeds of (Yen)1,236.5 billion. As a result of the offering, NTT's stake in NTT DoCoMo has been reduced from 94.7% to 67.1%. Following shareholder approval at the next ordinary meeting of shareholders in June 1999, as well as an approval of the Minister of Posts and Telecommunications, or MPT, NTT intends to use the proceeds from its sale of NTT DoCoMo shares to repurchase approximately (Yen)120 billion of NTT's outstanding common stock and to pay a special dividend of (Yen)5,000 per share to NTT's shareholders of record on March 31, 1999, and for general corporate purposes. NTT DoCoMo and its subsidiaries also expect to use the proceeds to repay debt, to fund current and future capital expenditures and for general corporate purposes.

  During fiscal year 1999, NTT and its subsidiaries will recognize pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income included in this prospectus.

  According to media reports in the spring of 1997, the Fair Trade Commission has suggested that NTT's dominant position as provider of local telephone service is an obstacle to fair competition among wireless telecommunications companies and that NTT's ownership of NTT DoCoMo should be reduced to substantially less than 50%. In response to the media reports, NTT stated that its ownership of NTT DoCoMo does not have any adverse effects on fair competition.

REPORT OF DEREGULATION COMMITTEE

  The Deregulation Committee, an advisory committee set up by the Japanese Cabinet Decision of December 20, 1997, is expected on or about December 15 to issue a report with respect to government deregulation in a number of sectors of the Japanese economy. While the report may reflect a desire for NTT's complete privatization at some point in the future when monopoly in the regional telecommunications markets is eliminated, it may recommend that effective action should be taken to promote substantive competition between the two regional companies, NTT East and NTT West, after the planned reorganization. See "Business--Reorganization." Such report is also expected to include a recommendation that in the future the reorganized NTT be required to reduce its ownership of NTT DoCoMo to the level where competition between NTT DoCoMo and the two regional companies is facilitated. If such recommendation is made by the Deregulation Committee, it has not been decided at this time what action, if any, may be taken by the Government and it is not clear at this time to what level the reorganized NTT's shareholding of NTT DoCoMo might be required to be reduced.

  NTT has stated that its ownership of NTT DoCoMo does not have any adverse effects on fair competition, and continues to maintain that view. In addition, in 1991 NTT stated that it would aim to list NTT DoCoMo shares after approximately five years from its establishment, and that it would reduce its shareholding in NTT DoCoMo in conjunction with opportunities such as the listing. Following such statement, on October 22, 1998, NTT listed NTT DoCoMo shares and reduced its shareholding from 94.7% to 67.1%.

PHS SERVICES

  NTT's PHS services are provided by NTT Personal Group. Since October 1997, the number of NTT Personal Group's PHS customers has steadily fallen. NTT's PHS services have operated at a loss over the past several years and NTT expects the PHS services to continue to operate at a loss over the next several years. As a result, NTT has concluded that it would be difficult to continue PHS services through NTT Personal Group and decided to transfer its PHS businesses to NTT DoCoMo and its subsidiaries. NTT completed the transfer on December 1, 1998 and expects to liquidate NTT Personal Group. NTT expects that NTT DoCoMo and its subsidiaries can realize synergies through the combination of its cellular services with the PHS business, including by utilizing PHS's superior data transmission capability and by integrating PHS products and services into the existing sales and distribution network of NTT DoCoMo and its subsidiaries, although there can be no assurance that the PHS business will not continue to have an adverse effect on the financial results and operations of NTT and its subsidiaries. Neither the transfer nor the expected synergies are reflected in the pro forma consolidated financial statements included herein.

SFAS 71 WRITE-OFF

  In its financial statements as of and for the six-month period ended September 30, 1998, NTT has discontinued the application of the provisions of SFAS 71 for all of its operations. Pursuant to the requirements of SFAS 101, NTT has recorded an extraordinary non-cash charge in its U.S. GAAP financial statements of (Yen)462 billion, net of income taxes in the amount of (Yen)427 billion, for the six-month period ended September 30, 1998 and has eliminated
(Yen)889 billion of regulatory assets from its balance sheet as of September 30, 1998.

SPECIAL DIVIDEND AND SHARE REPURCHASE

  On October 22, 1998, NTT announced plans to pay a special dividend of
(Yen)5,000 per share to shareholders of record as of March 31, 1999, in addition to an ordinary dividend of (Yen)2,500 to shareholders of record as of the same date, and repurchase approximately (Yen)120 billion of outstanding shares. The payment of dividends and the share repurchase will be made using a portion of the proceeds from the NTT DoCoMo offering and will take place following approval at the next ordinary meeting of shareholders in June 1999, as well as an approval of MPT.

JAPANESE ECONOMY

  The sluggish Japanese economy had a negative impact on NTT's fixed-line telephone traffic in fiscal year 1998. In fiscal year 1998, sluggish economic conditions contributed to a decrease in NTT end-to-end fixed-line telephone traffic from 79,891 million calls in fiscal year 1997 to 73,668 million calls in fiscal year 1998 and 3,441 million hours of use in fiscal year 1997 to 3,240 million hours of use in fiscal year 1998.

  During the six-month period ended September 30, 1998, the Japanese economy remained stagnant due to weak consumer spending and lower capital investment by small and middle-size firms. This sluggishness in the Japanese economy continued to have a negative impact on the rate of growth in operating revenues for the six-month period ended September 30, 1998. Although other factors also contributed to the decrease in the rate of growth of operating revenues, the sluggish Japanese economy was one factor which contributed to the decline. Operating revenues for the six-month period ended September 30, 1998 increased 1.6% to (Yen)4,711,694 million from (Yen)4,637,146 million for the six-month period ended September 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  Significant changes in the legislative and regulatory framework for telecommunications in Japan have occurred since 1985, including the introduction of telecommunications reform laws aimed at promoting competition in the telecommunications services market.

  In June 1997, the Diet passed amendments to the NTT Law which implement a plan proposed by MPT, and accepted in principle by NTT, to reorganize NTT. Following the reorganization, NTT will continue to exist as a holding company. The principal sources of NTT's cash revenues will be dividends from its subsidiaries. NTT is also considering the sharing of certain research and development costs and management costs with its subsidiaries. At this time, the ultimate effect of the implementation of the amendments to the NTT Law on the financial position and results of operations of NTT and its subsidiaries cannot be determined. See "Business--Reorganization."

  In order to promote further competition in the telecommunications market, and as part of the Government's overall policy toward deregulation, the Telecommunications Business Law--the "Telecom Business Law"--was revised in May 1998. NTT is subject to the special rules applicable under the revised Telecom Business Law, which became effective on November 1, 1998. It is expected that until the reorganization, rates for regional telecommunications services provided by NTT will continue to be subject to MPT approval, while rates for such services provided by the regional companies after the reorganization will be subject to a price-cap system. See "Regulatory Developments--Price-Cap System."

  In June 1997, the Diet revised the Telecom Business Law in an attempt to promote transparent, fair, prompt and reasonable interconnection. The conditions upon which network access is offered will be of great significance to the development of the Japanese telecommunications market. The cost of interconnection to NTT's network is expected to be a significant part of the operating costs of competing network operators, and, as competition grows, increasingly important to NTT.

  In May 1998, the U.S. Government and the Japanese Government issued a status report in which the Japanese Government expressed its intent to introduce "Long-run Incremental Cost Methodology" for the setting of interconnection charges. At this time, the ultimate results of the introduction of Long-run Incremental Cost Methodology on the financial position and results of operations of NTT and its subsidiaries cannot be determined. See "Regulatory Developments--Interconnection."

SFAS 71 WRITE-OFF

  In its financial statements as of and for the six-month period ended September 30, 1998, NTT has discontinued the application of the provisions of SFAS 71 for all of its operations. Under SFAS 71, NTT had accounted for the effects of the rate-making process by establishing certain regulatory assets, including the deferral of certain costs. Pursuant to the requirements of SFAS 101, NTT has recorded an extraordinary non-cash charge in its U.S. GAAP financial statements of (Yen)462 billion, net of income taxes in the amount of
(Yen)427 billion, for the six-month period ended September 30, 1998 and has eliminated (Yen)889 billion of regulatory assets from its balance sheet as of September 30, 1998.

  After assessing the recent revision of the Telecom Business Law and proposed price-cap system, NTT recognizes that it is required under SFAS 101 to change its accounting for regulated operations. NTT's determination that it is no longer eligible for the continued application of SFAS 71 is based on the belief that the convergence of competition, technological change, actual and potential regulatory and legislative actions, and other factors are creating open and competitive markets.

NTT DOCOMO OFFERING

  On October 22, 1998, NTT DoCoMo completed its initial public offering and listed its stock on the First Section of the Tokyo Stock Exchange. See "Recent Developments--NTT DoCoMo Offering." During fiscal year 1999, NTT and its subsidiaries will recognize pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income included in this prospectus.

YEAR 2000 PROBLEM

  NTT and its subsidiaries recognize the potential for the Year 2000 Problem to disrupt the smooth operation of computer systems. To mitigate such risk, NTT and its subsidiaries began an in-house investigation in March 1995, and in the following November established a task force to promote NTT-wide preparations based on the efficient sharing of related information. NTT and its subsidiaries are addressing both information technology ("IT") and non-IT systems.

  With a number of favorable conditions, such as the ability of its network infrastructure to handle a four digit century and the conversion of intracompany support systems to a four digit century as an intercorporate standard in 1992, management estimates that costs related to the Year 2000 Problem for NTT and its subsidiaries will be approximately (Yen)5.1 billion. However, this estimate may be revised should problems occur from outside sources or due to unforeseen circumstances. NTT and its subsidiaries presently believe that the Year 2000 Problem will not pose significant operational problems for its systems. However, if the anticipated modifications and conversions are not completed on a timely basis, or if the systems of other companies on which the systems and operations of NTT and its subsidiaries rely are not converted on a timely basis, the Year 2000 Problem could have an adverse effect on the operations of NTT and its subsidiaries.

  To the extent NTT has not already implemented a four digit century on its computer systems, NTT and its subsidiaries have completed renovation and begun final testing and validation on the majority of its computer systems. NTT and its subsidiaries have already completed changes determined to be necessary on a smaller number of its computer systems, and such systems are currently in use. At the same time, NTT and its subsidiaries have begun renovation of the remaining portion of its systems. NTT and its subsidiaries have set a target of June 1999 for renovation to be completed at its network infrastructure and intracompany support systems, but no assurance can be given that this schedule will be met.

  NTT and its subsidiaries are taking steps to assess the level of risk by acquiring information from external vendors to confirm the status of compliance measures by such vendors for the Year 2000 Problem and performing tests where necessary. However, given the reliance on third party information and the difficulty of determining potential errors, no assurance can be given that the computer systems or operations of NTT and its subsidiaries will not be affected by mistakes, if any, of third parties or third party failures to complete the Year 2000 project on a timely basis.

  NTT and its subsidiaries recognize the importance or readiness for potential worst case scenarios. As a result, NTT and its subsidiaries are working to identify scenarios requiring contingency plans and to develop any necessary plans.

RESULTS OF OPERATIONS

  For the six-month period ended September 30, 1998 and fiscal years 1998 and 1997, operating revenues increased 1.6%, 7.1% and 11.5%, respectively. For the six-month period ended September 30, 1998, strong demand for cellular telephone services and digital-related services, including ISDN services, high-speed digital leased circuit services and open computer network services or OCN services caused by increased demand for Internet access, contributed to the growth in operating revenues, offsetting the negative impact of the sluggish Japanese economy and a reduction in rates for long distance services. In fiscal year 1998, growth in cellular telephone services and digital-related services offset the negative impact of the rate reduction for long distance services and a reduction in interconnection charges paid by certain competing Type I Carriers (so called "NCCs"--New Common Carriers) for network access. In fiscal year 1997, the increase in operating revenues was caused mainly by growth in revenues from cellular telephone services and digital-related demand. Operating income increased 6.6% for the six-month period ended September 30, 1998 and 13.3% in fiscal year 1998, following an increase of 10.5% in fiscal year 1997.

  NTT recorded a net loss of (Yen)173 billion for the six-month period ended September 30, 1998, primarily as a result of the (Yen)462 billion extraordinary non-cash after-tax charge reflecting the discontinuance of the application of the provisions of SFAS 71 for all of its operations. Excluding this extraordinary one-time item, net income increased 48.1% to (Yen)290 billion. Net income declined 14.7% in fiscal year 1998 and declined 8.1% in fiscal year 1997.

  Because the services of NTT and its subsidiaries are integrated, it is not practical to segregate and quantify the effects of factors related to sales volume and factors related to price on operating revenues in a wholly meaningful fashion. NTT and its subsidiaries have achieved significant cost reductions since incorporation and have recorded increased revenues despite substantial rate reductions.

  Rate reductions are affecting revenues from the long distance and leased circuit services of NTT and its subsidiaries. In addition, downward revisions to interconnection rates charged to NCCs for accessing the network of NTT and its subsidiaries have had an adverse impact on interconnection revenues.

  NTT has implemented the following rate reductions for long distance services for the periods indicated below:

                                                        ESTIMATED ANNUAL IMPACT
                                                        ON NTT'S REVENUE BASED
                                                       ON THE VOLUME OF SERVICES
   FISCAL YEAR(1)                       EFFECTIVE DATE   AT THE EFFECTIVE DATE
   --------------                       -------------- -------------------------
                                                           (BILLIONS OF YEN)
   1994................................ October 1993           (Yen)270
   1996................................ March 1996                   60
   1997................................ February 1997                60
   1998................................ February 1998                80

--------
(1) There were no rate reductions during fiscal year 1995.

  As the effective dates have not coincided with the beginning of fiscal years, the estimated impact does not fully correspond with the impact for the fiscal years in which the changes went into effect. In addition, demand is affected by such factors as the marketing strategies of competitors and general economic conditions.

  NTT increased the rate it charges for its directory assistance services in February 1995 and October 1995. NTT also increased rates for public telephone call charges in fiscal years 1994 and 1995. These factors had the effect of increasing revenues approximately (Yen)100 billion per 12-month period. In February 1995, NTT increased its monthly charge for basic exchange lines. This factor had the effect of increasing revenues approximately (Yen)190 billion per 12-month period. NTT applied for a further revision of its directory assistance services charges to MPT in December 1997. This revision was partially implemented in May 1998 following the approval of MPT and will be further implemented in May 1999. This revision is expected to have the effect of increasing NTT's revenues by (Yen)15 billion per 12-month period.

  The following table sets forth a breakdown by category of operating revenues for NTT and its subsidiaries for the six-month periods ended September 30, 1997 and 1998.

                                                               PERCENT INCREASE
                                           SIX MONTHS ENDED    SIX MONTHS ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                         --------------------- ----------------
                                            1997       1998          1998
                                         ---------- ---------- ----------------
                                              (BILLIONS)
Operating Revenues
Telephone............................... (Yen)3,157 (Yen)3,162        0.1%
Telegraph...............................         45         41       (8.6)
Leased circuit..........................        237        251        5.6
Data communication facility.............        184        187        1.9
ISDN....................................        157        248       58.4
Sale of telecommunications equipment....        447        460        3.0
Other(1)................................        410        363      (11.6)
                                         ---------- ----------
  Total................................. (Yen)4,637 (Yen)4,712        1.6%
                                         ========== ==========

--------
(1) Revenues attributable to other services consist of revenues attributable to miscellaneous services minus revenues attributable to ISDN services.

  The following table sets forth a breakdown by category of the operating revenues for NTT and its subsidiaries for fiscal years 1996, 1997 and 1998.

                                                                PERCENT INCREASE
                                                                   YEARS ENDED
                                 YEARS ENDED MARCH 31,              MARCH 31,
                         -------------------------------------- ------------------
                            1996       1997       1998    1998    1997      1998
                         ---------- ---------- ---------- ----- --------  --------
                                       (BILLIONS)
Operating Revenues
Telephone............... (Yen)5,558 (Yen)6,038 (Yen)6,306 $46.7      8.6%      4.4%
Telegraph...............         97         99         92   0.7      2.0      (6.6)
Leased circuit..........        393        429        488   3.6      9.0      13.9
Data communication
 facility...............        301        338        373   2.8     12.1      10.3
ISDN....................        127        190        368   2.7     50.0      93.2
Sale of
 telecommunication
 equipment..............        606        890        970   7.2     46.8       9.0
Other(1)................        827        838        853   6.3      1.4       1.8
                         ---------- ---------- ---------- -----
  Total................. (Yen)7,909 (Yen)8,822 (Yen)9,450 $70.0     11.5%      7.1%
                         ========== ========== ========== =====

--------
(1) Revenues attributable to other services consist of revenues attributable to miscellaneous services minus revenues attributable to ISDN services.

SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1998 COMPARED WITH SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1997

OPERATING REVENUES

  The operating revenues for NTT and its subsidiaries are divided into the following seven service categories: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services.

  NTT and its subsidiaries believe that competition in the telecommunications markets has changed from competition based primarily on price to competition based on the quality and variety of services provided. To compete more effectively, NTT and its subsidiaries have introduced a range of new services, including discount services designed to provide optional calling plans to different customer segments and value-added services. In addition, NTT and its subsidiaries have continued to take steps to enhance operational efficiency and improve customer service.

  Although other factors also contributed to the decrease in the rate of growth of operating revenues, continued sluggishness in the Japanese economy continued to have a negative impact on the rate of growth in operating revenues for the six-month period ended September 30, 1998. Operating revenues for the six-month period ended September 30, 1998 increased 1.6% to (Yen)4,711,694 million from
(Yen)4,637,146 million for the six-month period ended September 30, 1997.

  TELEPHONE SERVICES

  Operating revenues from telephone services increased 0.1% in the six-month period ended September 30, 1998 to (Yen)3,162 billion, accounting for 67.1% of operating revenues. NTT's telephone services consist of telephone subscriber, cellular telephone, PHS, public telephone and other services. Demand for cellular telephone services supported the increase.

  Telephone Subscriber Services

  Owing to an increase in sales of ISDN services, the number of subscriber lines in use decreased 1.56 million from September 30, 1997 to 59.46 million subscriber lines at September 30, 1998.

  Although the six-month period ended September 30, 1998 represented a continuation of the decrease in the total number of subscriber lines from the end of fiscal year 1998, management believes that the majority of lost subscriber lines represent customers switching from analog subscriber lines to ISDN lines.

  In February 1998, NTT reduced the rate for daytime calls over 100 kilometers from (Yen)110 to (Yen)90 for a three-minute call. This rate reduction had a negative impact on operating revenues during the six-month period ended September 30, 1998 of approximately (Yen)40 billion.

  NTT applied for a further revision of its directory assistance service charges to MPT in December 1997. This revision was partially implemented in May 1998 following the approval of MPT and will be further implemented in May 1999. This revision is expected to have the effect of increasing NTT's revenues by
(Yen)15 billion per 12-month period.

  Cellular Telephone Services

  In the six-month period ended September 30, 1998, the market for cellular telephone services continued to expand and total cellular telephone subscribers in Japan reached 36.5 million at September 30, 1998, representing 40.1% growth since September 30, 1997. The number of NTT DoCoMo's subscribers reached approximately 20.8 million at September 30, 1998, a 44.2% increase from September 30, 1997. In the six-month period ended September 30, 1998, NTT DoCoMo's cellular telephone traffic continued to grow in terms of number of calls as well as hours of use, reflecting the expansion of its market.

  PHS Services

  Initially, PHS services grew rapidly by providing inexpensive services with small and lightweight terminals. In September 1997, the number of subscribers reached seven million. Since October 1997, however, the number of customers has steadily fallen. NTT has decided to transfer its PHS businesses to NTT DoCoMo and its subsidiaries. See "Recent Developments--PHS Services."

  TELEGRAPH SERVICES

  Operating revenues from telegraph services declined 8.6% in the six-month period ended September 30, 1998 to (Yen)41 billion, accounting for 0.9% of operating revenues. This revenue category includes both telegram and telex services.

  The number of telegrams sent declined 5.3% to 17.1 million telegrams. Telegrams sent for weddings and condolences continued to decline during the period.

  In telex services, the number of subscribers continued to decline during the six-month period ended September 30, 1998, reflecting the ongoing shift toward the use of facsimile machines, e-mail and other alternative means of communication.

  LEASED CIRCUIT SERVICES

  Operating revenues from leased circuit services grew 5.6% in the six-month period ended September 30, 1998 to (Yen)251 billion, accounting for 5.3% of operating revenues. Strong demand for high-speed digital leased circuit services was driven by the trend toward rapid, digital telecommunications networks and LAN/WAN construction in the corporate sector. Sales growth was supported by "Digital Access 64," a low-cost service with simplified functions, and "Digital Access 128."

  The number of high-speed digital circuits grew 38.9% from 140,000 as of September 30, 1997 to 195,000 at September 30, 1998, and the number of conventional leased circuits decreased 7.9% to 866,000 as customers switched to high-speed communications services.

  In an effort to rebalance its rate structure in its leased circuit services, NTT implemented tariff revisions for the services. Revisions took effect in September 1995, April 1996, April 1997 and April 1998. These revisions are estimated by NTT to have the effect of decreasing NTT's revenues by (Yen)42 billion per 12-month period.

  In the six-month period ended September 30, 1998, NTT introduced low-cost services with simplified functions such as "Digital Access 1500" for communication within 30 kilometers and "Digital Reach" for communication over 30 kilometers.

  DATA COMMUNICATION FACILITY SERVICES

  Operating revenues from data communication facility services increased 1.9% in the six-month period ended September 30, 1998 to (Yen)187 billion, accounting for 4.0% of operating revenues.

  INTEGRATED SERVICES DIGITAL NETWORK (ISDN)

  Operating revenues for ISDN services increased 58.4% in the six-month period ended September 30, 1998 to (Yen)248 billion. Growth in ISDN services was driven by strong demand in the corporate sector and the growing penetration of Internet services in homes. NTT's ISDN services comprise INS-Net 64 and INS-Net 1500.

  In June 1998, NTT introduced "INS Area Plus," which allows customers to make calls extending to adjacent areas, or up to 20 kilometers, at a cost of (Yen)10 in the daytime for three minutes and (Yen)10 for four minutes during late night hours and early morning by paying a fixed monthly fee.

  The number of INS-Net 64 (64 kilobit per second) subscribers at September 30, 1998 was 3.0 million, an increase of 86.2% compared to September 30, 1997, and the number of INS-Net 1500 subscribers grew 40.3% to 39,000 due to the strong demand for Internet access.

  SALE OF TELECOMMUNICATION EQUIPMENT

  Operating revenues from sales of telecommunication equipment grew 3.0% in the six-month period ended September 30, 1998 to (Yen)460 billion, or 9.8% of operating revenues. An increase in the sales of cellular telephone terminals was the primary factor contributing to this growth.

  OTHER SERVICES

  Operating revenues from other services fell 11.6% in the six-month period ended September 30, 1998 to (Yen)363 billion, accounting for 7.7% of operating revenues. Other services provided by NTT and its subsidiaries include digital data exchange, facsimile network (F-Net), pocket pager, Open Computer Network
(OCN) services and system development services.

  OCN

  NTT's OCN subscribers increased to 298,000 at September 30, 1998, a 322.6% increase from the six-month period ended September 30, 1997. Management attributes this increase to the strong demand for Internet services. NTT recently added "Super OCN" to its OCN service. Super OCN is a secure, high quality service designed for high-traffic Internet users such as universities and corporations.

OPERATING EXPENSES

  Operating expenses increased 0.9% during the six-month period ended September 30, 1998 to (Yen)4,119 billion. Personnel costs were (Yen)1,104 billion, a decrease of 4.8% from the six-month period ended September 30, 1997.

  Depreciation, amortization and maintenance costs increased 3.4% in the six-month period ended September 30, 1998 to (Yen)1,542 billion. Of this amount, depreciation and amortization was (Yen)1,074 billion, an increase of 1.8%. Increases in depreciation at NTT DoCoMo and its subsidiaries, reflecting aggressive capital investment to meet strong demand, exceeded declines in depreciation recorded by NTT.

  Other operating expenses for the six-month period ended September 30, 1998 were (Yen)1,473 billion, an increase of 3.0% due to such factors as growth in agency commissions and expenses for terminal equipment as a result of high subscriber growth at NTT DoCoMo and its subsidiaries.

  As a result of the above factors, operating income increased (Yen)37 billion, or 6.6%, to (Yen)593 billion.

NET INCOME

  NTT recorded a net loss of (Yen)173 billion for the six-month period ended September 30, 1998 primarily as a result of the (Yen)462 billion extraordinary non-cash after-tax charge reflecting the discontinuance of accounting for its operations in accordance with the provisions of SFAS 71. Excluding this extraordinary one-time item, net income increased 48.1% to (Yen)290 billion as a result of the factors described above. Net income was positively affected by such factors as the sale of shares of NTT DATA in May 1998, which reduced NTT's stake from 60.1% to 54.2% and resulted in a pre-tax gain of (Yen)69 billion.

FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997

OPERATING REVENUES

  TELEPHONE SERVICES

  Operating revenues from telephone services increased 4.4% in fiscal year 1998 to (Yen)6,306 billion, or 66.7% of operating revenues. Telephone services consist of telephone subscriber, cellular telephone, PHS, public telephone and other services. Growth during fiscal year 1998 was supported by a sharp rise in cellular telephone subscribers, offsetting a decline in fixed-line telephone subscribers amid a mature market and a shift to such services as NTT's INS-Net services.

  Telephone Subscriber Services

  Owing to an increase in sales of INS-Net services and cellular telephones, the number of subscriber lines in use decreased 1.04 million from the previous fiscal year to 60.19 million subscriber lines at fiscal year-end. Although the fiscal year marked the first time that the total number of subscriber lines at the end of a fiscal year has decreased from the previous year, management believes that the majority of lost subscriber lines represent customers switching from analog subscriber lines to ISDN lines, which are accounted for under "other services."

  In fiscal year 1998, NTT's end-to-end telephone traffic decreased from the previous year in terms of number of calls as well as hours of use. Management attributes the decrease in network traffic to declines in telephone subscribers and the sluggish Japanese economy. The number of calls and hours of use decreased slightly when combined with ISDN.

  In February 1998, NTT reduced the rate for daytime calls over 100 kilometers from (Yen)110 to (Yen)90 for a three-minute call. This rate reduction had a negative impact on operating revenues during fiscal year 1998 of approximately
(Yen)80 billion.

  NTT applied for a further revision of its directory assistance service charges to MPT in December 1997. This revision was partially implemented in May 1998 following the approval of MPT and will be further implemented in May 1999. This revision is expected to have the effect of increasing NTT's revenues by
(Yen)15 billion per 12-month period.

  The interconnection of local switches with local and long-distance carriers began during fiscal year 1996 through NTT's Group Centers (GCs, or local switching offices), bringing direct competition to the local call market. NTT responded with two competitive new discounted services, "Area Plus" and "Time Plus" during fiscal year 1998.

  Interconnection charges were reduced further in March 1998 applicable to calls made from April 1997. The adverse impact on interconnection charge revenues during fiscal year 1998 was approximately (Yen)62 billion.

  Cellular Telephone Services

  In fiscal year 1998, the market for cellular telephone services continued to expand and total cellular telephone subscribers in Japan reached 31.5 million, recording year-on-year growth of 51.1%. The number of subscribers to NTT DoCoMo and its subsidiaries reached nearly 18.0 million at March 31, 1998, a 64.1% increase from the previous fiscal year. In fiscal year 1998, cellular telephone traffic for NTT DoCoMo and its subsidiaries continued to grow from the previous year in terms of number of calls as well as hours of use reflecting the expansion of its market.

  PHS Services

  Since October 1997, the number of customers has steadily fallen. NTT has decided to transfer its PHS businesses to NTT DoCoMo and its subsidiaries. See "Recent Developments--PHS Services."

  TELEGRAPH SERVICES

  Operating revenues from telegraph services declined 6.6% in fiscal year 1998 to (Yen)92 billion, accounting for 1.0% of operating revenues.

  The number of telegrams sent declined 6.6% to 37.6 million telegrams, as efforts to improve customer service, including the introduction of "D-MAIL," a telegram service that makes use of the Internet, were unable to offset a decline of 8.1% in telegrams for weddings and condolences to 33.6 million telegrams. Kanji telegrams (Chinese character telegrams) accounted for approximately 90% of all telegrams sent during the term.

  In telex services, the number of subscribers continued to decline during the fiscal year, reflecting the ongoing shift toward the use of facsimile machines, e-mail and other alternative means of communication.

  LEASED CIRCUIT SERVICES

  Operating revenues from leased circuit services grew 13.9% in fiscal year 1998 to (Yen)488 billion, accounting for 5.2% of operating revenues. Strong demand for high-speed digital leased circuit services was driven by the trend toward rapid, digital telecommunications networks and LAN/WAN construction in the corporate sector. Sales growth was supported by "Digital Access 64," a low-cost service with simplified functions, and "Digital Access 128," a new service launched during the fiscal year.

  The number of high-speed digital circuits climbed 57.5% to 169,000. However, the number of conventional leased circuits decreased 6.7% to 902,000 as customers switched to high-speed communications services.

  In an effort to rebalance its rate structure in its leased circuit services, NTT implemented tariff revisions for the services. Revisions took effect in September 1995, April 1996, April 1997 and April 1998. These revisions are estimated by NTT to have the effect of decreasing NTT's revenues by (Yen)42 billion per 12-month period.

  DATA COMMUNICATION FACILITY SERVICES

  Operating revenues from data communication facility services rose 10.3% in fiscal 1998 to (Yen)373 billion, or 3.9% of operating revenues. During the fiscal year, corporations, national and local governments, and financial institutions continued to increase steadily their use of data communications services. In addition to growing revenues from previously established systems, services launched during the second-half of fiscal year 1997 and the beginning of fiscal year 1998 contributed to revenue growth. NTT and its subsidiaries also prioritized the marketing of such services as "STAR-ACE," a multi-shared banking system for regional financial institutions and "SCAW Design Series," which handles core fields of corporate operations such as finance and production, as important strategic products.

  INTEGRATED SERVICES DIGITAL NETWORK (ISDN)

  Operating revenues from ISDN increased 93.2% in fiscal year 1998 to (Yen)368 billion, or 3.9% of operating revenues. Growth in ISDN services was driven by strong demand in the corporate sector and the growing penetration of Internet services in the home. NTT's ISDN services comprise INS-Net 64 and INS-Net 1500.

  In July 1997, NTT launched "INS-Net 64 Light" which makes ISDN more accessible to consumers by allowing installation expenses to be included in monthly charges, eliminating up-front financial outlays. "Phoenix mini," another new service, leverages the benefits of INS-Net to offer low-cost video telephone services affordable to general consumers.

  As a result of the above factors, the number of INS-Net 64 subscribers climbed 120.4% to 2.29 million, and the number of INS-Net 1500 subscribers rose 55.9% to approximately 33,600. ISDN traffic also recorded strong growth. Robust growth in the number of ISDN circuits, combined with higher basic service charges, offset declines in conventional telephone service revenues.

  SALE OF TELECOMMUNICATION EQUIPMENT

  Operating revenues from the sale of telecommunication equipment increased 9.0% in fiscal year 1998 to (Yen)970 billion, which was 10.3% of operating revenues. Sales of stand-alone telephones and other products to consumers were sluggish, and sales of PHS terminals declined 8.5% as a result of competition from cellular telephones. However, sales of equipment to support LAN and ISDN services were strong, and sales of cellular telephone terminals rose 12.4%, reflecting robust subscriber growth and the introduction of attractive new models.

  OTHER SERVICES

  Operating revenues from other services (miscellaneous) increased 1.8% in fiscal year 1998 to (Yen)853 billion, or 9.0% of operating revenues.

  OCN

  Amid dramatic growth in computer communications such as the Internet and connections between corporate LANs, the number of NTT's OCN subscribers increased to 158,700 at fiscal year-end. During fiscal year 1998, NTT added service menus to fulfill customers' diversifying requirements, such as "OCN Standard" and "OCN Enterprise," new dedicated access services, and "OCN Dial Access Light," a dial-up access with a new rate plan. NTT also expanded service areas in accordance with demand and provided a greater range of value-added services.

OPERATING EXPENSES

  Operating expenses increased 6.5% in fiscal year 1998 to (Yen)8,578 billion. Personnel expenses were (Yen)2,346 billion, an increase of 3.5%. Although the total number of employees at the end of fiscal year 1998 was 226,000, a decline of 4,000 compared with the end of fiscal year 1997, an increase in employees' salaries and severance-related expenses led to higher personnel expenses.

  Depreciation, amortization and maintenance costs increased (Yen)186 billion to (Yen)3,185 billion. Depreciation recorded by NTT declined, despite increases in depreciable assets related to digitizing NTT's network and investment in facilities for providing ISDN services, as a result of lower depreciation of metal cables following progress in converting to an optical access network. However, increases in depreciation at NTT DoCoMo and its subsidiaries, reflecting aggressive capital investment to meet strong demand, exceeded declines at NTT.

  Other operating expenses increased (Yen)260 billion to (Yen)3,047 billion, due to such factors as growth in agency commissions and expenses for terminal equipment as a result of high subscriber growth at NTT DoCoMo and its subsidiaries.

  As a result of the above factors, operating income increased (Yen)103 billion, or 13.3%, to (Yen)872 billion.

NET INCOME

  Income tax increased as a result of the establishment of a valuation allowance related to deferred tax assets. Management took this step in recognition that the operating loss carryforwards for tax purposes of NTT Personal Group would not likely be realized given continued losses associated with PHS businesses. This and other factors offset growth in operating income. Consequently, net income fell 14.7% to (Yen)214.5 billion.

FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1996

OPERATING REVENUES

  TELEPHONE SERVICES

  Operating revenues from telephone services increased 8.6% in fiscal year 1997 to (Yen)6,038 billion, accounting for 68.4% of operating revenues. Operating revenues from cellular telephone services continued to record strong growth. The number of cellular telephone subscribers as of fiscal year-end grew 122.0% to approximately 11.0 million. Growth in cellular telephone service revenues on NTT and its subsidiaries' network offset the adverse impact of the following rate reductions. The rates on long distance, daytime calls over 160 kilometers were reduced from (Yen)180 to (Yen)140 per three-minute call in March 1996 and daytime calls over 100 kilometers were reduced from (Yen)140 to (Yen)110 in February 1997. These reductions had an adverse impact on operating revenues of approximately (Yen)120 billion. Interconnection charges were reduced, effective April 1996 for long distance and PHS, NCCs and effective December 1996 for cellular NCCs. In fiscal year 1997, the adverse impact on access revenues, which NTT receives from long distance, cellular, PHS, international and local NCCs, was approximately (Yen)101 billion.

  TELEGRAPH SERVICES

  Operating revenues from telegraph services grew 2.0% in fiscal year 1997 to
(Yen)99 billion, or 1.1% of operating revenues. Although the number of telegrams sent declined 2.9% to 40,198 thousand telegrams, growth in such value added services as kanji telegrams (Chinese character telegrams) resulted in an increase in the average price per telegram sent. Kanji telegrams accounted for approximately 91% of all telegrams sent during the term.

  LEASED CIRCUIT SERVICES

  Operating revenues from leased circuit services in fiscal year 1997 were
(Yen)429 billion, accounting for 4.9% of operating revenues. These revenues increased 9.0% as compared with fiscal 1996, despite a rate reduction in September 1995, which had an adverse impact of approximately (Yen)15 billion in fiscal year 1997. The number of high-speed digital circuits grew 87.5% to 107,000 at the end of fiscal year 1997, and the number of conventional leased circuits decreased 3.4% to 967,000.

  DATA COMMUNICATION FACILITY SERVICES

  Operating revenues from data communication facility services increased 12.1% in fiscal year 1997 to (Yen)338 billion, accounting for 3.8% of operating revenues. Strong demand was recorded from national and local governments and financial institutions. Growth in operating revenues from data communication facility services was also due in part to positive result from NTT DATA's aggressive marketing of the strategically important product "STAR-ACE," a shared system for regional banks.

  INTEGRATED SERVICES DIGITAL NETWORK (ISDN)

  Operating revenues from ISDN increased 50.0% in fiscal year 1997 to (Yen)190 billion, accounting for 2.2% of operating revenues.

  The number of INS-Net 64 (64 kilobits per second) lines at the end of the fiscal year was 1,037,000, an increase of 103.3% from a year earlier, and the number of INS-Net 1500 lines grew 111.2% to 22,000 lines.

  SALE OF TELECOMMUNICATION EQUIPMENT

  Operating revenues from sale of telecommunication equipment grew 46.8% in fiscal year 1997 to (Yen)890 billion, or 10.1% of operating revenues. Growth was supported primarily by the sale of cellular telephone equipment and telephone systems for corporate use.

  OTHER SERVICES

  Operating revenues from other services (miscellaneous) rose 1.4% in fiscal year 1997 to (Yen)838 billion, accounting for 9.5% of operating revenues.

OPERATING EXPENSES

  Operating expenses increased 11.6% during fiscal year 1997 to (Yen)8,052 billion. Personnel costs were (Yen)2,267 billion, a decrease of 0.8% from fiscal year 1996. The total number of employees at the end of fiscal year 1997 was 230,000, compared with 231,000 a year earlier. This decrease offset an average 2.8% increase in employee salaries. The number of employees of NTT at the end of fiscal year 1997 was 182,000, accounting for 79.1% of the total workforce of 230,000. Since its privatization in 1985, NTT has striven to increase its operational efficiency through such efforts as rationalizing companywide business processes and eliminating sales offices. NTT has also been restructured by reallocating human resources, scaling back hiring, and offering voluntary retirement plans. As a result of these efforts, personnel reductions of 3,000 NTT employees were achieved in fiscal year 1997.

  Depreciation, amortization and maintenance costs increased 6.7% in fiscal year 1997 to (Yen)2,999 billion. Of this amount, depreciation and amortization was (Yen)2,093 billion, an increase of 9.6%. This increase reflected higher investments made in recent periods to convert to optical access networks, for ISDN circuits and for cellular telephone services. Maintenance costs in fiscal year 1997 were (Yen)578 billion, an increase of 1.8%. Other operating expenses for fiscal year 1997 were (Yen)2,787 billion, an increase of 31.6%. Expenses related to the disposal of fixed assets were (Yen)327 billion, a decrease of 1.4%, and research and development expenses amounted (Yen)329 billion, an increase of 3.3%.

  As a result of the above factors, operating income increased 10.5% to
(Yen)769 billion.

NET INCOME

  Other expenses grew 72.0% in fiscal year 1997 to (Yen)260 billion. Interest and amortization of bond discounts and issue costs totaled (Yen)254 billion, a decrease of 5.3%. Income before income taxes was (Yen)510 billion, a decrease of 6.5%, and net income was (Yen)251 billion, a decrease of 8.1%.

LIQUIDITY AND CAPITAL RESOURCES

SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1998 COMPARED WITH SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1997

FINANCING

  Net cash provided by operating activities was (Yen)1,184 billion in the six-month period ended September 30, 1998, compared with (Yen)1,234 billion in the six-month period ended September 30, 1997, a decrease of 4.0%. Net cash provided by operating activities during the six-month period ended September 30, 1998 was not adequate to make payments for property, plant and equipment and dividends. The shortfall was made up for by raising long-term debt. Net cash used in investing activities was (Yen)1,184 billion, a decrease of
(Yen)353 billion from the six-month period ended September 30, 1997.

  Net cash used in financing activities for the six-month period ended September 30, 1998 was (Yen)226 billion as compared with (Yen)7 billion for the six-month period ended September 30, 1997. NTT has established a corporate goal of controlling outstanding debt and realizing more efficient sources of funds from both domestic and overseas markets.

  Proceeds from the issuance of long-term debt for the six-month period ended September 30, 1998 was (Yen)318 billion, compared with (Yen)510 billion for the six-month period ended September 30, 1997. This debt included bond offerings in Japanese yen.

CAPITAL RESOURCES

  As of September 30, 1998, NTT and its subsidiaries had cash and cash equivalents (investments with principal maturities of less than three months) of (Yen)687 billion, compared with (Yen)511 billion at September 30, 1997. Cash equivalents represent a temporary cash surplus to repay debts and for working capital and capital investments. Accordingly, the balance of cash equivalents will fluctuate year-by-year depending on particular funding and working capital requirements. The ratio of interest-bearing debt (short-term borrowings and long-term debt) to shareholders' equity increased to 113.1% at September 30, 1998, compared with 102.8% at September 30, 1997.

CAPITAL INVESTMENTS

  Capital investments for property, plant and equipment and intangible assets, computed on the basis of all cash investments and other considerations, during the six-month period ended September 30, 1998 were (Yen)1,289 billion, compared with (Yen)1,466 billion in the six-month period ended September 30, 1997.

FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997

FINANCING

  Net cash provided by operating activities was (Yen)2,731 billion in fiscal year 1998, compared with (Yen)2,651 billion in fiscal year 1997. Net cash provided by operating activities during fiscal year 1998 was not sufficient to make payments for property, plant and equipment and dividends. The shortfall was made up for by raising long-term debt. Net cash used in investing activities was (Yen)2,909 billion, an increase of (Yen)47 billion from fiscal year 1997.

  The high level of capital investment in fiscal year 1998 was used to strengthen multimedia services capacity and enhance the quality of telephone and non-telephone services, mainly through the installation of digital switching exchanges and equipment and facilities necessary to establish a nationwide fiber-optic network. On December 17, 1997, NTT's domestic telecommunications network was completely digitized.

  Net cash provided by financing activities for fiscal year 1998 was (Yen)270 billion, compared with (Yen)393 billion in fiscal year 1997.

  Proceeds from the issuance of long-term debt in fiscal year 1998 was
(Yen)1,048 billion, compared with (Yen)1,137 billion in fiscal year 1997. This debt included bond offerings in Japanese yen and U.S. dollars. For a further description of NTT's debt, see Note 9 of the Notes to Consolidated Financial Statements.

CAPITAL RESOURCES

  As of March 31, 1998, NTT and its subsidiaries had cash and cash equivalents (investments with principal maturities of less than three months) of (Yen)913 billion, compared with (Yen)821 billion at March 31, 1997. The ratio of interest bearing debt (short-term borrowings and long-term debt) to shareholders' equity increased to 110.9% at March 31, 1998, compared with 104.8% at March 31, 1997.

CAPITAL INVESTMENTS

  Capital investments for property, plant and equipment and intangible assets, computed on the basis of all cash investments and other considerations, during fiscal year 1998 were (Yen)2,962 billion, compared with (Yen)3,078 billion in fiscal year 1997.

  To meet more sophisticated, diverse and global needs of customers, the majority of such investments were made to increase digitization, including the installation of digital exchanges and optical fiber cables. Other areas of investment included the promotion of research and development and the renewal and improvement of existing facilities, such as telephone subscriber lines, public telephones that use magnetic cards and leased circuit lines.

  As of March 31, 1998, NTT and its subsidiaries had outstanding commitments for the purchase of property, plant, equipment and other assets of approximately (Yen)501 billion (U.S.$3,708 million).

FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1996

FINANCING

  Net cash provided by operating activities was (Yen)2,651 billion in fiscal year 1997, compared with (Yen)2,307 billion in fiscal year 1996, an increase of 14.9%. Net cash provided by operating activities during fiscal year 1997 was adequate to make payments for property, plant and equipment. Surplus cash from operating activities and additional cash provided by the issuance of long-term debt was used to pay dividends, invest in affiliates, acquire intangible fixed assets and repay interest-bearing debt. Net cash used in investing activities was (Yen)2,861 billion, an increase of (Yen)575 billion from fiscal year 1996.

  The high level of capital investment was aimed at enhancing the quality of telephone and non-telephone services, primarily through the installation of digital switching exchanges, digital transmission lines, including fiber-optic cables to private homes, and other equipment necessary to establish a nationwide fiber-optic network.

  Net cash provided by financing activities for fiscal year 1997 was (Yen)393 billion, compared with (Yen)36 billion in fiscal year 1996.

  Since its privatization, NTT has made efforts, as an issuer, to improve the efficiency of the bond market. As part of those efforts, NTT introduced the fixed price re-offer method to the market in fiscal year 1992. NTT continues to make efforts to improve the Japanese bond market and further reduce its issuance costs.

  In fiscal year 1997, long-term debt raised was (Yen)1,137 billion, compared with (Yen)898 billion in fiscal year 1996. This debt included bond offerings in Japanese yen, U.S. dollars and other currencies.

CAPITAL RESOURCES

  As of March 31, 1997, NTT and its subsidiaries had cash and cash equivalents (investments with principal maturities of less than three months) of (Yen)821 billion, compared with (Yen)639 billion at March 31, 1996. The ratio of interest-bearing debt (short-term borrowings and long-term debt) to shareholders' equity increased to 104.8% at March 31, 1997, compared with 96.0% at March 31, 1996.

CAPITAL INVESTMENTS

  Capital investments for property, plant and equipment and intangible assets, computed on the basis of all cash investments and other considerations, during fiscal year 1997 were (Yen)3,078 billion, compared with (Yen)2,714 billion in fiscal 1996.

  To meet the more sophisticated, diverse and global needs of customers, the majority of such investments were made to increase digitization, including the installation of digital exchanges and fiber-optic cables, and to improve the systematization for rationalizing NTT and its subsidiaries' business aimed at reducing labor costs and increasing efficiency. Other areas of investment included the necessary infrastructure for cellular and PHS services, the promotion of research and development, and the renewal and improvement of existing facilities, such as telephone subscriber lines, public telephones that use magnetic cards and leased circuit lines.

  As of March 31, 1997, NTT and its subsidiaries had outstanding commitments for the purchase of property, plant, equipment and other assets of approximately (Yen)451 billion.

                                    BUSINESS

  NTT, together with its subsidiaries, is the largest provider of telecommunications services in Japan. The nationwide telecommunications services it provides fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services. Revenues from each of these classes over the six-month periods ended September 30, 1997 and 1998 and the last fiscal three years are as follows:

                                                 SIX-MONTH PERIOD ENDED
                                                      SEPTEMBER 30,
                                            ----------------------------------
                                                  1997              1998
                                            ----------------  ----------------
                                                    (BILLIONS OF YEN)
Operating Revenues
Telephone.................................. (Yen)3,157  68.1% (Yen)3,162  67.1%
Telegraph..................................         45   1.0          41   0.9
Leased circuit.............................        237   5.1         251   5.3
Data communication facility................        184   4.0         187   4.0
ISDN.......................................        157   3.4         248   5.2
Sale of telecommunications equipment.......        447   9.6         460   9.8
Other(1)...................................        410   8.8         363   7.7
                                            ---------- -----  ---------- -----
    Total.................................. (Yen)4,637 100.0% (Yen)4,712 100.0%
                                            ========== =====  ========== =====

--------
(1) Revenues attributable to other services consist of revenues attributable to miscellaneous services minus revenues attributable to ISDN services.

                                   FOR THE YEARS ENDED MARCH 31,
                         ----------------------------------------------------
                               1996              1997              1998
                         ----------------  ----------------  ----------------
                                         (BILLIONS OF YEN)
Operating Revenues
Telephone............... (Yen)5,558  70.3% (Yen)6,038  68.4% (Yen)6,306  66.7%
Telegraph...............         97   1.2          99   1.1          92   1.0
Leased circuit..........        393   5.0         429   4.9         488   5.2
Data communication fa-
 cility.................        301   3.8         338   3.8         373   3.9
ISDN....................        127   1.6         190   2.2         368   3.9
Sale of telecommunica-
 tion equipment.........        606   7.7         890  10.1         970  10.3
Other(1)................        827  10.4         838   9.5         853   9.0
                         ---------- -----  ---------- -----  ---------- -----
    Total............... (Yen)7,909 100.0% (Yen)8,822 100.0% (Yen)9,450 100.0%
                         ========== =====  ========== =====  ========== =====

--------
(1) Revenues attributable to other services consist of revenues attributable to miscellaneous services minus revenues attributable to ISDN services.

  NTT and its subsidiaries have experienced compound annual growth in operating revenues of 10.3% during the last three fiscal years. For the fiscal year ended March 31, 1998, NTT and its subsidiaries reported operating revenues of
(Yen)9,450 billion ($70,000 million), operating income of (Yen)872 billion ($6,460 million) and net income of (Yen)214 billion ($1,589 million).

  NTT was established under the Nippon Telegraph and Telephone Corporation Law, or NTT Law, and is responsible for providing nationwide telephone services and for promoting research in telecommunications technologies and disseminating the results of such research. NTT is subject to regulation of certain aspects of its management under the NTT Law. NTT, together with other Type I Carriers (defined as companies which provide telecommunications services through their own network facilities), is regulated by MPT under the Telecom Business Law.

COMPETITIVE STRENGTHS

  NTT believes that the following are its principal competitive strengths:

  DOMINANT MARKET POSITION

  NTT, together with its subsidiaries, is the dominant telecommunication services provider in each of its principal domestic telecommunication services markets: local, long distance and wireless services. NTT's position in each of these markets provides it with strong cash flow and a stable earnings base. NTT's position in the local market allows it to collect access charge revenues from other telecommunications operators which provide domestic long distance, wireless and international telecommunications services.

  LEADER IN MULTIMEDIA RELATED TECHNOLOGY AND OPTICAL FIBER

  NTT, together with its subsidiaries, has recently invested heavily in upgrading and modernizing its fixed-line and wireless networks. As a result, the digitization of NTT's fixed-line telephone networks was completed in December 1997. NTT's modern digital networks allow it to provide high-speed data transmission and other services necessary to the development of multimedia-related services such as Internet services, information services and electronic commerce. NTT believes that with the introduction of leading-edge optical fiber technology, NTT will continue to be in a position to provide multimedia-related services to customers in a highly efficient and cost-effective manner.

  LARGEST BENEFICIARY OF INCREASING DEMAND FOR MULTIMEDIA

  NTT, together with its subsidiaries, has experienced strong growth in multimedia-related sales. With the rapidly expanding demand for Internet and data-communication related services, NTT expects that multimedia sales will become an increasingly important part of its business. NTT believes that its modern networks and its investment in research and development have positioned it to exploit opportunities for growth in this market, including through the provision of services such as video conferencing, full motion video and mobile computing.

  CORE PERFORMING ASSETS--NTT DOCOMO AND NTT DATA

  NTT DoCoMo, together with its subsidiaries, is the largest cellular services provider in the world, with approximately 20.8 million subscribers and a market share of approximately 57% in Japan, as of September 30, 1998. Japan is the second largest cellular market in the world in terms of subscribers. During fiscal year 1998, total cellular subscribers increased approximately 50.7% to
31.5 million as of March 31, 1998. The subscriber base and revenues of NTT DoCoMo and its subsidiaries are expected to continue to grow in the near-to-medium term, although it is not likely that they will continue to grow at historical rates. NTT DoCoMo is also one of the world's leading companies in the development of a third generation wireless technology known as W-CDMA, which should allow the provision of a full range of sophisticated new services, including full-motion wireless video and other mobile multimedia services such as mobile computing, to NTT DoCoMo's subscribers.

  NTT DATA is the leading provider of information systems and computer networking in Japan. NTT DATA provides strategic planning, systems planning, systems design and installation and systems maintenance and facilities management to a wide range of governmental, financial and industrial clients. NTT expects that NTT DATA will continue to grow as the government agencies, financial institutions and leading corporations with which NTT DATA has strong relationships continue to invest in information technology.

  STRONG CONSOLIDATED FINANCIAL PERFORMANCE

  NTT, together with its subsidiaries, has shown strong and stable growth in consolidated operating revenue for the past five years with revenue of
(Yen)9.45 trillion for the fiscal year ended March 31, 1998. For the same fiscal year, NTT's consolidated operating income was (Yen)872 billion and Adjusted EBITDA was (Yen)3.32 trillion. Operating expense as a percentage of operating revenue has dropped by 3.4% over the last five fiscal years as a result of NTT's cost control strategy.

STRATEGY

  NTT's goal is to develop from a domestic provider of conventional telecommunications services to an international provider of comprehensive information and communications services. NTT expects that as communications technology develops, communications service providers will be able to transmit digitized information in a more efficient and cost-effective manner through sophisticated optical fiber networks. As a result, NTT expects that there will be increased demand for networks that provide value-added services, such as Internet services and mobile computing. NTT also expects that there will be increasing demand for platforms used on these networks, including electronic commerce and Internet navigation, and information content carried through these networks, including music, books and other media. NTT intends to take advantage of these expected trends by expanding its business to include the construction of value-added networks and the development of related platforms and content. In connection with its goal of becoming an international information and communications service provider, NTT also intends to bring its business management practices, including competition strategy, research and development strategy and financial management, in line with international management standards.

  NTT's business strategy focuses on strengthening the competitiveness of its core business, developing its multimedia-related business and expanding its international business.

  STRENGTHEN COMPETITIVENESS OF CORE BUSINESS

  NTT, together with its subsidiaries, plan to strengthen its competitiveness in the local, long distance and wireless communications businesses by:

  . Adopting a flexible and effective pricing strategy corresponding to competitive conditions in the local and long distance markets

  . Satisfying its customers' demands by promoting a shift from conventional fixed lines to ISDN, a digital public telecommunications network through which multiple services, such as voice, data, images and video, can be provided to customers

  . Promoting more profitable value-added services such as toll free dialing, number display and voice-mail, which will result in added convenience to customers

  . Controlling operating costs, including reducing the total number of employees through natural attrition at the local service business

  . Shifting capital investment strategy from investment in infrastructure to investment in demand-oriented customer service for fixed line businesses

  . Diversifying services and tariff structures for wireless communication businesses

  . Promoting to customers the strengths of the nationwide, high quality digital wireless communication networks and further improving network quality and efficiency

  IMPROVE EFFICIENCY

  NTT plans to improve efficiency by:

  . Reducing high personnel costs associated with the current size and age structure of its workforce through natural attrition, thus raising operating revenue per employee and reducing personnel cost margin as a percentage of operating revenue

  . Focusing capital expenditures on demand-oriented customer services instead of on infrastructure expansion to simplify network infrastructure

  . Reducing consolidated capital expenditure after completing the digitization of its fixed-line network

  PROMOTE DEVELOPMENT OF MULTIMEDIA BUSINESS

  NTT plans to promote the development of multimedia-related businesses by:


  . Expanding into new areas in the multimedia business, such as constructing value-added networks and developing related platforms and content

  . Using cost-effective technology to deploy optical fiber to telephone poles near end-user's homes to provide multimedia-related services to end-users in an efficient and cost-effective manner

  . Promoting mobile computing using W-CDMA technology to provide customers with increasingly sophisticated cellular services and full-scale mobile multimedia services

  . Promoting digital services which utilize NTT's digital switching network and its subsidiaries' digital networks to improve transmission of data to customers

  . Taking advantage of synergies between group companies, including NTT DoCoMo and NTT DATA

  .  Continuing comprehensive research and development activities

  INCREASE COMMITMENT TO INTERNATIONAL BUSINESS

  NTT plans to continue to expand its international businesses by:

  . Participating in a comprehensive range of international telecommunications services for multinational corporations under the brand name "Arcstar"

  .  Investing in telecommunications carriers overseas, principally in Asia

  . Establishing a leadership position in the development of W-CDMA technology, which will enable the provision of international roaming services and other mobile multimedia services to NTT DoCoMo's cellular subscribers

PRINCIPAL BUSINESS ACTIVITIES

  The following table sets forth certain information concerning the principal facilities and operations of NTT and its subsidiaries as of the dates indicated.

                                                    AS OF MARCH 31,
                                        ---------------------------------------
                                         1994    1995    1996    1997    1998
                                        ------- ------- ------- ------- -------
Telephone services:
-------------------
Telephone subscriber lines
 (thousands)..........................   58,459  59,583  60,774  61,223  60,186
Cellular telephone subscribers
 (thousands)..........................    1,322   2,206   4,936  10,960  17,984
PHS subscribers (thousands)...........      --      --      393   1,853   1,905
Public telephones (thousands).........      820     801     799     794     777
Telegraph services:
-------------------
Telegrams (thousands).................   44,997  43,288  41,385  40,198  37,564
Telex subscribers (thousands).........       20      18      15      12      10
Leased circuit services:
------------------------
Conventional circuits (thousands).....    1,018   1,025   1,001     967     902
High-speed digital circuits
 (thousands)..........................       20      31      57     107     169
Integrated Services Digital Network
 (ISDN) services:
-----------------------------------
ISDN subscribers:
  INS-Net 64 (thousands)..............      235     337     510   1,037   2,286
  INS-Net 1500 (thousands)............        5       6      10      22      34
Other services:
---------------
Open Computer Network (OCN) services
 (thousands)..........................      --      --      --        1     159
Digital data exchange (DDX) services:
  Digital Data Exchange-Packet (DDX-
   P).................................   39,439  36,740  33,424  31,821  30,625
  Digital Data Exchange-Telephone
   Packet (DDX-TP)....................  370,833 410,739 432,457 444,788 446,522
  Frame Relay (Super Relay FR)........      --       28     565   3,942  15,701
Pocket pager subscribers (thousands)..    4,948   5,355   6,328   5,836   3,908
Facsimile network subscribers
 (thousands)..........................      601     678     812   1,015   1,128
Employees (thousands).................      248     235     231     230     226

  Telephone Services

  NTT, together with its subsidiaries, is currently the largest provider of telecommunications services in Japan. Revenues from telephone services were 66.7% of operating revenues in fiscal year 1998. Telephone services consist of telephone subscriber, cellular telephone, PHS, public telephone and other services.

  Telephone Subscriber Services

  Telephone subscriber service is NTT's principal business activity and NTT is the principal provider of fixed-line telephone subscriber service in Japan. NTT currently faces significant competition in the long distance market from each of Japan Telecom, DDI Corporation, Teleway, TTNet and KDD. Owing to an increase in sales of INS-Net services, the number of telephone subscriber lines in use decreased 1.04 million from the end of fiscal year 1997 to 60.19 million subscriber lines at the end of fiscal year 1998.

  NTT believes that Japanese fixed-line penetration and utilization are low when compared with the United States and other developed countries. NTT and its subsidiaries are constantly trying to promote greater utilization of telephones through marketing and through the promotion of telephone subscriber services such as toll free dialing, caller I.D. and voice mail and other network services. NTT also researches and develops new services that it believes will satisfy customer needs.

  The following table sets forth NTT's end to end traffic for fixed telephone and ISDN services:

                                                          YEARS ENDED MARCH 31,
                                                         -----------------------
   NUMBER OF CALLS                                        1996    1997    1998
   ---------------                                       ------- ------- -------
                                                             (MILLION CALLS)
   Fixed line telephone.................................  78,201  79,891  73,668
   ISDN (Voice mode)....................................     904   1,613   3,569
   ISDN (Digital mode)..................................     758   1,277   2,152
                                                         ------- ------- -------
   Fixed line telephone and ISDN total..................  79,864  82,781  79,389
                                                         ======= ======= =======
                                                          YEARS ENDED MARCH 31,
                                                         -----------------------
   HOURS OF USE                                           1996    1997    1998
   ------------                                          ------- ------- -------
                                                             (MILLION HOURS)
   Fixed line telephone.................................   3,535   3,441   3,240
   ISDN (Voice mode)....................................      29      56     122
   ISDN (Digital mode)..................................      27      65     168
                                                         ------- ------- -------
   Fixed line telephone and ISDN total..................   3,591   3,562   3,531
                                                         ======= ======= =======

  Cellular Telephone Services

  NTT's cellular telecommunications and paging businesses are conducted throughout Japan by NTT's 67.1% owned subsidiary, NTT Mobile Communications Network, Inc., or NTT DoCoMo, and its eight regional subsidiaries. NTT DoCoMo and its subsidiaries are Japan's leading mobile telecommunications services providers and are the largest cellular operators in the world as measured by total number of cellular subscribers. The market for cellular telephone services continued to expand, and total cellular telephone subscribers in Japan reached 31.5 million in fiscal year 1998. The number of NTT DoCoMo subscribers was approximately 20.8 million at September 30, 1998.

  The following table sets forth information regarding subscribers and market share of NTT DoCoMo and its subsidiaries:

                                                  AS OF MARCH 31,
                                          -----------------------------------
                                          1994   1995   1996    1997    1998
                                          -----  -----  -----  ------  ------
Cellular telephone subscribers
 (thousands)............................. 1,322  2,206  4,936  10,960  17,984
Cellular subscribers on digital service
 (thousands).............................     6    380  2,556   9,445  17,706
Market share.............................  62.0%  50.9%  48.4%   52.5%   57.0%

  The following table sets forth information regarding NTT DoCoMo's cellular telephone traffic:

                                                       YEARS ENDED MARCH 31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
Hours of use (millions)..............................     121      252      448

  PHS Services

  PHS is a wireless telecommunication technology similar to cellular which uses base stations which are smaller and easier to install than those used for cellular services. In addition, when first introduced PHS service offered lower tariffs, smaller and lighter handsets and longer battery life and higher data transmission speeds than conventional cellular phones. However, as cellular operators have regularly reduced rates and as cellular handsets have continued to decrease in size and weight, the price and size advantages of PHS have grown less significant.

  Compared to traditional cellular services, PHS services are difficult to use while mobile, have smaller coverage areas due to lower transmission power, have limited network coverage and have higher dropped call rates.

  NTT's PHS services are provided by NTT Personal Group, which consists of NTT Central Personal Communications Network Inc. and eight other subsidiaries. Since October 1997, the number of NTT Personal Group's PHS customers has steadily fallen. NTT has decided to transfer its PHS businesses to NTT DoCoMo and its subsidiaries. See "Recent Developments--PHS Services."

  The following table sets forth information regarding NTT Personal Group's subscribers and its market share:

                                                             AS OF MARCH 31,
                                                             ------------------
                                                             1996  1997   1998
                                                             ----  -----  -----
  PHS subscribers (thousands)...............................  393  1,853  1,905
  Market share.............................................. 26.1%  30.7%  28.3%

  Telegraph Services

  Under the Telecom Business Law, NTT has sole responsibility for domestic telegram services. In telegram services, NTT has introduced new services, such as "D-MAIL," a telegram service that makes use of the Internet. However, such new services have not offset declines in the use of telegrams. In telex services, the number of subscribers continued to decline during the fiscal year, reflecting the ongoing shift toward the use of facsimile machines, e-mail and other alternative means of communication.

  Leased Circuit Services

  NTT provides customized telephone and data transmission services to major corporate customers that include high speed circuits that are modified to meet the specific needs of the customer. As a result of the increase in corporate use of information systems, sales of high-speed data transmission services, especially economical 64-kilobit-per-second lines, have been strong.

  ISDN Services

  NTT provides Integrated Services Digital Network services, or ISDN services, which facilitate high-speed access to the Internet. Due to strong demand in the corporate sector and the growing penetration of Internet services in the home, ISDN services, which are comprised of INS-Net 64 and INS-Net 1500, have recorded strong growth.

  Data Communication Facility Services

  NTT, through its subsidiary NTT DATA, develops data communications systems through the integration of computer hardware and software with telecommunications networks. Data communications systems include: data communications systems for individual clients, network data communications systems to which multiple clients subscribe and ready-made or "packaged" data communications systems used by many clients. NTT DATA has developed a broad-based clientele in three sectors: the public administration sector, the financial sector and the industrial sector. On May 12, 1998, NTT sold 27,500 shares of NTT DATA for (Yen)150 billion, which reduced NTT's stake from 60.1% to 54.2% and resulted in a pre-tax gain of (Yen)69 billion.

  Other Services

  Other services provided by NTT and its subsidiaries include:

  .digital data exchange services, providing reliable, high quality data transmission networks;

  .facsimile network services (F-Net);

  .pocket pager services;

  .system development services, which provide for the development, delivery and sale of packaged data communications systems; and

  .Open Computer Network (OCN) services.

    .OCN services help computers communicate where there is no need for a real-time response.

    .Charges for OCN services are calculated based on flat rates and do not depend on distance or duration of communications and therefore OCN services provide customers with inexpensive connections to the Internet and other networks.

MULTIMEDIA

  NTT and its subsidiaries have experienced strong growth in multimedia-related revenues. NTT's multimedia business consists primarily of providing multimedia telecommunications services, such as video conferencing, full motion video and mobile computing.

  The following table sets forth NTT's digital related service revenue:

                                                       YEARS ENDED MARCH 31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
                                                         (BILLIONS OF YEN)
   OCN.............................................. (Yen) -- (Yen)  0 (Yen)  6
   Digital data exchange............................       42       44       54
   High-speed digital circuit.......................       89      128      192
   ISDN.............................................      127      190      368
                                                     -------- -------- --------
     Total.......................................... (Yen)258 (Yen)362 (Yen)620
                                                     ======== ======== ========

  As part of its multimedia growth strategy, NTT completed the upgrade of its network to digital technology in December 1997. The digital network of NTT allows it to offer multimedia-related services such as ISDN, high-speed data transmission services and frame-relay and cell-relay services.

  NTT believes that deployment of fiber optic cables is important for the future provision of multimedia-related services due to fiber optic cable's superior data transmission capabilities. NTT plans to provide coverage of fiber optic cables in the access network for approximately 100% of business areas by 2000 followed by a goal of 100% nationwide by 2010. NTT has recently developed technology to reduce significantly the cost of installing fiber optic cables to telephone poles nearby end users.

  NTT believes that the deployment of fiber optic cables will allow it to offer increasingly sophisticated services to its customers, though there are no assurances as to the extent of demand for such services.

  NTT believes that its modern networks and its investment in research and development have positioned it to exploit opportunities for growth in the multimedia market.

REORGANIZATION

  In June 1997, the Diet passed amendments to the NTT Law implementing a plan proposed by MPT, and accepted in principle by NTT, to reorganize NTT prior to December 20, 1999. Under the amendments, NTT will become a holding company with its regional and long distance businesses reorganized into three newly established wholly-owned subsidiaries consisting of NTT East, NTT West and a long distance telecommunications company. The amendments also allow NTT to enter the international telecommunications business through subsidiaries prior to the reorganization with approval of MPT. NTT began offering international telecommunications services through a subsidiary on September 1, 1997. NTT's international services are currently offered primarily through two subsidiaries, NTT Worldwide Telecommunications Corporation, or NTT-WT, and NTT Worldwide Network Corporation, or NTT-WN.

  On December 4, 1997, pursuant to the amendments to the NTT Law, the Ministry of Posts and Telecommunications announced the Basic Principles for the reorganization. These Basic Principles set forth, among other things, certain operational restrictions and requirements with which NTT will have to comply upon the reorganization, including a requirement that the regional companies shall have separate directors from the long distance company, the long distance company may not procure equipment together with the holding company and the regional companies, and the two regional companies deal on the same terms with the long distance company as they would with other telecommunications companies. NTT will, pursuant to the amendments to the NTT Law, prepare and submit to MPT for approval "the Implementation Plans Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and

Telephone Corporation" in accordance with the Basic Principles. Matters concerning the transfer of business, which is the precondition of reorganization, will be presented to shareholders at the ordinary general meeting of shareholders in June 1999.

  In connection with the reorganization, the amendments also provide, among other things, for NTT East and NTT West to enter into an arrangement by which NTT East may bear a portion of NTT West's expenses by payment of cash for the fiscal years ending within three years after the incorporation of NTT East. This arrangement will only be permitted if both NTT East and NTT West have the same fiscal year end. This arrangement in any one fiscal year is also subject to the requirements that NTT East must have earned a profit in such fiscal year equal to or greater than the expenses it is proposing to share and the amount of expenses to be shared must fall within a range provided by the Ministry of Posts and Telecommunications. Under this arrangement, because NTT East will pay a portion of NTT West's expenses if NTT East has profits and NTT West has losses, taxable income of NTT East will be decreased by the amount of expenses of NTT West paid by NTT East.

  Because NTT will transfer a material portion of its business in the course of the reorganization, shareholder approval is required under the Japanese Commercial Code. The required vote for approval is two-thirds of the number of shares present and voting at a shareholders meeting where a quorum of at least a majority of all the outstanding shares is present. Pursuant to the amendments to the NTT Law, NTT is currently preparing a plan to implement the reorganization for each of the two regional companies and the long distance company and intends to submit such plan to MPT for approval by May 1999.

  As a holding company after the reorganization, NTT intends to establish a clear group strategy, in addition to a focused business strategy and financial targets for the NTT group as a whole and for each business unit in the group. NTT believes that the reorganization will enable it to implement strategies to allocate resources more efficiently and create other synergies within the group. By clearly identifying the roles and responsibilities of the holding company and each group member, NTT intends to establish a corporate culture characterized by responsiveness, accountability and an emphasis on efficiency and profitability. The reorganization will enable NTT to centralize basic research and development efforts at the holding company level and share the results of those efforts within the group.

INTERNATIONAL TELECOMMUNICATIONS BUSINESSES

  NTT and its subsidiaries are actively involved in establishing carrier businesses and infrastructure operations in Asia. Since 1992, NTT and its subsidiaries have invested in and provided technological know-how to projects in Thailand, the Philippines, Indonesia, Sri Lanka, Vietnam, Singapore and Malaysia.

  NTT provides international telecommunications services through its subsidiaries, NTT-WT and NTT-WN. NTT-WT and NTT's overseas subsidiaries launched global end-to-end services in September 1997 mainly for multinational corporations, with a service area spanning major locations in the United States, Europe and Asia. NTT-WT plans to expand the geographic coverage and the range of value-added network services. In June 1998, NTT-WT and IBM Corporation agreed to provide international data transmission network services. Also in June 1998, NTT-WT and International Digital Communications Inc. ("IDC") agreed that NTT-WT will resell IDC's volume discount international telephone services, worldwide leased circuit and frame-relay services in addition to NTT-WT's Arcstar-brand global telecommunications services. IDC will become an agent for the sale of NTT-WT's domestic and international call discount resale services.

  NTT-WT's Arcstar-brand global communications services were provided in 12 countries as of September 1998. The services are used by domestic and foreign corporate customers. To expand the functions of these services, NTT formed a strategic partnership by investing in Verio Inc., a U.S.-based Internet service provider.

  Starhub, a consortium formed by NTT, British Telecom and two local corporations, won licenses from the Singaporean government to provide public basic telecommunication services, both domestic and international, and public cellular mobile telephone services, which are expected to start in April 2000. In China, NTT established Beijing Telecom NTT Engineering Co., Ltd. with the Beijing Posts and Telecommunications Administration and began to provide system-integration services for customers mainly in the Beijing area.

  In addition to the services provided by NTT-WT, NTT-WN provides, among other services, facility-based international leased circuit services and international telephone services. NTT-WN also participates in international consortia for the construction and maintenance of the "China-U.S. Undersea Fiber Optic Cable Network" and the "Japan-U.S. Cable Network." Both networks will be world's largest-class submarine fiber-optic cables linking Japan and other Pacific Rim countries.

COMPETITION

  NTT and its subsidiaries face competition in virtually all aspects of their business, including in the local, long distance and wireless markets. In addition to current competitors, new entrants, including foreign telecommunications companies, are expected to enter each of these markets in the future.

  Until recently, NTT faced little or no competition in the market for local telecommunications services. NTT currently has one principal competitor in the local market, Tokyo Telecommunications Network Co., Inc. ("TTNet"), which operates in the Tokyo metropolitan area. At March 31, 1998, TTNet had 1.16 million subscribers. NTT believes that TTNet's entry into the local telephone market will have the effect of increasing competition. NTT introduced two new calling plans during fiscal year 1998 to compete more effectively. "Area Plus" service allows customers to make three-minute calls extending to adjacent areas, or up to 20 kilometers, at a cost of (Yen)10 in the daytime ((Yen)10 for four minutes during late night hours and early morning) by paying a fixed monthly fee. "Time Plus" service enables local calls to be made at a cost of
(Yen)10 for five minutes within their own local calling area ((Yen)10 for seven minutes during late night hours and early morning) by similarly paying a fixed monthly fee.

  NTT currently faces significant competition in the long distance market from each of Japan Telecom, DDI Corporation, Teleway, TTNet and KDD. In fiscal year 1998, the share of inter-prefecture calls between all prefectures in Japan for NTT's fixed line telephone services dropped from 64.3% to 59.4%, while NTT's share dropped from 66% to 63% when ISDN services are included. In February 1998, NTT reduced the rate for daytime calls over 100 kilometers to eliminate price advantages held by competitors in the long distance market. This rate reduction is estimated to reduce annual revenues by approximately (Yen)80 billion. See also "Regulatory Developments."

  NTT DoCoMo and its subsidiaries' competitors in the cellular market are IDO, DDI Cellular group, Tu-Ka group, Digital Tu-Ka group and Digital Phone group. Despite intense competition, NTT DoCoMo and its subsidiaries had approximately 57% market share of cellular subscribers as of March 31, 1998. Intense competition in the cellular market has led to rapid, substantial and sustained decreases in the prices for handsets, monthly access fees and usage charges for calls. Certain of the competitors of NTT DoCoMo and its subsidiaries offer cellular services in a competing format, such as cdmaOne currently offered by DDI and expected to be offered by IDO after April 1999.

  NTT Personal Group's competitors in the PHS market are DDI Pocket group and ASTEL group. DDI Pocket group is the leader among the three PHS group operators with approximately 51.8% market share, NTT Personal Group has approximately 28.3% market share and ASTEL group has approximately 19.8% market share of PHS subscribers as of March 31, 1998.

RESEARCH AND DEVELOPMENT

  NTT believes that its investment in research and development is important to allow it to develop new products and services and to remain competitive. For the fiscal years ended March 31, 1998, 1997 and 1996, research and development expenses amounted to (Yen)288.9 billion, (Yen)328.5 billion and (Yen)318.1 billion, or 3.1%, 3.7% and 4.0% of operating revenues, respectively. See Note 16 to "Notes to Consolidated Financial Statements--Research and development expenses and advertising costs."

  NTT is currently engaged in research and development projects to develop technology to lower the cost of installing fiber optic wires, to develop standard protocols for high-speed access telecommunications systems, and to improve the energy-efficiency of communications equipment. NTT and its subsidiaries are also developing technology to facilitate Internet and multimedia development, including systems to allow digital sound and visual communications, to improve the protection of intellectual property rights for digital materials, and to provide ultra-high speed transmission rates for Internet, intranet and other high-volume applications. NTT DoCoMo and its subsidiaries are developing W-CDMA in connection with International Mobile Telecommunications--2000 ("IMT--2000"), a third-generation wireless communication platform for the next century.

CAPITAL INVESTMENTS

  NTT and its subsidiaries' capital investments for the preceding three fiscal years are shown in the table below.

                                                                      FOR THE
                                                                    YEAR ENDED
                                    FOR THE YEARS ENDED MARCH 31,    MARCH 31,
                                   -------------------------------- -----------
                                      1996       1997       1998       1998
                                   ---------- ---------- ---------- -----------
                                          (BILLIONS OF YEN)          (MILLIONS
                                                                    OF DOLLARS)
Expansion and improvement of
 services:
  Telephone....................... (Yen)1,796 (Yen)1,856 (Yen)1,774   $13,141
  Data communication facility.....        127        155        132       978
  Other...........................        213        401        354     2,622
Research and development..........        155        147        158     1,170
Construction, improvement and
 renovation
 of office building, etc..........        423        519        544     4,030
                                   ---------- ---------- ----------   -------
  Total........................... (Yen)2,714 (Yen)3,078 (Yen)2,962   $21,941
                                   ========== ========== ==========   =======

  NTT and its subsidiaries continue to make large capital investments to meet the demands for telecommunications services and for modernization programs. In recent years, a substantial portion of capital investments has been used to finance the installation of digital transmission and switching equipment throughout NTT's telecommunications network. NTT completed full digitization of subscriber terminal capacity in December 1997.

  In fiscal year 1999, NTT and its subsidiaries expect to make capital investments in an amount not significantly different from the levels of the past three fiscal years. NTT plans to provide coverage of optical fiber cables in the access network for approximately 100% of business areas by 2000 followed by a goal of 100% nationwide by 2010. NTT developed "New Optical Access System," which enables low-cost opticalization up to telephone poles near customers, at a cost almost equivalent to metallic cable. This speeds the deployment of optical fiber cables in the access network, bringing NTT and its subsidiaries one step closer to the full introduction of high-speed broadband networks.

PROCUREMENT

  Neither NTT nor its subsidiaries have any manufacturing divisions and, accordingly, they procure finished products from outside suppliers. Therefore, NTT and its subsidiaries are continually seeking opportunities to develop relationships with high-quality, cost-efficient suppliers from around the world to strengthen its business operations in Japan's highly competitive telecommunications market.

PRIVATIZATION

  The total number of outstanding shares of NTT at the time of its establishment was 15.6 million. Until October 1986, MOF owned 100% of the outstanding shares of NTT. Between October 1986 and October 1988,

MOF sold 5.4 million shares to a variety of individual and institutional investors. As of September 30, 1998, as a result of a 1.02-to-1 stock split on November 24, 1995, the number of outstanding shares amounted to 15,912,000 and MOF owned 10,419,289.24 shares, representing 65.5% of the outstanding shares. As of September 30, 1998, no other shareholder owned more than 10% of the outstanding shares.

  In December 1990, MOF announced its plan that out of the 5.0 million shares then available for sale under the NTT Law, MOF would sell 2.5 million of such shares at the rate of approximately 0.5 million shares per fiscal year (with any shares remaining unsold to be sold in future years based on market conditions), and retain the other 2.5 million shares for the time being. Prior to the offering of the shares contemplated by this prospectus, no such sales had been made as the Government concluded that market conditions would not permit smooth absorption of the shares. The NTT Law requires that the disposition of shares by MOF must be within the limits determined by the Diet in the relevant annual budget. One million shares are permitted to be sold under the budget for the fiscal year ending March 31, 1999. It is NTT's understanding that at present the Government has not decided whether there will be any changes in the plan announced in December of 1990 after the global offering. In addition, it is NTT's understanding that at present the Government has not determined the number of shares the sale of which will be permitted under the annual budget to be submitted to the Diet for the fiscal year ending March 31, 2000. The Government generally proposes its annual budget to the Diet in January of each year. The fiscal year of the Government begins April 1.

RELATIONSHIP WITH GOVERNMENT

  Prior to the global offering, the Government owned approximately 65.5%, and after the global offering will own approximately 59%, of the outstanding shares of NTT. For a description of the Government's ownership of shares of NTT, see "Principal Shareholders and Selling Shareholder." The Government, acting through MPT, also regulates the activities of NTT. See "Regulatory Developments." In addition, the Government is one of the largest customers of NTT and its subsidiaries. NTT and its subsidiaries transact business with various departments and agencies of the Government as separate customers on an arm's-length basis. The Government, in its capacity as shareholder, votes at shareholder meetings of NTT and, by virtue of its position as a majority shareholder, theoretically has the power to control most decisions taken at such meetings, although the Government has not used this power to direct the management of NTT. The Government also has the power to take certain actions with respect to the networks of NTT and its subsidiaries in the interests of national security and international relations.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

  NTT is a limited liability, joint-stock company incorporated under the laws of Japan. All of its directors and executive officers (and certain experts named herein) reside in Japan. Substantially all of the assets of such persons and of NTT are located outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon NTT or such persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. NTT has been advised by its Japanese counsel, Tomotsune Kimura & Mitomi, that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                            REGULATORY DEVELOPMENTS

PRICING OF TELECOMMUNICATIONS SERVICES

  In connection with measures introduced to promote further competition in the telecommunications market, changes have been made to the regulations governing the manner in which telecommunications service providers set prices for their telecommunications services. In general and subject to certain exceptions, notification to MPT is all that is required for a Type I Carrier to change the prices it charges for its telecommunications services, such as long distance services. However, changes in the prices charged for basic telephone services, ISDN services and leased circuit services within prefectures are expected to be subject to a price-cap system described below. Also, changes to prices charged for interconnection with a Type I Carrier's network are subject to prior approval by MPT as described below.

PRICE-CAP SYSTEM

  In order to promote further competition in the telecommunications market, and as part of the Government's overall policy toward deregulation, the Telecom Business Law was revised in May 1998 and became effective as of November 1, 1998. For certain services to be provided by Type I Carriers, such as NTT, with "designated telecommunications facilities" (defined as a facility providing a percentage of telecommunications service in a region in excess of a percentage designated by MPT) and specified in an ordinance of the Ministry of Posts and Telecommunications, a price-cap system is to be introduced. The ordinance stipulates that the price-cap system is applicable to basic telephone services, ISDN services and leased circuit services provided within prefectures by a Type I Carrier with such "designated telecommunications facilities." Certain of NTT's facilities for its regional telecommunications services have been designated as "designated telecommunications facilities" due to NTT's dominant position in the local telecommunications market. It is expected that until the reorganization, rates for regional telecommunications services provided by NTT will continue to be subject to MPT approval, while rates for such services provided by the regional companies after the reorganization will be subject to the price cap system. Under the price cap system, an index will be annually fixed by MPT. Only notification of MPT will be required for changes in rates which do not exceed such index, while changes in excess of the index will require the prior approval of MPT. It is currently expected that the index will initially equal the Consumer Price Index in Japan less a productivity factor and an exogenous factor.

INTERCONNECTION

  The Telecom Business Law requires that every Type I Carrier, such as NTT, must agree to the request of other telecommunications carriers to access its network through interconnection, subject to certain limited exceptions. A Type I Carrier maintaining a "designated telecommunications facility" is required to submit each interconnection tariff and conditions of interconnection with MPT for approval. Currently, NTT is the only Type I Carrier obligated to make such submission. MPT will issue approval if the conditions are technically and economically feasible, the interconnection charges for each function have been specified by applicable ordinances of the Ministry of Posts and Telecommunications, the charges are fair and impartial in view of the costs of such services, the interconnection charges are not disadvantageous as compared to the conditions the Type I Carrier would impose to connect its own telecommunications facilities and there is no unfair discrimination against any particular communications carrier. In January 1998, NTT submitted its interconnection tariffs in connection with its "designated telecommunications facilities," including, principally, its local exchanges, and such tariffs were approved in March 1998.

  In May 1998, the U.S. Government and the Japanese Government issued a status report in which the Japanese Government expressed its intention to introduce "Long-run Incremental Cost Methodology" for setting interconnection charges. Long-run Incremental Cost Methodology would calculate interconnection charges based on costs assumed to be incurred for construction of the current network with presently available equipment and technology. In the report issued by the U.S. Government and the Japanese Government it was specifically stated that:

    . a bill to amend the Telecom Business law will be submitted to the regular Diet Session in the spring of 2000 in order to implement Long-run Incremental Cost Methodology as early as possible;

    . due consideration will be paid to ensure that the implementation of Long-run Incremental Cost Methodology would cause no disruption to the provision of universal services and that it would not prove destructive to end user rates and business operations of incumbent local exchange carriers; and

    . prior to the introduction of Long-run Incremental Cost Methodology based charges, the Japanese Government will, within the scope of its existing authority, promote the reduction of interconnection charges as much as possible.

  At this time, the ultimate results of the introduction of Long-run Incremental Cost Methodology on the financial position and results of operations of NTT and its subsidiaries cannot be determined. The condition upon which access to networks, especially to local networks is offered, is of great significance to the development of the Japanese telecommunications market.

UNIVERSAL SERVICES

  In June 1998, the Ministry of Posts and Telecommunications released a report concerning universal services, the provision of which is an obligation of NTT under the NTT Law. The report concluded that certain telephone services are indispensable to the national welfare and should be deemed "universal services" that require proper and stable provision with equal conditions across the country. In the report released by the Ministry of Posts and Telecommunications, "universal services" would include basic telephone services to customers throughout Japan. ISDN and wireless telephone services were excluded from the scope of "universal services." At the present time, it is not clear what obligations will be imposed on NTT and other Type I Carriers with respect to the provision of "universal services;" however, the report places emphasis on the establishment of a "Universal Services Fund." The report proposed that, through contributions by telecommunications service providers to the fund, providers of universal services such as NTT should be subsidized for the costs incurred to provide such services. It was also proposed that international and long distance telephone services should not be subsidized since competition among telecommunications service providers has already led to nationwide availability. The Ministry of Posts and Telecommunications is currently reviewing the possibility of establishing the fund.

NUMBER PORTABILITY

  The Ministry of Posts and Telecommunications is now having discussions on the introduction of local number portability, which will enable subscribers to change their telephone companies without changing their phone numbers.

PRESUBSCRIPTION

  The Ministry of Posts and Telecommunications is currently considering the introduction of "Presubscription" for domestic and international service. Presubscription will enable telephone subscribers to use the telecommunications service provider of their choice without dialing prefixes by prior selection of and registration with such service provider. In November 1998, the Ministry of Posts and Telecommunications announced that presubscription shall be introduced in the spring of 2001.

                  DIVIDENDS AND PRICE RANGE OF SHARES AND ADSS

  The primary market for the common stock of NTT is the Tokyo Stock Exchange, also referred to as the TSE. The common stock has been traded on the First Section of that exchange since February 1987 and are also listed on all other stock exchanges in Japan. Application will be made to list the shares offered in the global offering on the First Section of the TSE.

TOKYO STOCK EXCHANGE

  The TSE market is a continuous auction market where buy and sell orders directly interact with one another. All orders, either limit or market, are placed by member broker/dealer firms with the "Saitori" member who functions solely as a middleman between these firms. The Saitori member maintains a central order book for each of its "franchise" stocks allocated by the TSE and matches orders in accordance with price priority and time precedence.

  The TSE has been adopting the following measures to prevent certain short-term price fluctuations.

  Special Bid or Asked Quotes

  When there is a major order imbalance, the TSE requires the Saitori member to indicate a "special bid quote" or a "special asked quote," showing that there exists a major imbalance between buy and sell orders. A special quote is publicly disseminated through the market information system of the TSE, enabling market participants to respond to the imbalance. If contraside orders come into the market and equilibrium is established at the special quote, the quote is withdrawn by the Saitori member. Conversely, when the imbalance continues, the Saitori member renews the special quote, with the approval from the TSE, upward or downward at an interval of every five minutes or more within the variation set forth in the table below until equilibrium is established.

  Daily price limits

  In addition to special quotes, the TSE maintains daily price limits for individual stocks to prevent day-to-day swings in stock prices and also to provide a "time-out" for publicizing a major price rise or decline in a stock and resultant evaluation of the situation by the investing public. TSE's daily price limits are set in terms of absolute yen depending upon the price range of each stock for the purpose of simplicity. As the price limits simply prohibit bids and offers at prices beyond the limits, the market for a stock is open for trading within the limits, even after the stock hits a limit.

  The daily price limit also applies to the special quote. Thus, the special quote cannot be indicated beyond the limit.

  The total trading volume in 1997 on the TSE was 107.5 billion shares, with a daily average of 439.0 million shares.

  The following table sets forth for the periods indicated the reported high and low sale prices and the average daily trading volume of the common stock on the TSE. It also sets forth the closing highs and lows of two TSE stock indices. The Tokyo Stock Price Index, or TOPIX, which is published by the TSE, is a weighted index of the market value of all stocks listed on the First Section of the TSE. As of March 31, 1998, stocks of 1,327 companies were traded on the First Section of the TSE. The Nikkei Stock Average is a widely followed unweighted arithmetic average of 225 selected stocks traded on the First Section.

                                 TSE                                                CLOSING NIKKEI
                           PRICE PER SHARE                        CLOSING TOPIX      STOCK AVERAGE
                         -------------------   AVERAGE DAILY    ----------------- -------------------
                           HIGH       LOW      TRADING VOLUME     HIGH     LOW      HIGH       LOW
                         --------- --------- ------------------ -------- -------- --------- ---------
CALENDAR PERIOD            (YEN)     (YEN)   (NUMBER OF SHARES) (POINTS) (POINTS)   (YEN)     (YEN)
1996
 First quarter..........   866,000   742,000        5,343       1,638.10 1,520.46 21,406.85 19,627.57
 Second quarter.........   835,000   772,000        5,208       1,725.64 1,640.11 22,750.70 21,170.72
 Third quarter..........   841,000   753,000        4,441       1,708.21 1,539.67 22,455.49 20,107.11
 Fourth quarter.........   922,000   770,000        8,726       1,622.91 1,448.45 21,612.30 19,161.71
1997
 First quarter..........   915,000   808,000        7,390       1,480.86 1,326.60 19,446.00 17,303.65
 Second quarter......... 1,120,000   836,000       15,757       1,560.28 1,320.82 20,681.07 17,485.75
 Third quarter.......... 1,240,000   999,000        8,828       1,555.16 1,373.97 20,575.26 17,683.27
 Fourth quarter......... 1,150,000   920,000        7,585       1,391.06 1,130.00 17,842.16 14,775.22
1998
 First quarter.......... 1,230,000 1,050,000        7,918       1,300.30 1,120.61 17,264.34 14,664.44
 Second quarter......... 1,170,000   996,000        5,633       1,254.74 1,156.47 16,536.66 14,715.38
 Third quarter.......... 1,280,000   995,000        8,162       1,280.73 1,043.57 16,731.72 13,406.39
 Fourth quarter (through
  December 14, 1998).... 1,080,000   819,000        8,476       1,164.59   980.11 15,207.77 12,879.97

  On December 14, 1998, the last reported sale price of the shares on the TSE was (Yen)882,000 per share, and the closing TOPIX and Nikkei Stock Average on that date were 1,100.31 and (Yen)14,111.62, respectively.

SETTLEMENT

  Settlement of transactions concerning shares listed on any of the stock exchanges in Japan, including the TSE, will normally be effected on the fourth business day from and including the transaction date. Settlement in Japan is made by physical delivery of share certificates or through the Japanese Securities Depository Center, also known as JASDEC. See "Description of the Shares--General."

AMERICAN DEPOSITARY SHARES

  The ADSs are listed on the New York Stock Exchange. 200 ADSs represent one share. The ADSs are evidenced by ADRs issued by Morgan Guaranty Trust Company of New York, as depositary.

  On September 30, 1998, approximately 6,014,400 ADSs (equivalent to 30,072 shares, or approximately 0.19% of the total number of shares outstanding on that date) were outstanding and were held by 191 record holders of ADRs (including 186 record holders in the United States holding 6,013,725 ADSs). The following table sets forth for the periods indicated the high and low sales price of the ADSs as set forth on the New York Stock Exchange composite tape.

                                                      NYSE       AVERAGE DAILY
                                                  PRICE PER ADS  TRADING VOLUME
                                                  ------------- ----------------
                                                   HIGH   LOW
                                                  ------------- (NUMBER OF ADSS)
CALENDAR PERIOD                                    ($)    ($)
1996
 First quarter...................................  42.50  36.00       4,078
 Second quarter..................................  39.63  36.13       2,944
 Third quarter...................................  38.63  34.88       1,911
 Fourth quarter..................................  40.25  35.00       1,920
1997
 First quarter...................................  39.00  34.63       3,489
 Second quarter..................................  49.25  34.50      46,080
 Third quarter...................................  52.00  46.25      22,166
 Fourth quarter..................................  47.38  35.94      20,667
1998
 First quarter...................................  48.50  41.13      19,307
 Second quarter..................................  43.88  34.69      13,732
 Third quarter...................................  45.06  35.63      14,689
 Fourth quarter (through December 11, 1998)......  45.00  31.38      19,520

  The common stock is also listed on the London Stock Exchange.

DIVIDENDS

  NTT has paid dividends on the shares semiannually in respect of each fiscal year since NTT's founding in 1985. The annual dividend is recommended by the Board of Directors and approved by shareholders at the general meeting of shareholders required to be held in June of each year and by MPT. Immediately following approval thereof at the meeting and approval of MPT, dividends are distributed to holders of record at the preceding March 31 in proportion to their respective holdings of shares at that date. Annual dividends may be distributed in cash. In addition to annual dividends, NTT may make cash distributions from its retained earnings to its shareholders of record as of September 30 in each year by resolution of its Board of Directors and approval of MPT.

  The following table sets forth the respective shareholder and Board of Directors (interim dividend) approval dates, payment dates and amount of dividends (expressed in yen and expressed as a U.S. dollar equivalent based on the Noon Buying Rate on the date of payment) paid by NTT applicable to each of the six-month periods indicated.

RECORD DATE/SIX MONTHS                                             DIVIDEND
ENDED                      APPROVAL DATE     PAYMENT DATE         PER SHARE
----------------------   ----------------- ----------------- --------------------
                                                               (YEN)    (DOLLARS)
September 30, 1995...... November 22, 1995 December 13, 1995 (Yen)2,500  $24.57
March 31, 1996.......... June 27, 1996     June 28, 1996     (Yen)2,500  $22.84
September 30, 1996...... November 22, 1996 December 13, 1996 (Yen)2,500  $21.97
March 31, 1997.......... June 27, 1997     June 30, 1997     (Yen)2,500  $21.81
September 30, 1997...... November 21, 1997 December 12, 1997 (Yen)2,500  $19.17
March 31, 1998.......... June 26, 1998     June 29, 1998     (Yen)2,500  $17.62
September 30, 1998*..... November 20, 1998 December 11, 1998 (Yen)2,500  $21.41

--------
* Purchasers of shares or ADSs in the global offering will not be entitled to this dividend because they will not be shareholders of record on September 30, 1998.

  On October 22, 1998 NTT announced a plan to pay a special dividend of
(Yen)5,000 per share to shareholders of record as of March 31, 1999 following shareholder approval in June 1999 and subject to approval by MPT. See "Description of the Shares--Dividends." NTT also announced plans to pay an ordinary dividend of (Yen)2,500 to shareholders of record on March 31, 1999 following shareholder approval in June 1999, as well as an approval of MPT.

  The payment, as well as the amount, of dividends in the future will be subject to the level of NTT's earnings, NTT's financial condition and other factors, including applicable government regulatory action.

  Under Japanese foreign exchange controls currently in effect, dividends paid on shares held by non-residents of Japan may be converted into any foreign currency and repatriated abroad. Under the terms of the deposit agreement pursuant to which ADRs are issued, the Depositary is required, to the extent that in its judgment it can convert Japanese yen on a reasonable basis into U.S. dollars and transfer the resulting dollars to the United States, to convert all cash dividends that it receives in respect of deposited shares into U.S. dollars and to distribute the amount thus received (after deduction of applicable withholding taxes and expenses of the Depositary) to the holders of ADRs.

  For a discussion of the tax treatment of dividends paid to U.S. Holders of ADSs, see "Certain Tax Considerations."

                 PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

  Upon consummation of the global offering, MOF will own approximately 59% of the outstanding shares. MOF is required by the NTT Law and the amendments to the NTT Law to own one-third or more of the total number of the outstanding shares. However, any increase in the number of shares attributable to the issuance of new shares, including shares issued upon the conversion or exercise of any convertible debentures or debentures with preemptive rights, is not included for the time being in calculating the proportion of the shares held by MOF for this purpose. Under this requirement, as of March 31, 1998, the maximum number of shares permitted to be sold by the Government was 5.1 million shares.

                           DESCRIPTION OF THE SHARES

  Set forth below is certain information relating to the shares, including brief summaries of certain provisions of NTT's Articles of Incorporation and NTT's Share Handling Regulations, as currently in effect, and of the Commercial Code of Japan and the NTT Law. These summaries do not purport to be complete and are qualified in their entirety by reference to the full Articles of Incorporation and the full Share Handling Regulations which have been filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part.

GENERAL

  Under the Articles of Incorporation, the presently authorized capital stock of NTT consists of 62,400,000 shares of common stock with a par value of
(Yen)50,000 per share. As of September 30, 1998, 15,912,000 shares were issued and outstanding. The Commercial Code requires that shares be in registered form. Under the Commercial Code, shares are transferable by delivery of share certificates, but in order to assert shareholders' rights against NTT, the transferee must have its name and address registered on NTT's register of shareholders. The Share Handling Regulations require shareholders to file their names, addresses and seal impressions with The Chuo Trust and Banking Company, Limited, the transfer agent for NTT. Foreign shareholders customarily using a signature may file a specimen signature in lieu of a seal impression. Shareholders not resident in Japan are required to file a mailing address in Japan or appoint a resident proxy in Japan. These requirements do not apply to the holders of ADSs or ADRs.

  The central clearing system of share certificates under the Law Concerning Central Clearing of Share Certificates and Other Securities of Japan started to operate in October 1991. Under this system, a holder of shares may choose, at its discretion, to participate in this system and all certificates of shares elected to be put into this system will be deposited with the sole depository under the system, JASDEC (through a participating institution, such as a securities company or bank, having a clearing account with the clearing house, if the holder is not such a securities company or bank), and all such shares will be registered in the name of the clearing house on NTT's register of shareholders. Each participating shareholder will in turn be registered in NTT's register of beneficial shareholders and be treated the same way as shareholders registered on NTT's register of shareholders. For the purpose of transferring the deposited shares, delivery of share certificates is not required. In general, beneficial owners of deposited shares registered in the register of beneficial owners are entitled with respect to such shares to the same rights and benefits as the holders of shares registered in the register of shareholders. The registered beneficial owners may exercise the rights attached to the shares, such as voting rights, and will receive dividends (if any) and notices to shareholders directly from NTT. The shares held by a person as a registered shareholder and those held by the same person as a registered beneficial owner are aggregated for such purposes. New shares issued with respect to deposited shares, including those issued upon a stock split, automatically become deposited shares. The beneficial owners are required to file with the transfer agent of NTT principally through the relevant participating institution, the same information as is required from the registered shareholders. Beneficial owners may at any time withdraw their shares from deposit and receive share certificates.

DIVIDENDS

  The Articles of Incorporation provide that NTT's financial accounts shall be closed on March 31 of each year and that dividends, if any, shall be paid to the shareholders of record at the close of business as of such date. Pursuant to the Commercial Code, after the close of the fiscal year, the Board of Directors prepares, among other things, a proposal for appropriation of profits and retained earnings for year-end dividends, legal reserve and other reserves, and such appropriation customarily includes a bonus to Directors and Corporate Auditors. This proposal is then submitted to the Board of Corporate Auditors of NTT and the independent certified public accountants for their review and comments. Then the proposal accompanied by the Board of Corporate Auditors' and independent accountant's reports are submitted for shareholder approval at the Ordinary General Meeting of Shareholders, which, pursuant to the Articles of Incorporation, must be convened in June of each year.

  In addition to year-end dividends, the Board of Directors may, by resolution, declare an interim cash dividend to shareholders of record as of the close of September 30 of each year, without prior shareholder approval, but subject to the restrictions described below. The requisite appropriation of profits and retained earnings and related transfer of the applicable amount to legal reserve occurs at the time of the payment of the interim dividend from funds available for appropriation in respect of the immediately preceding fiscal year, less the year-end dividends and bonuses to Directors and Corporate Auditors paid in respect of such prior fiscal year and any transfer of profits and retained earnings to the stated capital subsequent to the prior fiscal year-end. Payment of interim dividends reduces the funds legally available for the payment of year-end dividends for the fiscal year in which such interim dividends are resolved and paid.

  Under the NTT Law, the appropriation of profits and retained earnings, including the payment of interim dividends, of NTT requires the approval of MPT.

  Under the Commercial Code, the shareholders may, by resolution at an Ordinary General Meeting of Shareholders, transfer to NTT's stated capital account any amount which could otherwise be distributed as year-end dividends and the Board of Directors may, by its resolution but subject to the approval of MPT, pay a dividend in the form of additional shares, by way of a stock split without affecting the par value thereof, up to the amount so transferred to NTT's stated capital account.

  The Commercial Code provides that a company may not make any distribution of profits by way of year-end dividends or interim dividends for any fiscal year unless it has set aside in its legal reserve an amount equal to at least one-tenth of the amount paid by way of appropriation of profits and retained earnings for such fiscal year until the legal reserve is one-quarter of its stated capital. The Commercial Code permits a company to distribute profits by way of year-end or interim dividends out of the excess of its net assets over the aggregate of:

  .  its stated capital;

  .  its additional paid-in capital;

  .  its accumulated legal reserve;

  . the legal reserve to be set aside in respect of the fiscal year concerned; and

  . the excess, if any, of unamortized expenses incurred in preparation for commencement of business and in connection with research and development expense over the aggregate of amounts listed above, other than its stated capital.

  In the case of interim dividends, the net assets are calculated by reference to the balance sheet as at the last closing of the company's accounts, but adjusted to reflect any subsequent payment by way of appropriation of profits and retained earnings and the related transfer to the legal reserve, any subsequent transfer of profits and retained earnings to stated capital and the aggregate purchase price of shares determined by a resolution at the ordinary general meeting of shareholders authorizing a company to acquire its shares pursuant to the below mentioned amendments to the Commercial Code, provided that interim dividends may not be paid where there is a risk that at the end of the fiscal year there might not be any excess of net assets over the aggregate of the amounts listed above. If NTT has on its balance sheet a number of shares that NTT has acquired for the purpose of transferring the same to its Directors or employees pursuant to the amendments to the Commercial Code which took effect on October 1, 1994 and June 1, 1997 (the "1994/1997 amendments to the Commercial Code") but such shares are yet to be transferred, the book value of such shares shall be deducted from the amount available for payment of annual and interim dividends. As of March 31, 1998, the net assets of NTT determined in accordance with the Commercial Code were (Yen)4,601 billion (U.S. $34,081 million), its stated capital was (Yen)795.6 billion (U.S. $5,893 million), its additional paid-in capital was (Yen)2,530 billion (U.S. $18,741 million) and its legal reserve was (Yen)99 billion (U.S. $733 million).

  In Japan the "ex-dividend" date and the record date for dividends precede the date of determination of the amount of the dividend to be paid. See "Record Date." For information as to taxation of dividends, see "Certain Tax Considerations--Japanese Taxation."

TRANSFER OF ADDITIONAL PAID-IN CAPITAL AND LEGAL RESERVE TO STATED CAPITAL AND STOCK SPLITS

  The Commercial Code permits NTT, by resolution of the Board of Directors, to transfer the whole or any part of additional paid-in capital and legal reserve to stated capital and, after being authorized by MPT pursuant to the NTT Law, to grant to shareholders additional shares free of charge by way of a stock split without affecting the par value thereof, with reference to the whole or any part of the amount of additional paid-in capital and legal reserve so transferred to stated capital. When NTT issues new shares in the future, the entire amount of the issue price of such new shares is required to be accounted for as stated capital, although NTT may account for an amount not exceeding one-half of such issue price as additional paid-in capital (subject to the remainder being not less than the total par value, if any, of the new shares being issued). Such additional shares may also be granted by reference to the amount representing the portion of the issue price of shares in excess of the par value thereof which has been accounted for as stated capital. The stock split may be made only if:

  . the total par value of the shares in issue after the stock split does not exceed the stated capital; and

  . the net assets of NTT (as appearing in the latest balance sheet) divided by the number of the shares in issue after the stock split is at least
     (Yen)50,000.

  The Commercial Code permits NTT to make a distribution to shareholders by way of a rights issue at a subscription price per share which is less than the par value thereof if:

  . the difference between the subscription price and the par value does not exceed the amount of the stated capital minus the aggregate par value of all outstanding shares, divided by the number of new shares to be issued pursuant to such rights issue;

  . the sum of the net assets of NTT (as appearing on its latest balance sheet) and the total subscription price, divided by the number of the shares outstanding immediately after the issuance of the new shares, is at least (Yen)50,000; and

  .  the subscription rights are made transferable.

In order to satisfy the requirement listed first above, the Board of Directors may transfer the whole or any part of additional paid-in capital or legal reserve to stated capital.

FRACTIONAL SHARES

  If NTT makes stock splits or issues convertible bonds or debentures or bonds or debentures with warrants or rights to subscribe for new shares, fractional shares constituting one-hundredth of one share or any integral multiple thereof will be issued depending on the conditions of such splits or issues. Fractional shares will not carry voting rights but, under the Articles of Incorporation, they will have the right to receive dividends. Under the Articles of Incorporation, any certificate representing such fractional shares will not be issued and therefore fractional shares are not normally transferable. Holders of fractional shares will be registered in the register of fractional shares. The registered holders of fractional shares may at any time require NTT to purchase such shares at the current market price.

ORDINARY GENERAL MEETING OF SHAREHOLDERS

  The Ordinary General Meeting of Shareholders to settle accounts of NTT for each fiscal year is held in June each year in Tokyo, Japan. In addition, NTT may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks' advance notice to shareholders.

  Under the Commercial Code, notice of any shareholders' meeting, setting forth the place, time and purpose thereof, must be mailed to each shareholder (or, in the case of a non-resident shareholder, to his or her resident proxy or mailing address in Japan appointed or determined pursuant to the Share Handling Regulations) at least two weeks prior to the date set for the meeting.

VOTING RIGHTS

  A shareholder is entitled to one vote per share subject to the limitation on voting rights set forth in the following paragraph. Under the Commercial Code, except as otherwise provided by law or by the Articles of Incorporation, a resolution can be adopted at a General Meeting of Shareholders by a majority of the shares having voting rights represented at the meeting. The Commercial Code and the Articles of Incorporation provide, however, that the quorum for the election of Directors and Corporate Auditors shall not be less than one-third of the total number of outstanding shares having voting rights. NTT's shareholders are not entitled to cumulative voting in the election of Directors. A corporate shareholder, more than one-quarter of whose outstanding shares are directly or indirectly owned by NTT, may not exercise its voting rights in respect of the shares of NTT. Shareholders may exercise their voting rights through proxies provided that the proxies are also shareholders. Under the NTT Law, the election and removal of Directors and Corporate Auditors are subject to the approval of MPT.

  The Commercial Code provides that in order to amend the articles of incorporation of a corporation and in certain other instances, including a reduction of the stated capital, the removal of a Director or Corporate Auditor, dissolution, merger or consolidation, the transfer of the whole or an important part of the business, the taking over of the whole of the business of any other corporation or any offering of new shares at a "specially favorable" price (or any offering of convertible bonds or debentures with "specially favorable" conversion conditions or of bonds or debentures with warrants or rights to subscribe for new shares with "specially favorable" conditions) to persons other than shareholders, the quorum shall be a majority of the total number of shares outstanding and the approval of the holders of at least two-thirds of the shares represented at the meeting is required.

SUBSCRIPTION RIGHTS

  Holders of the shares have no preemptive rights under the Articles of Incorporation. Authorized but unissued shares may be issued at such times and upon such terms as the Board of Directors determines, subject to the approval of MPT and the limitation as to the offering of new shares at a "specially favorable" price discussed in "Voting Rights" above. Under the Commercial Code, the Board of Directors may, however, determine that shareholders shall be given subscription rights regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all shareholders as of a record date of which not less than two weeks' public notice must be given. Each of the shareholders to whom such rights are given must also be given notice of the expiry thereof at least two weeks prior to the date on which such rights are to expire.

  Rights to subscribe for new shares may be made transferable or nontransferable by the Board of Directors and may be made at par or at or substantially below the market price of shares. Accordingly, rights offerings can result in substantial dilution or can result in rights holders not being able to realize the economic value of such rights.

LIQUIDATION RIGHTS

  In the event of a liquidation of NTT, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the respective numbers of shares which they hold.

LIABILITY TO FURTHER CALLS OR ASSESSMENTS

  All NTT's presently outstanding shares are fully paid and nonassessable.

TRANSFER AGENT

  The Chuo Trust and Banking Company, Limited is the transfer agent for the shares. As such transfer agent, its office at 7-1, Kyobashi 1-chome, Chuo-ku, Tokyo 104-8345, Japan keeps NTT's register of shareholders and makes transfer of record ownership upon presentation of the certificates representing the transferred shares.

RECORD DATE

  The close of business on March 31 is the record date for NTT's year-end dividends, if paid. The shareholders who are registered as the holders on NTT's register of shareholders at the close of business as of March 31 are also entitled to exercise shareholders' voting rights at the Ordinary General Meeting of Shareholders with respect to the fiscal year ending on such March
31. The close of business on September 30 of each year is the record date for interim dividends, if paid. In addition, NTT may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks' public notice.

  The shares generally trade ex-dividend or ex-rights in the Japanese stock exchanges on the third business day prior to a record date (or if the record date is not a business day, the fourth business day prior thereto), for the purpose of dividends or rights offerings.

REPURCHASE BY THE COMPANY OF SHARES

  Except as otherwise permitted by the Commercial Code as set out below, neither NTT nor any of its subsidiaries may acquire shares except by means of a reduction of capital in the manner provided in the Commercial Code.

  The 1994/1997 amendments to the Commercial Code enable NTT to acquire shares for the following purposes, subject to the authorization of shareholders at an ordinary general meeting:

  (1) for the purpose of transferring the same to its Directors and/or employees; and
  (2) for the purpose of cancellation thereof.

  Acquisition by NTT of its shares for the purpose of (1) above is subject to, among other things, the following restrictions:

  . the number of shares to be acquired must not exceed 10% of the total number of issued shares; and

  . the aggregate amount of the purchase price must not exceed the amount of the retained earnings available for annual dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any transfer of retained earnings to stated capital.

Acquisition by NTT of its shares for the purpose of (2) above is subject to, among other things, the following restrictions:

  . the aggregate amount of the purchase price must not exceed the amount of the retained earnings available for any annual dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any transfer of retained earnings to stated capital; and

  . there is not a concern that there would be no retained earnings available for annual dividend payment at the close of the current fiscal year.

In the case of shares being listed on an exchange or the over-the-counter market, acquisition shall be made through the market or by way of tender offer by the close of the following ordinary general meeting. The amendments introduced for the purpose of (1) above enable NTT to introduce a stock option plan using the shares already issued, subject to the satisfaction of certain additional requirements.

  The Law for Special Exceptions to the Commercial Code concerning Procedures of Cancellation of shares, which was enacted in 1997 and amended with effect from March 30, 1998, authorizes a company whose shares are listed on an exchange or the over-the-counter market to acquire and cancel its shares by a resolution of the Board of Directors if such company's articles of incorporation provide that shares may be purchased for the purpose of cancellation. Currently, NTT's articles do not contain such a provision. Under such law, a company may acquire its shares using its retained earnings subject to, among other things, the following restrictions:

  . the number of shares to be acquired must not exceed 10% of total issued shares; and
  . the aggregate amount of the purchase price must not exceed one-half of the amount available for any interim dividend payment less the aggregate amount of any interim dividend payment.

  In addition, until March 31, 2000 (with certain transitional exceptions), a company may acquire and cancel its shares using its additional paid-in capital if its articles of incorporation so provide and subject to, among other things, the following restrictions:

  . the aggregate amount of the purchase price must not exceed an amount equal to the excess of the sum of additional paid-in capital and legal reserve over a quarter of the amount of stated capital; and

  .there must remain an amount available for interim dividend payment.

Currently, NTT's articles do not have such a provision.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

  The Foreign Exchange and Foreign Trade Law of Japan, as amended, and the cabinet orders and ministerial ordinances issued thereunder (collectively, the "Foreign Exchange Regulations") govern certain matters relating to the acquisition and holding of shares of equity securities of Japanese corporations by "non-residents of Japan" and "foreign investors" (as defined below). For purposes of determining ownership interests, the Depositary is the deemed owner of shares underlying ADRs.

  "Non-residents of Japan" are defined as individuals who are not resident in Japan and corporations whose principal offices are located outside Japan. Generally, branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan, but branches and other offices of non-resident corporations located within Japan are regarded as residents of Japan. "Foreign investors" are defined to be:

  .  individuals not resident in Japan;
  . corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and
  . corporations not less than 50% of the shares of which are held by either of the above persons or a majority of the officers (or officers having the power of representation) of which are non-resident individuals.

  Acquisition of Shares

  Acquisition by a non-resident of Japan of shares of stock of a Japanese corporation from a resident of Japan had generally required prior notification by the acquiring person to MOF. An amendment to the Foreign Exchange and Foreign Trade Control Law was enacted and took effect as of April 1, 1998. This amendment abolished the prior notification requirement and was substituted by a subsequent reporting requirement by the resident of Japan. Such subsequent reporting by the resident of Japan is not required where:

  .the amount of the purchase transaction of shares is (Yen)100 million or less; or

  . the purchase transaction is effected by certain financial institutions acting as the agent or intermediary, as prescribed by the Foreign Exchange Regulations.

  Notwithstanding the foregoing, if the proposed transaction falls within the category of "inward direct investment," the transaction is subject to regulation. The term "inward direct investment" in relation to transactions in shares means in relevant part: acquisition of shares of a listed corporation by a foreign investor (whether from a resident, a non-resident or any other foreign investor) the result of which would be such investor's holding directly or indirectly 10% or more of the total outstanding shares of such corporation or (if such foreign investor already holds 10% or more of the total outstanding shares of such corporation) acquisition of additional shares in such corporation.

  Whenever shares of NTT are acquired in a transaction which at such time falls within the category of an inward direct investment requiring prior notification, the foreign investor who makes such investment must file a prior notification with MOF and other governmental ministries having jurisdiction over the business of NTT 30 days prior to such transaction. When a prior notification is required, the said ministries may recommend the modification or abandonment of the proposed acquisition and, if the recommendation is not accepted, order its modification or prohibition.

  The acquisition of shares by non-resident shareholders by way of stock split is not subject to any notification requirements.

  American Depositary Shares

  Neither the deposit of shares by a non-resident of Japan, the issuance of ADRs evidencing the ADSs created by such deposit in exchange therefor nor the withdrawal of the underlying shares upon surrender of ADRs is subject to any formalities or restrictions referred to in the four preceding paragraphs, except where as a result of such deposit or withdrawal, the aggregate number of shares held by the Depositary or the holder surrendering ADRs, as the case may be, would be 10% or more of the total outstanding shares, in which event prior notification may be required as noted above.

  Dividends and Proceeds of Sales

  Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad.

  Reporting of Substantial Shareholdings

  The Securities and Exchange Law of Japan requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange to file with MOF within five business days a report concerning such shareholdings. A similar report must also be made in respect of any subsequent change of 1% or more in any such holding. For this purpose, shares issuable to such person upon conversion of convertible securities or exercise of share subscription warrant are taken into account in determining both the number of shares held by such holder and the issuer's total share capital. Copies of each such report must also be furnished to the issuer of such shares and all Japanese stock exchanges on which the shares are listed.

  Restrictions on Foreign Ownership

  Pursuant to an amendment to the NTT Law which became effective as of August 1, 1992, foreign nationals and foreign corporations, which were previously prohibited from owning the shares, are allowed to own shares. However, if the aggregate amount of NTT's voting rights which may be owned by:

  (1) any person who does not have Japanese nationality;

  (2) any foreign government or any of its representatives;

  (3) any foreign juridical person or association; and

  (4) any juridical person or association

    (x) which owns 10% or more of NTT's voting rights and

    (y) 10% or more of the voting rights of which are owned by the persons or bodies listed in (1) through (3) above

    (the proportion of NTT's voting rights in this case is determined by multiplying the proportion expressed in (x) by that expressed in (y))

is more than 20% of NTT's total voting rights, then NTT is prohibited from registering ownership of shares by such persons in excess of such limit.

                   DESCRIPTION OF ADRS AND DEPOSIT AGREEMENT

  An ADR is a negotiable certificate issued by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American depositary shares, which are also referred to as ADSs. Each ADS represents an ownership interest in 1/200th of one share of NTT, which shares are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

  The terms of the ADRs are contained in the deposit agreement dated as of July 8, 1994 among NTT, Morgan Guaranty Trust Company of New York, as depositary, and the holders of ADRs issued thereunder. The following is a summary of the material provisions of the deposit agreement and, as such, it does not contain all information that may be relevant to holders of ADRs. Investors should read the entire deposit agreement (including the form of ADR) for complete information. Copies of the deposit agreement are available at the principal office of the depositary in New York, presently located at 60 Wall Street, New York, New York 10260.

  The depositary will issue ADRs based on the deposit of shares with The Bank of Tokyo-Mitsubishi, Ltd. as custodian under the deposit agreement. Deposited shares will be represented by ADSs. If a holder's ownership interest is held through a broker, dealer or other third party, such broker, dealer or third party will provide documentation showing the holder's beneficial interest in the ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated as holders of ADRs by the depositary and NTT. The term "holders" shall refer only to persons in whose name ADRs are registered on the books of the depositary. The depositary owes no duties to anyone other than NTT and holders.

DEPOSIT OF SHARES AND ISSUANCE OF ADRS

  Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. The custodian will hold all deposited shares for the account of the depositary. Holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities."

  Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

SURRENDER OF ADRS AND DELIVERY OF DEPOSITED SECURITIES

  Holders are entitled to receive the deposited securities underlying the ADSs upon surrender of certificated ADRs to the depositary with delivery instructions for the deposited securities. In addition, holders must pay all fees, taxes and governmental charges that may apply. Deposited securities are normally delivered at the custodian's office unless the holder requests, at his own risk and expense, that they be delivered to another place. The depositary may only restrict the withdrawal of deposited securities in connection with:

  . temporary delays caused by closing transfer books of the depositary or NTT or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;
  .  the payment of fees, taxes and similar charges; or

  . compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs.

DISTRIBUTIONS ON DEPOSITED SECURITIES

  NTT may make various types of distributions with respect to its securities. Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to holders in proportion to their interests in the following manner:

  . Cash: The depositary shall convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments.

  . Shares: In the case of a distribution in shares, the depositary may issue and will issue if NTT so requests additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the holders entitled thereto. In addition, if the distribution results in the issuance of fractional shares, the depositary will sell such fractional shares to NTT.

  . Rights: In the case of a distribution of rights to subscribe for additional shares or other rights, if NTT provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for holders to instruct the depositary as to the exercise of such rights. However, if NTT does not furnish such evidence, the depositary may:

    .sell such rights if practicable and distribute the net proceeds as cash; or

    .allow such rights to lapse, whereupon holders of ADRs will receive nothing.

     NTT has no obligation to file a registration statement under the Securities Act in order to make any rights available to holders. Any sale or lapse of rights may reduce the holders' equity interest in NTT.

  . Other Distributions: In the case of a distribution of securities or property other than those described above, the depositary may either:

    .distribute such securities or property in any manner it deems fair and equitable; or

    .sell such securities or property and distribute any net proceeds as cash.

  The depositary may choose any practicable method of distribution for any specific holder, including the distribution of foreign currency, securities or property, or it may retain such items on behalf of the holder as deposited securities.

There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

RESTRICTIONS ON FOREIGN OWNERSHIP

  The NTT Law restricts NTT's ability to register shares owned by certain foreign persons and entities, in the aggregate, in excess of 20% of the voting securities of NTT. See "Description of Shares--Exchange Controls and Other Limitations Affecting Security Holders--Restrictions on Foreign Ownership." All shares held as deposited securities under the deposit agreement are deemed to be owned by foreign persons for purposes of this ownership limitation. The ownership interests of ADR holders are subject to certain procedures for the enforcement of this limitation, including the cancellation of ADSs and the forfeiture of transfer rights, rights to give voting instructions and rights to receive dividends. Holders are bound by NTT's interpretation of these procedures and the foreign ownership limitation.

  NTT may decline to register shares presented by the custodian for registration on the grounds that the foreign ownership limitation would be exceeded. In such case, the depositary will use its best reasonable efforts to:

  .  determine the holder of the ADRs to which such shares relate;

  . stop the transfer of such ADRs and disregard any voting instructions given by the holder of such ADRs;

  . notify the holder that such ADRs may not be transferred or voted and that the depositary will, at its option, either deliver the underlying shares to the holder or sell such shares on behalf of the holder;

  . deliver either the underlying shares or the proceeds of any sale to the holder of the ADRs; and

  .  cancel such ADRs.

  If the depositary decides that it is not practicable to determine the holder of such ADRs, then the depositary will use its best reasonable efforts to purchase an equal number of additional ADRs, sell the shares whose registration was refused, and cancel the ADRs to which such shares relate. The holders are liable for any deficiency and the depositary is entitled to reimbursement for all costs of purchasing the additional ADRs and may deduct such costs from the net proceeds of the sale of the shares. If there is any shortfall, the depositary may deduct the same from distributions payable to ADR holders or may sell deposited securities held under the deposit agreement and apply the proceeds against such shortfall.

  Under Japanese law, an ADR holder cannot assert any rights as a shareholder against NTT, including voting and dividend rights, unless the shares which underlie such holder's ADRs are registered in NTT's share register in the name of the depositary. Since NTT registers the transfer of shares according to its customary practice, the timing of the registration of deposited shares may be affected by how frequently NTT effects registration at any given time.

RECORD DATES

  The depositary may fix a record date for determining the holders who shall be entitled to receive distributions, exercise voting rights, receive notices, or act on other matters. Such record date will be as near as possible to the corresponding record date set by NTT.

VOTING OF DEPOSITED SECURITIES

  After receiving voting materials from NTT, the depositary will notify the holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how the holder may instruct the depositary to exercise the voting rights for the shares which underlie such holder's ADRs. If the depositary receives instructions on or before the date specified in the notice to holders, the depositary will endeavor to vote the shares in accordance with the holder's instructions. If the depositary does not receive instructions from a holder on or before the date established by the depositary for such purpose, the depositary will deem such holder to have instructed the depositary to vote or cause to be voted the shares so represented in favor of any proposals or recommendations by NTT. To accomplish this, the depositary will issue a discretionary proxy to NTT to vote the underlying shares in favor of any proposals or recommendations of NTT. No votes will be cast as to fractional shares, which shall be rounded down to the nearest whole share. Because there is no guarantee that holders will receive voting materials in time to instruct the depositary to vote, it is possible that holders or persons who hold their ADRs through brokers, dealers or other third parties will not have the opportunity to exercise their rights to vote. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

INSPECTION OF TRANSFER BOOKS

  The depositary will maintain books for the registration, transfer, combination and split-up of ADRs. Such books will be available for inspection by the holders for the purpose of communicating with holders in the interest of the business of NTT or a matter related to the deposit agreement.

CHANGES AFFECTING DEPOSITED SECURITIES

  If NTT takes certain actions that affect the deposited securities, including
(1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities and (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of NTT, then the depositary may choose to:

    (1) amend the form of ADR;

    (2) distribute additional or amended ADRs;

    (3) distribute cash, securities or other property it has received in connection with such actions;

    (4) sell any securities or property received and distribute the proceeds as cash; or

    (5) none of the above.

  If the depositary does not choose any of (1)-(4), any of the cash, securities or other property it receives shall constitute part of the deposited securities and each ADR will then represent a proportionate interest in such property.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  NTT and the depositary may jointly amend the deposit agreement. The holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by holders under the deposit agreement), or affects any substantial existing right of holders. If a holder continues to hold ADRs after being so notified, such holder is deemed to agree to such amendment. No amendment may take away any holder's right cancel ADRs and to receive the deposited securities underlying the ADRs, except in order to comply with requirements of law.

  If directed by NTT, the depositary shall terminate the deposit agreement by giving the holders at least 30 days prior notice. The depositary may also terminate the deposit agreement by providing such notice if it has resigned and no successor has been appointed within 90 days after its resignation. After termination, the depositary's only responsibility will be to deliver deposited securities to holders who surrender their ADRs, and to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

CHARGES OF THE DEPOSITARY

  Holders will be charged a fee for each issuance of ADRs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADRs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) evidenced by the ADRs issued or surrendered. Holders or persons depositing shares may also be charged the following expenses:

  .  stock transfer or other taxes and other governmental charges;

  .  cable, telex and facsimile transmission and delivery charges;

  . transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

  NTT will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between NTT and the depositary. Fees payable by holders and persons depositing shares may be amended from time to time.

LIABILITY OF HOLDERS FOR TAXES

  Holders must also pay any tax or other governmental charge payable by the custodian or the depositary on any ADR, deposited security or distribution. If a holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the holder remains liable for any shortfall. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the holders entitled thereto.

CONDITIONS TO THE ISSUANCE OF ADRS AND OTHER TRANSACTIONS

  The depositary, the custodian or NTT may refuse to:

  .  issue, register or transfer an ADR or ADRs;

  .  effect a split-up or combination of ADRs;

  .  deliver distributions on any such ADRs; or

  . permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise)

until the following conditions have been met:
  . the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

  . the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

  . the holder has complied with such regulations as the depositary may establish under the deposit agreement.

  The depositary may also suspend the issuance of ADRs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if the depositary or NTT decide any such action is advisable.

LIMITATIONS ON LIABILITY

  The deposit agreement expressly limits the obligations and liability of the depositary, NTT and their respective agents. The depositary and NTT will not be liable:

  . if they are prevented or hindered in performing any obligation by circumstances beyond their control, including, without limitation, requirements of law, the terms of the deposited securities, and acts of God;

  . for exercising or failing to exercise discretion under the deposit agreement;

  .  if they perform their obligations without gross negligence or bad faith;
     or

  . for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

PRE-RELEASED ADRS

  The depositary may issue ADRs not only against the deposit with the custodian of shares (or rights to receive shares from NTT or any registrar, transfer agent, clearing agent or similar entity), but also against the agreement by a qualified third party to deliver to the depositary the shares within a specified period of time. ADRs issued against such an agreement are called "Pre-released ADRs." Pre-released ADRs may be issued only if:

  . the depositary has received collateral for the full market value of the Pre-released ADRs; and

  .  each recipient of Pre-released ADRs agrees in writing that he or she

    (1)  owns the underlying shares;

    (2)  assigns all rights in such shares to the depositary;

    (3)  holds such shares for the account of the depositary; and

    (4) will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

  In general, the number of Pre-released ADRs will not evidence more than 20% of all ADSs outstanding at any given time (excluding those evidenced by Pre-released ADRs). However, the depositary may change or disregard such limit from time to time under certain circumstances.

THE DEPOSITARY

  The depositary is Morgan Guaranty Trust Company of New York, a New York banking corporation. Morgan Guaranty Trust Company of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

                           CERTAIN TAX CONSIDERATIONS

JAPANESE TAXATION

  The following is a summary, prepared by Tomotsune Kimura & Mitomi, of the principal Japanese tax consequences to an owner of shares or ADSs who is an individual not resident in Japan or a non-Japanese corporation. The statements regarding Japanese tax laws set forth below are based on the laws in force and as interpreted by the Japanese taxation authorities as of the date hereof and are subject to changes in the applicable Japanese laws or double taxation conventions occurring after that date. This summary is not exhaustive of all possible tax considerations which may apply to a particular investor and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of shares or ADSs, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

  Generally, a non-resident of Japan (whether an individual or a corporation) is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits are not subject to Japanese income tax. However, a transfer of retained earnings or legal reserve (but, in general, not additional paid-in capital) to stated capital (whether made in connection with a stock split or otherwise) is treated as a dividend payment to shareholders for Japanese tax purposes and is, in general, subject to Japanese income tax. No such transfer would be necessary in connection with a stock split if the total par value of the shares in issue after the stock split does not exceed the stated capital. NTT currently does not intend to transfer its retained earnings to stated capital.

  Under the Convention between the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income dated March 8, 1971 (the "Convention"), as currently in force, the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a United States resident or corporation not having a "permanent establishment" (as defined therein) in Japan is limited to:

    (i) 15% of the gross amount actually distributed; or

    (ii) if the recipient is a corporation, 10% of the gross amount actually distributed, if

      (a) during the part of the paying corporation's taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the voting shares of the paying corporation were owned by the recipient corporation, and

      (b) not more than 25% of the gross income of the paying corporation for such prior taxable year (if any) consists of interest or dividends (as defined therein).

  For purposes of the Convention and Japanese tax law, U.S. holders of ADRs will be treated as the owners of the shares underlying the ADSs evidenced by the ADRs.

  In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by Japanese corporations to non-residents of Japan or non-Japanese corporations is 20%. At the date of this prospectus, Japan has income tax treaties, conventions or agreements whereby the above mentioned withholding tax rate is reduced, in most cases to 15% for portfolio investors with, inter alia, Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, New Zealand, Norway, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States of America.

  A non-resident holder who is entitled to a reduced rate of Japanese withholding tax on payment of dividends by NTT is required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through NTT to the relevant tax authority before payment of dividends. A standing proxy for a non-resident holder may provide such application service. With respect to ADSs, such reduced rate is applicable if the Depositary or its agent submits two Application Forms for Income

Tax Convention (one prior to payment of dividends, the other within eight months after NTT's fiscal year-end). To claim such reduced rate a non-resident holder of ADSs will be required to file proof of taxpayer status, residence and beneficial ownership (as applicable) and to provide other information or documents as may be required by the Depositary. A non-resident holder who does not submit an application in advance will be entitled to claim the refund of withholding taxes withheld in excess of the rate of an applicable tax treaty from the relevant Japanese tax authority.

  Gains derived from the sale outside Japan of shares or ADSs by a non-resident of Japan, or from the sale of shares within Japan by a non-resident of Japan not having a permanent establishment in Japan, are generally not subject to Japanese income tax.

  Japanese inheritance and gift taxes at progressive rates may be payable by an individual who has acquired shares or ADSs as legatee, heir or donee even though neither the individual nor the deceased nor donor is a Japanese resident.

  Generally, a transfer by a non-resident of Japan of shares on any Japanese stock exchange is subject to a Japanese securities transaction tax which is levied on the transferor at the rate of 0.1% (currently) of the aggregate transfer prices. A transfer by a non-resident of Japan of ADSs on the NYSE is not subject to the Japanese securities transaction tax provided the transferor is outside Japan at the time of the transfer. Non-residents of Japan interested in trading shares or ADSs through facilities other than the NYSE should seek the advice of their own tax advisors as to Japanese securities transaction tax or other tax consequences.

UNITED STATES FEDERAL INCOME TAXATION

  The following discussion includes the opinion of Milbank, Tweed, Hadley & McCloy as to the principal United States federal income tax consequences under present law of an investment in the ADSs or the shares. This summary and opinion applies only to investors that hold the ADSs or shares as capital assets and that have the U.S. dollar as their functional currency. It is not intended as tax advice to any particular investor, certain of which (such as banks, insurance companies, dealers, tax-exempt entities, persons holding an ADS or share as part of a straddle, hedging, conversion or integrated transaction and holders of 10% or more of the voting shares of NTT) are subject to special tax treatment. NTT believes, and the discussion therefore assumes, that it is not and will not become a passive foreign investment company for United States federal income tax purposes. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSS OR SHARES.

  As used here, the term "U.S. holder" means a beneficial owner of ADSs or shares that is (i) a United States citizen or resident, (ii) a domestic corporation or partnership, (iii) a trust subject to the control of a U.S. person and the primary supervision of a U.S. court or (iv) an estate the income of which is subject to United States federal income taxation regardless of its source. The term "non-U.S. holder" refers to any other holder of ADSs or shares. If the obligations of the Depositary are performed in accordance with the terms of the deposit agreement, holders of ADSs (or ADRs evidencing ADSs) generally will be treated as the owners of the shares represented by those ADSs (or ADRs evidencing ADSs).

  Dividends and Other Distributions

  Dividends (including the amount of any Japanese taxes withheld) paid with respect to the ADSs or shares generally will be includible in the gross income of a U.S. holder as ordinary income when the dividends are received by the Depositary, in the case of ADSs, or by the U.S. holder, in the case of shares. The dividends generally will be foreign source income but generally will be treated separately, together with other items of "passive income" (or in the case of certain holders, "financial services income") for foreign tax credit limitation purposes. The dividends will not be eligible for the dividends-received deduction allowed to corporations. Dividends paid in yen will be includible in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (which, in the case of ADSs, will be the date of receipt by the Depositary). Any gain or loss recognized on a subsequent sale or conversion of the yen for a different amount generally will be United States source ordinary income or loss. Distributions to U.S. holders of additional shares or rights to subscribe for shares will generally be subject to federal income tax if, for example, a U.S. holder can elect to receive cash in lieu of shares or rights, or, the distribution of shares or rights is not proportionate.

  A non-U.S. holder generally will not be subject to United States federal income tax on dividends paid by NTT with respect to the ADSs or shares unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of income from shares or ADSs).

  Capital Gains

  U.S. holders will recognize capital gain or loss upon the sale or other disposition of ADSs or shares (or rights to subscribe for shares) held by the U.S. holder or the Depositary. U.S. holders will not recognize gain or loss on deposits or withdrawals of shares in exchange for ADSs or on the exercise of subscription rights. Gain recognized by a U.S. holder on a sale or other disposition of shares or ADSs generally will be treated as U.S. source income. Consequently, in the case of a disposition of shares or ADSs, the U.S. holder may not be able to use the foreign tax credit for any Japanese tax imposed on the gain unless it can apply the credit against tax due on income from foreign sources. Because of a lack of clarity under current law, Milbank, Tweed, Hadley & McCloy is unable to express an opinion regarding whether any loss would be treated as United States or foreign source for foreign tax credit purposes. If such a loss were treated as foreign source for foreign tax credit purposes, the amount of the U.S. holder's allowable foreign tax credit may be reduced.

  A non-U.S. holder of ADSs or shares will not be subject to United States federal income tax on gain from the sale or other disposition of ADSs or shares unless (i) such gain is effectively connected with the conduct of a trade or business within the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of shares or ADSs) or (ii) the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

  Information Reporting and Backup Withholding

  Dividends in respect of the ADSs or shares and the proceeds from the sale, exchange, or redemption of the ADSs or shares may be reported to the United States Internal Revenue Service if paid to noncorporate holders. A 31% backup withholding tax also may apply to amounts paid to noncorporate holders unless they provide an accurate taxpayer identification number, a properly executed U.S. Internal Revenue Service Form W-8 or otherwise establish a basis for exemption. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's United States federal income tax liability. The requirements for establishing an exemption from information reporting and backup withholding will change for payments made after December 31, 1999.

                                    EXPERTS

  The financial statements of Nippon Telegraph and Telephone Corporation as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998, included herein and incorporated in this prospectus by reference to the Annual Report on Form 20-F of Nippon Telegraph and Telephone Corporation for the year ended March 31, 1998, have been so included and incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             VALIDITY OF SECURITIES

  The validity of the ADSs will be passed upon on behalf of NTT by Milbank, Tweed, Hadley & McCloy, MOF by Davis Polk & Wardwell and the underwriters by Sullivan & Cromwell. The validity of the shares underlying such ADSs will be passed upon by Tomotsune Kimura & Mitomi, Japanese counsel to NTT, and Tsunematsu Yanase & Sekine, Japanese counsel to the Underwriters. In giving their opinions, Milbank, Tweed, Hadley & McCloy, Davis Polk & Wardwell and Sullivan & Cromwell may rely as to matters of Japanese law upon the opinions of Tomotsune Kimura & Mitomi and Tsunematsu Yanase & Sekine, and Tomotsune Kimura & Mitomi and Tsunematsu Yanase & Sekine may rely as to matters of New York law upon the opinions of Milbank, Tweed, Hadley & McCloy, Davis Polk & Wardwell and Sullivan & Cromwell. All statements in this prospectus with respect to or involving matters of Japanese law have been passed upon by Tomotsune Kimura & Mitomi and Tsunematsu Yanase & Sekine, and are stated herein on their authority. Statements as to United States taxation in this prospectus under the caption "Certain Tax Considerations--United States Federal Income Taxation" includes the opinion of Milbank, Tweed, Hadley & McCloy and are stated herein on their authority.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Financial Statements:
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheets at March 31, 1997 and 1998..................  F-3
  Consolidated Statement of Income for the three years ended March 31,
   1998...................................................................  F-5
  Consolidated Statement of Shareholders' Equity for the three years ended
   March 31, 1998.........................................................  F-6
  Consolidated Statement of Cash Flows for the three years ended March 31,
   1998...................................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Unaudited Interim Consolidated Financial Statements:
  Unaudited Consolidated Balance Sheet at September 30, 1998.............. F-27
  Unaudited Consolidated Statement of Income for the six-month periods ended September 30, 1997 and 1998...................................... F-29
  Unaudited Consolidated Statement of Cash Flows for the six-month periods ended September 30, 1997 and 1998...................................... F-30
  Notes to the Unaudited Interim Consolidated Financial Statements........ F-31
Pro Forma Financial Statements:
  Pro Forma Unaudited Condensed Consolidated Financial Statements.........  P-1
  Pro Forma Unaudited Condensed Consolidated Balance Sheet at March 31,
   1998...................................................................  P-2
  Pro Forma Unaudited Condensed Consolidated Statement of Income for the
   year ended March 31, 1998..............................................  P-5
  Pro Forma Unaudited Condensed Consolidated Balance Sheet at September
   30, 1998...............................................................  P-7
  Pro Forma Unaudited Condensed Consolidated Statement of Income for the
   six-month period ended September 30, 1998.............................. P-10

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Nippon Telegraph and Telephone
 Corporation

  In our opinion, the consolidated financial statements, expressed in yen, listed in the accompanying index present fairly, in all material respects, the financial position of Nippon Telegraph and Telephone Corporation and its subsidiaries at March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Japan and in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse

Tokyo, Japan
June 26, 1998, except for Note 3 as to which the date is October 1, 1998

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                    MARCH 31

                                      1997             1998            1998
                                 ---------------  ---------------  ------------
                                         MILLIONS OF YEN           MILLIONS OF
                                                                   U.S. DOLLARS
                                                                     (NOTE 3)
             ASSETS
Current assets:
  Cash and cash equivalents
   (Notes 5 and 19)............. (Yen)   821,140  (Yen)   913,236    $  6,765
  Notes and accounts receivable,
   trade (Notes 4 and 19).......         930,792        1,085,381       8,040
  Allowance for doubtful
   accounts.....................         (26,363)         (35,816)       (265)
  Inventories (Note 6)..........         231,407          223,776       1,657
  Prepaid expenses and other
   current assets (Note 11).....         353,332          417,900       3,095
                                 ---------------  ---------------    --------
    Total current assets........       2,310,308        2,604,477      19,292
                                 ---------------  ---------------    --------
Property, plant and equipment
 (Notes 9 and 15):
  Telecommunications equipment..      10,925,837       11,633,361      86,173
  Telecommunications service
   lines........................      11,496,236       11,722,358      86,833
  Buildings and structures......       4,557,920        4,763,092      35,282
  Machinery, vessels and tools..       1,902,698        1,997,359      14,795
  Land..........................         579,140          609,186       4,513
  Construction in progress......         688,448          639,262       4,735
                                 ---------------  ---------------    --------
                                      30,150,279       31,364,618     232,331
  Accumulated depreciation......     (18,494,511)     (19,359,256)   (143,402)
                                 ---------------  ---------------    --------
                                      11,655,768       12,005,362      88,929
                                 ---------------  ---------------    --------
Investments and other assets:
  Investments in affiliated
   companies....................         113,762          201,945       1,496
  Marketable securities and
   other investments
   (Note 7).....................         154,947          124,910         925
  Intangible and other assets
   (Note 8).....................       1,654,289        1,904,503      14,107
  Deferred income taxes (Note
   11)..........................         586,020          511,334       3,788
                                 ---------------  ---------------    --------
                                       2,509,018        2,742,692      20,316
                                 ---------------  ---------------    --------
                                 (Yen)16,475,094  (Yen)17,352,531    $128,537
                                 ===============  ===============    ========

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                    MARCH 31

                                      1997             1998            1998
                                 ---------------  ---------------  ------------
                                         MILLIONS OF YEN           MILLIONS OF
                                                                   U.S. DOLLARS
                                                                     (NOTE 3)
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
Current liabilities:
  Short-term borrowings (Notes 9
   and 19)...................... (Yen)   387,544  (Yen)   456,995    $  3,385
  Current portion of long-term
   debt (Notes 9 and 19)........         667,964          825,422       6,114
  Accounts payable, trade (Notes
   4 and 19)....................       1,115,840        1,131,444       8,381
  Accrued payroll (Note 19).....         427,276          494,387       3,662
  Accrued interest..............          54,054           55,976         415
  Accrued taxes on income.......         224,870          188,616       1,397
  Accrued consumption tax (Note
   12)..........................          27,295           99,813         740
  Advances received.............          49,521           72,117         534
  Other.........................         118,954          121,056         897
                                 ---------------  ---------------    --------
    Total current liabilities...       3,073,318        3,445,826      25,525
                                 ---------------  ---------------    --------
Long-term liabilities:
  Long-term debt (Notes 9 and
   19)..........................       4,542,012        4,776,109      35,379
  Obligations under capital
   leases (Note 15).............         452,968          473,681       3,508
  Liability for employees'
   severance payments (Note
   10)..........................       2,795,089        2,890,761      21,413
  Other (Note 11)...............         166,179          166,186       1,231
                                 ---------------  ---------------    --------
                                       7,956,248        8,306,737      61,531
                                 ---------------  ---------------    --------
Minority interest in
 consolidated subsidiaries......         105,118          136,040       1,008
                                 ---------------  ---------------    --------
Shareholders' equity (Note 13):
  Common stock, (Yen)50,000 par
   value--
   Authorized--62,400,000 shares
   Issued and outstanding--
    15,912,000 shares...........         795,600          795,600       5,893
  Additional paid-in capital....       2,530,476        2,530,476      18,744
  Legal reserve.................          94,140          102,678         761
  Unrealized loss on securities
   (Note 7).....................          (4,648)         (20,061)       (149)
  Foreign currency translation
   adjustments..................             --             4,030          30
  Retained earnings.............       1,924,842        2,051,205      15,194
                                 ---------------  ---------------    --------
                                       5,340,410        5,463,928      40,473
                                 ---------------  ---------------    --------
Commitments and contingent
 liabilities (Note 20)..........
                                 ---------------  ---------------    --------
                                 (Yen)16,475,094  (Yen)17,352,531    $128,537
                                 ===============  ===============    ========

        The accompanying notes are an integral part of these statements.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                              YEAR ENDED MARCH 31

                               1996            1997            1998           1998
                          --------------  --------------  --------------  ------------
                                        MILLIONS OF YEN                   MILLIONS OF
                                                                          U.S. DOLLARS
                                                                            (NOTE 3)
Operating revenues (Note
 4):
  Telephone.............  (Yen)5,557,674  (Yen)6,038,146  (Yen)6,306,034    $46,711
  Telegraph.............          96,746          98,683          92,211        683
  Leased circuit........         393,415         428,715         488,160      3,616
  Data communication
   facility.............         301,365         337,934         372,765      2,761
  Sale of
   telecommunication
   equipment............         606,102         889,834         969,586      7,182
  Miscellaneous.........         953,341       1,028,470       1,221,257      9,047
                          --------------  --------------  --------------    -------
                               7,908,643       8,821,782       9,450,013     70,000
                          --------------  --------------  --------------    -------
Operating expenses
 (Notes 4 and 16):
  Personnel.............       2,285,502       2,266,599       2,345,609     17,375
  Depreciation,
   amortization and
   maintenance costs....       2,809,602       2,998,550       3,185,044     23,593
  Other.................       2,117,388       2,787,158       3,047,315     22,572
                          --------------  --------------  --------------    -------
                               7,212,492       8,052,307       8,577,968     63,540
                          --------------  --------------  --------------    -------
Operating income........         696,151         769,475         872,045      6,460
                          --------------  --------------  --------------    -------
Other expenses (income):
  Interest and
   amortization of bond
   discounts and issue
   costs................         268,032         253,950         235,363      1,743
  Interest income.......          (2,066)         (1,839)         (2,086)       (15)
  Gains on sale of
   subsidiary stocks
   (Note 17)............         (98,011)            --              --         --
  Other, net............         (16,943)          7,591         (16,764)      (124)
                          --------------  --------------  --------------    -------
                                 151,012         259,702         216,513      1,604
                          --------------  --------------  --------------    -------
Income before income
 taxes..................         545,139         509,773         655,532      4,856
                          --------------  --------------  --------------    -------
Income taxes (Note 11):
  Current...............         274,409         359,005         362,910      2,688
  Deferred..............          (1,435)        (98,078)         55,366        410
                          --------------  --------------  --------------    -------
                                 272,974         260,927         418,276      3,098
                          --------------  --------------  --------------    -------
Income before minority
 interest...............         272,165         248,846         237,256      1,758
Minority interest in
 consolidated
 subsidiaries...........          (6,124)        (11,718)        (32,275)      (239)
Equity in earnings of
 affiliated companies...           7,605          14,329           9,479         70
                          --------------  --------------  --------------    -------
Net Income..............  (Yen)  273,646  (Yen)  251,457  (Yen)  214,460    $ 1,589
                          ==============  ==============  ==============    =======
                                              YEN                         U.S. DOLLARS
                                                                            (NOTE 3)
Per share of common
 stock:
  Net income............  (Yen)   17,197  (Yen)   15,803  (Yen)   13,478    $   100
                          --------------  --------------  --------------    -------
  Cash dividends,
   applicable to
   earnings for the year
   (Note 13)............  (Yen)    4,902  (Yen)    5,000  (Yen)    5,000    $    37
                          --------------  --------------  --------------    -------

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                              YEAR ENDED MARCH 31

                               1996            1997            1998           1998
                          --------------  --------------  --------------  ------------
                                        MILLIONS OF YEN                   MILLIONS OF
                                                                          U.S. DOLLARS
                                                                            (NOTE 3)
Common stock (Note 13):
  At beginning of year..  (Yen)  780,000  (Yen)  795,600  (Yen)  795,600    $ 5,893
  Capitalization of
   additional paid-in
   capital..............          15,600             --              --         --
                          --------------  --------------  --------------    -------
  At end of year........         795,600         795,600         795,600      5,893
                          --------------  --------------  --------------    -------
Additional paid-in
 capital (Note 13):
  At beginning of year..       2,546,076       2,530,476       2,530,476     18,744
  Transfer to common
   stock................         (15,600)            --              --         --
                          --------------  --------------  --------------    -------
  At end of year........       2,530,476       2,530,476       2,530,476     18,744
                          --------------  --------------  --------------    -------
Legal reserve (Note 13):
  At beginning of year..          77,689          85,602          94,140        698
  Change during the
   year.................           7,913           8,538           8,538         63
                          --------------  --------------  --------------    -------
  At end of year........          85,602          94,140         102,678        761
                          --------------  --------------  --------------    -------
Unrealized gain (loss)
 on securities (Note 7):
  At beginning of year..          22,923          22,959          (4,648)       (35)
  Change during the
   year.................              36         (27,607)        (15,413)      (114)
                          --------------  --------------  --------------    -------
  At end of year........          22,959          (4,648)        (20,061)      (149)
                          --------------  --------------  --------------    -------
Foreign currency
 translation
 adjustments:
  At beginning of year..             --              --              --         --
  Change during the
   year.................             --              --            4,030         30
                          --------------  --------------  --------------    -------
  At end of year........             --              --            4,030         30
                          --------------  --------------  --------------    -------
Retained earnings (Note
 13):
  At beginning of year..       1,573,749       1,761,482       1,924,842     14,258
  Appropriations--
    Cash dividends
     ((Yen)2,451 in
     1996, (Yen)2,500 in
     1997 and
     (Yen)2,500--$19 in
     1998 per share)....         (39,000)        (39,780)        (39,780)      (295)
    Transfer to legal
     reserve............          (4,013)         (4,560)         (4,560)       (34)
  Interim distribution--
    Cash dividends
     ((Yen)2,451 in
     1996, (Yen)2,500 in
     1997 and
     (Yen)2,500--$19 in
     1998 per share)....         (39,000)        (39,779)        (39,779)      (295)
    Transfer to legal
     reserve............          (3,900)         (3,978)         (3,978)       (29)
  Net income............         273,646         251,457         214,460      1,589
                          --------------  --------------  --------------    -------
  At end of year........       1,761,482       1,924,842       2,051,205     15,194
                          --------------  --------------  --------------    -------
Shareholders' equity at
 end of year............  (Yen)5,196,119  (Yen)5,340,410  (Yen)5,463,928    $40,473
                          ==============  ==============  ==============    =======

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                              YEAR ENDED MARCH 31

                             1996          1997          1998          1998
                         ------------  ------------  ------------  ------------
                                    MILLIONS OF YEN                MILLIONS OF
                                                                   U.S. DOLLARS
                                                                     (NOTE 3)
Cash flows from
 operating activities:
 Net income............  (Yen)273,646  (Yen)251,457  (Yen)214,460    $  1,589
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities--
 Depreciation and
  amortization.........     1,909,768     2,093,314     2,281,843      16,903
 Deferred taxes........        (1,435)      (98,078)       55,366         410
 Loss on sale or
  disposal of property,
  plant and equipment..       210,174       213,040       164,691       1,220
 Gains on sales of
  subsidiary stocks
  (Note 17)............       (98,011)          --            --          --
 (Increase) decrease in
  notes and accounts
  receivable, trade....      (351,331)      131,339      (145,136)     (1,075)
 (Increase) decrease in
  inventories..........       (35,963)      (66,917)        7,631          57
 (Increase) decrease in
  other current
  assets...............       (42,475)        3,724       (11,712)        (87)
 Increase in accounts
  payable, trade and
  accrued payroll......       266,608       140,919       125,000         926
 Increase in accrued
  consumption tax......         1,099           515        72,518         537
 Increase (decrease) in
  advances received....       (59,167)       12,762        22,596         167
 Increase (decrease) in
  accrued taxes on
  income...............       186,866        (7,995)      (36,290)       (269)
 Increase (decrease) in
  liability for
  employees' severance
  payments, net of
  deferred pension
  costs................        53,989        22,394       (16,293)       (121)
 Increase (decrease) in
  other long-term
  liabilities..........        (7,876)      (56,968)        1,054           8
 Other.................           886        11,202        (5,121)        (38)
                         ------------  ------------  ------------    --------
  Net cash provided by
   operating
   activities..........     2,306,778     2,650,708     2,730,607      20,227
                         ------------  ------------  ------------    --------
Cash flows from
 investing activities:
 Payments for property,
  plant and equipment..    (2,244,576)   (2,612,878)   (2,685,961)    (19,896)
 Proceeds from sale of
  property, plant and
  equipment............        18,327         9,517        10,827          80
 Acquisition of
  investments in
  affiliates and
  intangible and other
  assets...............      (239,114)     (258,123)     (233,813)     (1,732)
 Proceeds from sales of
  subsidiary stocks
  (Note 17)............       178,770           --            --          --
                         ------------  ------------  ------------    --------
  Net cash used in
   investing
   activities..........    (2,286,593)   (2,861,484)   (2,908,947)    (21,548)
                         ------------  ------------  ------------    --------
Cash flows from
 financing activities:
 Proceeds from issuance
  of long-term debt....       897,665     1,136,896     1,047,974       7,763
 Payments for
  settlement of long-
  term debt............      (817,980)     (804,385)     (706,388)     (5,233)
 Dividends paid........       (78,000)      (79,559)      (79,559)       (589)
 Net increase
  (decrease) in short-
  term borrowings and
  other................        34,325       140,322         8,409          62
                         ------------  ------------  ------------    --------
  Net cash provided by
   financing
   activities..........        36,010       393,274       270,436       2,003
                         ------------  ------------  ------------    --------
Net increase in cash
 and cash equivalents..        56,195       182,498        92,096         682
Cash and cash
 equivalents at
 beginning of year.....       582,447       638,642       821,140       6,083
                         ------------  ------------  ------------    --------
Cash and cash
 equivalents at end of
 year..................  (Yen)638,642  (Yen)821,140  (Yen)913,236    $  6,765
                         ============  ============  ============    ========
Cash paid during the
 year for:
 Interest..............  (Yen)269,416  (Yen)258,748  (Yen)233,344    $  1,728
                         ------------  ------------  ------------    --------
 Income taxes..........  (Yen) 87,803  (Yen)361,641  (Yen)400,860    $  2,969
                         ------------  ------------  ------------    --------
Capital lease
 obligations incurred
 during the year.......  (Yen) 52,126  (Yen) 56,631  (Yen) 99,975    $    741
                         ------------  ------------  ------------    --------

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS:

  Nippon Telegraph and Telephone Corporation ("the Company") is primarily engaged in the provision of nationwide telecommunications services in Japan. The Company and its subsidiaries' services fall into six major classes: telephone services, telegraph services, leased circuit services, data communication facility services, sale of telecommunication equipment and other services.

  In June 1997, the Japanese Diet passed the Law Concerning Partial Revision to the Nippon Telegraph and Telephone Corporation Law ("the Revision Law"). This Revision Law implements a plan proposed by the Ministry of Posts and Telecommunications, and accepted in principle by the Company, to reorganize the Company. Under the Revision Law, the Company will continue to exist but will operate primarily as a holding company with its businesses reorganized into three newly established companies, two regional telecommunications companies and a long distance telecommunications company. The Revision Law also allows the Company to enter, through one or more subsidiaries, the international telecommunications business before the reorganization of the Company upon approval of the Minister of Posts and Telecommunications ("the MPT").

  In December 1997, the Ministry of Posts and Telecommunications announced "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation." The Company will prepare "the Implementation Plans Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation" in accordance with the Basic Principles. Matters concerning the transfer of business, which is the precondition of reorganization, will be presented to shareholders at the ordinary general meeting of shareholders in June 1999.

  The Company plans to take advantage of the opportunities presented by the Revision Law to effectively compete in extremely challenging international markets, actively promote expansion of global telecommunications and multimedia businesses, and further enhance its operations. At this time, however, the ultimate effect of the implementation of the New Law on the financial position and results of operations of the Company cannot be determined.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company and its subsidiaries in Japan maintain their records and prepare their statutory financial statements in accordance with the Japanese Commercial Code by applying accounting principles generally accepted in Japan (Japanese
GAAP). The Company, as a regulated company, also follows the NTT Law, the Telecommunications Business Law ("the Telecom Business Law") and other related accounting regulations for preparing such financial statements.

  The accompanying consolidated financial statements incorporate certain adjustments and reclassifications relating to (1) the tax effects of temporary differences, (2) compensated absences and severance lump-sum and pension payments, (3) foreign currency translation, (4) capital leases, (5) unrealized gains and losses on debt and equity securities and certain other items to conform with accounting principles generally accepted in the United States of America. These adjustments were not recorded in the statutory books of account.

  Significant accounting policies, after reflecting adjustment for the above, are as follows:

  BASIS OF CONSOLIDATION AND ACCOUNTING FOR INVESTMENTS IN AFFILIATED
COMPANIES--

  The consolidated financial statements include the accounts of the Company and those of its majority-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

  Investments in 20 to 50 percent-owned companies, in which the ability to exercise significant influence exists, are stated at cost plus equity in undistributed earnings.

  On occasion, a subsidiary may issue its shares to third parties at amounts per share in excess of or less than the Company's average per share carrying value. With respect to such transactions, the resulting gains or losses arising from a change in interest are recorded in income for the year in which the change in interest transaction occurs.

  The excess of cost over underlying equity at acquisition dates of investments in subsidiaries and affiliated companies, if significant in amount, is amortized over five years.

  ACCOUNTING UNDER REGULATION--

  The Company is currently subject to regulations under the Telecom Business Law and accordingly, has adopted Statement of Financial Accounting Standards No. 71 ("SFAS 71"), "Accounting for the Effects of Certain Types of Regulation", which requires that the effects of the rate-making process be recorded. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues. These timing differences can create "regulatory assets." These regulatory assets included in the accompanying consolidated financial statements are listed and discussed below:

                                             1997         1998         1998
                                         ------------ ------------ ------------
                                              MILLIONS OF YEN        MILLIONS
                                                                        OF
                                                                   U.S. DOLLARS
Regulatory assets due to:
  Deferred compensated absences*........ (Yen)160,389 (Yen)132,538    $  982
  Deferred severance lump-sum and
   pension payments**...................      573,696      603,337     4,469
  Unamortized purchases of the leased
   assets under SFAS 13.................      108,309      110,995       822
                                         ------------ ------------    ------
                                         (Yen)842,394 (Yen)846,870    $6,273
                                         ============ ============    ======

--------
 * Included in "Prepaid expenses and other current assets" in the accompanying consolidated financial statements
** Included in "Intangible and other assets" in the accompanying consolidated financial statements

  Accrual for employees' compensated absences is reflected in the accompanying consolidated financial statements and, as the Company expects to recover such costs through the regulatory process when such amounts are paid, the related deferred charges are reflected in the accompanying consolidated financial statements.

  Deferred severance lump-sum and pension payments above represent differences between the Company's severance lump-sum and pension payments calculated under Japanese GAAP and costs determined under the provisions of Statement of Financial Accounting Standards No. 87 ("SFAS 87"), "Employers' Accounting for Pensions". The Company expects to recover such differences through the regulatory process when such amounts are accrued in accordance with Japanese GAAP.

  Certain leases qualifying as capital leases are capitalized and related lease obligations are reflected in the accompanying financial statements. As required by the SFAS 71, the leased assets of the Company are amortized to the extent of the amount equal to rental expenses less interest on the lease obligations.

  In order to promote further competition in the telecommunications market, and as part of the Government's overall policy toward deregulation, the Telecom Business Law was revised in May 1998. Under the revised Law, Type I Carriers need not obtain approval from MPT but only notify MPT of their rates. For certain services to be provided by such carriers with "designated telecommunications facilities" and to be specified in an ordinance of the Ministry of Posts and Telecommunications, a price-cap system will be introduced. Under the price-cap system, an index will be annually fixed by MPT, and if the increase ratio of a new rate does not exceed such index, such carriers need not obtain approval from MPT but only notify MPT of their rates. The Revised Law will become effective at a date to be established by Cabinet order not later than November 7, 1998. It is expected that until the reorganization, rates for regional telecommunications services provided by the Company will continue to be subject to MPT approval, while rates for such services provided by the regional companies after the reorganization will be subject to the price-cap system. Management, however, believes that the Company currently meets the criteria for continued application of SFAS 71 but will continue to evaluate significant changes on the Japanese regulatory and competitive environment to assess the Company's overall compliance with SFAS 71.

  ESTIMATES--

  The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION--

  Revenue from telecommunications services mainly represent telephone service revenues. Telephone service revenues are recorded at the time billings are made to customers based on seconds of traffic processed plus basic fees, on a monthly billing cycle basis. Sales of telecommunications equipment are recognized when products are delivered. Other telecommunications services revenues are recorded when the services are rendered to customers.

  CASH AND CASH EQUIVALENTS--

  Cash in excess of daily requirements is invested in temporary cash equivalents mainly consisting of time deposits and marketable bonds of the Government of Japan, commercial paper and certificates of deposit purchased under agreements to resell, all of which are low-risk, short-term financial instruments readily convertible to known amounts of cash and having an original maturity of three months or less. Such instruments are deemed to be cash equivalents for the purpose of the statement of cash flows.

  FOREIGN CURRENCY TRANSLATION--

  All asset and liability accounts of foreign subsidiaries and affiliates are translated into Japanese yen at appropriate year-end current rates and all income and expense accounts are translated at rates that approximate those rates prevailing at the time of transactions. The resulting translation adjustments are accumulated as a component of shareholders' equity.

  MARKETABLE SECURITIES--

  Unrealized gains and losses on equity securities designated as available-for-sale, whose fair values are readily determinable, are reported in a separate component of shareholders' equity, net of applicable taxes. Debt securities designated as held-to-maturity are carried at amortized cost and are reduced to net realizable value for other than temporary declines in market value. Realized gains and losses which are determined on the average cost method are reflected in income.

  INVENTORIES--

  Inventories are stated at cost, not in excess of market, cost being determined by the "average cost" basis. Projects in progress, which mainly relate to software production based on contracts with customers, are stated at the lower of cost or estimated realizable value, cost being determined as the accumulated production cost for contract items and on a first-in first-out basis for other items.

  PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION--

  Property, plant and equipment is stated at cost (including contract price, direct labor charges and other related overhead), which is determined in accordance with applicable accounting regulations. The regulations provide that the cost of funds used during construction for telecommunications equipment does not constitute allowable cost for capitalization and that customers' contributions received by the Company in connection with installation of telecommunications service lines are deducted from the cost of service lines. Depreciation is computed principally using a declining-balance method at rates based on estimated useful lives of the assets with the exception of buildings for which the straight-line method is generally used. With minor exceptions, the estimated useful lives of depreciable properties are as follows:

   Telecommunications equipment..................................  5 to 42 years
   Telecommunications service lines.............................. 10 to 27 years
   Buildings and structures......................................  3 to 75 years
   Machinery, vessels and tools..................................  2 to 17 years

  Maintenance and repairs, including minor renewals and betterments, are charged to income as incurred.

  LIABILITY FOR EMPLOYEES' SEVERANCE PAYMENTS--

  Employees whose services with the Company and its subsidiaries are terminated are normally entitled to lump-sum severance payments or pension payments as described below, determined by reference to the current basic rate of pay, length of service and conditions under which the termination occurs. Under normal circumstances, the minimum payment is an amount based on voluntary retirement. Employees receive additional benefits on involuntary retirement. As a result of the plan amendment made in the fiscal year ended March 31, 1993, which resulted in unrecognized prior service costs at March 31, 1993, employees receive further benefits if they retire between the ages of 45 and 55 with 10 years or more of service with the Company.

  In the fiscal year ended March 31, 1993, the Company and certain subsidiaries established a non-contributory funded pension plan with insurance companies and trust companies. The benefits under the plan cover 28 percent of the indemnities under existing regulations to employees who are more than 50 years old and will be retiring after twenty or more years of service. Retirement benefits are payable, at the option of the employee, in monthly installments or in a lump-sum.

  Through March 31, 1997 substantially all employees of the Company and its subsidiaries in Japan were eligible to receive severance payments under the NTT Severance Payment Plan and pension payments under the NTT Mutual Aid Plan. The funded status of the Company's Employees' Severance Payments at March 31, 1997 related solely to the NTT Severance Payment Plan.

  As part of the Japanese social insurance scheme restructuring, the Japanese Welfare Pension Insurance Law was amended effective April 1, 1997 to convert the NTT Mutual Aid Plan, which was administered by the Public Corporation Employee Mutual Aid Association Law, into a government-sponsored welfare pension plan under the Japanese Welfare Pension Insurance Law. At the same time, the Company established the NTT Kosei Nenkin Kikin ("the NTT group companies' welfare pension plan"), a defined benefit pension plan to which both the Company and the employees make contributions and which is regulated by the Japanese Welfare Pension Insurance Law. The NTT Severance Payment Plan was not affected.

  Effective April 1, 1997, a portion of the obligation under the NTT Mutual Aid Plan and related assets was transferred to the NTT group companies' welfare pension plan by the Japanese government. The NTT Mutual Aid Plan was considered a multi-employer plan as defined by Statement of Financial Accounting Standards No. 87 ("SFAS 87") "Employers' Accounting Pensions" and accordingly, expense was recognized as contributions were owed to such plan. Because the Japanese government accounted for the assets and liabilities under such plan under a method other than that required by SFAS 87, the Company had an actuary value the plan's assets and liabilities pursuant to the provisions of SFAS 87. Pursuant to the provisions of SFAS 87, the fair value of the assets transferred to the plan was (Yen)629 billion and the actuarial present value of benefit obligations (vested benefit, accumulated benefit and projected benefit obligations) as of April 1, 1997 were
(Yen)279 billion, (Yen)281 billion and (Yen)495 billion, respectively. Substantially all of the difference between the assets and the actuarial present value of the projected benefit obligations was reflected as a reduction of regulatory assets.

  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS--

  Effective April 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or intangibles may not be recoverable. The adoption of this standard did not materially affect the financial position or results of operations as the Company was generally in conformance with this standard prior to adoption.

  INCOME TAXES--

  The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

  DERIVATIVE FINANCIAL INSTRUMENTS--

  The Company and certain subsidiaries enter into several derivative financial instruments, such as forward exchange contracts, interest rate swap agreements and currency swap agreements, in order to limit their main exposure to loss in relation to underlying debt instruments resulting from adverse fluctuations in foreign currency exchange rates and interest rates. The Company and its subsidiaries do not use derivative financial instruments for speculative purposes. Most of these instruments are integrated as part of debt transactions and are entered into at the beginning date of those transactions, and have the same maturity as the underlying debt. These instruments are executed with large financial institutions.

  As forward exchange contracts and currency swap agreements are utilized for hedging purposes, such resulting gains or losses are effectively offset against foreign exchange gains or losses on the underlying hedged debts through recognition in the same period.

  The Company and certain subsidiaries entered into interest rate swap agreements which are fully integrated with underlying debt obligations and designed to convert floating rate debt into fixed rate debt, or vice versa. As the purpose of entering into the swap transaction is mainly to change the nature of debt, the Company and certain subsidiaries account for the swap agreement like a hedge of the obligation and record interest expense using the revised interest rate.

  Cash flows from financial instruments are classified in the consolidated statement of cash flows under the same categories as the cash flows from the related assets, liabilities or anticipated transactions.

  NET INCOME PER SHARE--

  Net income per common share is computed based on the average number of shares outstanding during the year and is appropriately adjusted for any free distribution of common stock.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share", which replaces the presentation of primary Earnings per Share (EPS) with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS with an appropriate reconciliation of both computations. Basic EPS is computed based on the average number of shares of common stock outstanding during each period. Diluted EPS assumes the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. Although the provisions of SFAS 128 are applied to the current and prior periods, the basic and diluted EPS amounts are the same as those amounts previously reported as Net Income Per Share of Common Stock.

  DISTRIBUTION OF COMMON STOCK--

  On occasion, the Company may make a free distribution of common stock which is accounted for by a transfer of the applicable par value from additional paid-in capital to the common stock account. Under the Japanese Commercial Code, a stock dividend can be effected by an appropriation of retained earnings to the common stock account by a resolution of the general shareholders' meeting and the free share distribution with respect to the amount as appropriated by a resolution of the Board of Directors' Meeting.

  RECENT PRONOUNCEMENTS--

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." This standard requires additional disclosures in the financial statements for periods beginning after December 15, 1997, and will have no effect on the Company's financial position or results of operations.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP, which is effective for financial statements for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained solely to meet the Company's internal needs. At this stage, it is not possible to estimate the impact of adoption on the Company's financial position or results of operations.

  RECLASSIFICATIONS--

  Certain items for prior years' financial statements have been reclassified to conform to the 1998 presentation.

3. U.S. DOLLAR AMOUNTS:

  U.S. dollar amounts are included solely for convenience. These translations should not be construed as representations that the yen amounts actually represent, or have been or could be converted into, U.S. dollars. As the amounts shown in U.S. dollars are for convenience only, the rate of (Yen)135 = US$1, the approximate exchange rate at September 30, 1998, has been used for the purpose of presentation of the U.S. dollar amounts in the accompanying consolidated financial statements.

4. RELATED PARTY TRANSACTIONS:

  The Company and its subsidiaries have entered into a number of different types of transactions with affiliated companies, of which major transactions are the sales of telecommunications terminal equipment, the purchases of terminal equipment and materials and the receipt of certain services.

  Transactions with affiliated companies for each of the three years in the period ended March 31, 1998 and the related balances at March 31, 1997 and 1998 were as follows:

                                 1996         1997         1998         1998
                             ------------ ------------ ------------ ------------
                                        MILLIONS OF YEN             MILLIONS OF
                                                                    U.S. DOLLARS
   Sales.................... (Yen)158,470 (Yen)193,856 (Yen)169,347    $1,254
                             ============ ============ ============    ======
   Purchases................ (Yen)328,074 (Yen)365,910 (Yen)423,998    $3,141
                             ============ ============ ============    ======
   Receivables..............              (Yen) 40,942 (Yen) 45,339    $  336
                                          ============ ============    ======
   Payables.................              (Yen)119,357 (Yen)147,718    $1,094
                                          ============ ============    ======

  Dividends from affiliated companies accounted for by the equity method for the years ended March 31, 1996, 1997, and 1998 were (Yen)411 million, (Yen)522 million and (Yen)592 million ($4 million), respectively.

5. CASH AND CASH EQUIVALENTS:

  Cash and cash equivalents at March 31, 1997 and 1998 comprised the following:

                                             1997         1998         1998
                                         ------------ ------------ ------------
                                              MILLIONS OF YEN      MILLIONS OF
                                                                   U.S. DOLLARS
   Cash ................................ (Yen)490,420 (Yen)573,995    $4,252
   Certificates of deposit, commercial
    paper and marketable securities
    purchased under agreements to
    resell..............................      161,946       74,539       552
   Time deposits, certificates of
    deposit and other...................      168,774      264,702     1,961
                                         ------------ ------------    ------
                                         (Yen)821,140 (Yen)913,236    $6,765
                                         ============ ============    ======

  Certificates of deposit, commercial paper and securities, including marketable bonds of the Government of Japan, are purchased under agreements to resell and are to be sold back to financial institutions at predetermined selling prices and dates. Such certificates of deposit, commercial paper and securities and other deposits are stated at amounts which approximate fair value.

6. INVENTORIES:

  Inventories at March 31, 1997 and 1998 comprised the following:

                                           1997         1998         1998
                                       ------------ ------------ ------------
                                            MILLIONS OF YEN      MILLIONS OF
                                                                 U.S. DOLLARS
   Telecommunications terminals to be
    sold.............................. (Yen)126,694 (Yen)109,689    $  812
   Projects in progress...............       92,776      100,456       744
   Materials and supplies.............       11,937       13,631       101
                                       ------------ ------------    ------
                                       (Yen)231,407 (Yen)223,776    $1,657
                                       ============ ============    ======

7. MARKETABLE SECURITIES AND OTHER INVESTMENTS:

  Marketable securities and other investments include available-for-sale securities and held-to-maturity securities. The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses and carrying amounts by major security type at March 31, 1997 and 1998 are as follows:

                                               MARCH 31, 1997
                              -------------------------------------------------
                                              GROSS       GROSS
                                CARRYING   UNREALIZED  UNREALIZED
                                AMOUNTS       GAINS      LOSSES     FAIR VALUE
                              ------------ ----------- ----------- ------------
                                               MILLIONS OF YEN
   Available-for-sale:
     Equity securities....... (Yen)119,770 (Yen)42,340 (Yen)51,720 (Yen)110,390
   Held-to-maturity:
     Debt securities.........        4,850          88           0        4,938
                              ------------ ----------- ----------- ------------
       Total................. (Yen)124,620 (Yen)42,428 (Yen)51,720 (Yen)115,328
                              ============ =========== =========== ============
                                               MARCH 31, 1998
                              -------------------------------------------------
                                              GROSS       GROSS
                                CARRYING   UNREALIZED  UNREALIZED
                                AMOUNTS       GAINS      LOSSES     FAIR VALUE
                              ------------ ----------- ----------- ------------
                                               MILLIONS OF YEN
   Available-for-sale:
     Equity securities....... (Yen)118,925 (Yen)30,513 (Yen)68,980 (Yen) 80,458
   Held-to-maturity:
     Debt securities.........        3,507          18           0        3,525
                              ------------ ----------- ----------- ------------
       Total................. (Yen)122,432 (Yen)30,531 (Yen)68,980 (Yen) 83,983
                              ============ =========== =========== ============
                                               MARCH 31, 1998
                              -------------------------------------------------
                                              GROSS       GROSS
                                CARRYING   UNREALIZED  UNREALIZED
                                AMOUNTS       GAINS      LOSSES     FAIR VALUE
                              ------------ ----------- ----------- ------------
                                          MILLIONS OF U.S. DOLLARS
   Available-for-sale:
     Equity securities....... $        881 $       226 $       511 $        596
   Held-to-maturity:
     Debt securities.........           26           0           0           26
                              ------------ ----------- ----------- ------------
       Total................. $        907 $       226 $       511 $        622
                              ============ =========== =========== ============

  During the years ended March 31, 1996, 1997 and 1998, the net unrealized gain or loss on available-for-sale securities included in the separate component of shareholders' equity, net of applicable taxes, increased by (Yen)36 million, decreased by (Yen)27,607 million and decreased by (Yen)15,413 million ($114 million), respectively.

  Maturities of debt securities classified as held-to-maturity at March 31, 1998 are as follows:

                                                   1998               1998
                                           --------------------- --------------
                                            CARRYING     FAIR    CARRYING FAIR
                                            AMOUNTS     VALUE    AMOUNTS  VALUE
                                           ---------- ---------- -------- -----
                                              MILLIONS OF YEN     MILLIONS OF
                                                                  U.S. DOLLARS
   Due after 1 year through 5 years....... (Yen)  783 (Yen)  815   $ 6     $ 6
   Due after 5 years through 10 years.....      2,724      2,710    20      20
                                           ---------- ----------   ---     ---
     Total................................ (Yen)3,507 (Yen)3,525   $26     $26
                                           ========== ==========   ===     ===

  Proceeds from sales of available-for-sale securities for the years ended March 31, 1996, 1997 and 1998 were immaterial.

  In the ordinary course of business, the Company maintains long-term investment securities, included in marketable securities and other investments, issued by a large number of privately held companies. The aggregate carrying amounts of the investments in privately held companies were (Yen)39,707 million and (Yen)40,945 million ($303 million) at March 31, 1997 and 1998, respectively. The corresponding fair values at those dates were not computed as such estimation was not readily determinable.

8. INTANGIBLE AND OTHER ASSETS:

  Intangible and other assets and the related accumulated amortization at March 31, 1997 and 1998 were as follows:

                                       1997            1998           1998
                                  --------------  --------------  ------------
                                         MILLIONS OF YEN            MILLIONS
                                                                       OF
                                                                  U.S. DOLLARS
   Computer software............. (Yen)1,683,924  (Yen)1,881,423    $13,936
   Rights to use utility
    facilities and other.........        539,762         590,309      4,373
                                  --------------  --------------    -------
                                       2,223,686       2,471,732     18,309
   Accumulated amortization......     (1,163,186)     (1,272,983)    (9,429)
                                  --------------  --------------    -------
                                       1,060,500       1,198,749      8,880
   Deferred periodic pension
    costs (See Note 10)..........        593,789         625,065      4,630
   Prepaid pension costs (See
    Note 10).....................            --           80,689        597
                                  --------------  --------------    -------
                                  (Yen)1,654,289  (Yen)1,904,503    $14,107
                                  ==============  ==============    =======

  Computer software is recorded at cost and is amortized over an estimated useful life of five years. Rights to use utility facilities are acquired for lump-sum cash payments and mainly consist of cable tunnel and public use joint tunnels. Such rights are recorded at cost and are amortized over their estimated useful lives of eighteen years. Other intangibles are also recorded at cost and amortized over their estimated useful lives averaging twelve years.

9. SHORT-TERM BORROWINGS AND LONG-TERM DEBT:

  Short-term borrowings at March 31, 1998 represented one year unsecured short-term bank loans bearing interest and commercial paper at a weighted average rate of 1.21 percent per annum.

  Long-term debt at March 31, 1997 and 1998 comprised the following:

                                          1997           1998          1998
                                     -------------- -------------- ------------
                                            MILLIONS OF YEN        MILLIONS OF
                                                                   U.S. DOLLARS
   Debt denominated in Japanese
    yen:
     1.85%-7.2% coupon bonds due
      1998-2010....................  (Yen)1,503,482 (Yen)1,647,100   $12,201
     Unsecured indebtedness to
      banks--
       2.9% (weighted average)
        loans due 1998-2022........       2,779,645      2,998,440    22,210
       1.3% (weighted average)
        floating rate loans due
        1998-2005..................         152,172         58,042       430
                                     -------------- --------------   -------
                                          4,435,299      4,703,582    34,841
                                     -------------- --------------   -------
   Debt denominated in foreign
    currencies:
     6.0%-9 1/2% U.S. dollar notes
      due 1998-2008................         350,280        479,160     3,549
     4.0%-6.0% Swiss franc bonds
      and notes due 1999-2006......          97,763         74,566       552
     8 3/4% ECU notes due 1997.....          29,222            --        --
     7 1/4%-10 1/4% Canadian dollar
      notes due 1998-2001..........          73,240         56,658       420
     7 1/8% Deutsche mark bonds due
      2000.........................          52,185         28,872       214
     7 3/8%-10 7/8% Sterling pound
      bonds due 2001-2003..........          72,461         78,967       585
     1.6%-5.4% yen notes due 1998-
      2007.........................          85,000        167,000     1,237
     Unsecured indebtedness to
      banks--
       10.67% Thai baht loan due
        2000.......................           3,276          2,378        18
       5.7% (weighted average) U.S.
        dollar floating rate loans
        due 2000-2004..............          11,307         12,029        89
                                     -------------- --------------   -------
                                            774,734        899,630     6,664
                                     -------------- --------------   -------
   Total long-term debt principal..       5,210,033      5,603,212    41,505
   Less--Deferred bond discounts...              57          1,681        12
                                     -------------- --------------   -------
                                          5,209,976      5,601,531    41,493
   Less--Current maturities........         667,964        825,422     6,114
                                     -------------- --------------   -------
         Total long-term debt......  (Yen)4,542,012 (Yen)4,776,109   $35,379
                                     ============== ==============   =======

  Interest rates and due dates are stated at March 31, 1998.

  At March 31, 1998, buildings and land of certain consolidated subsidiaries, with a book value of (Yen)13,630 million ($101 million), were mortgaged as security for certain loans.

  All the holders of the bonds and notes issued by the Company referred to in the above table generally have a preferential right under the NTT Law to be paid prior to other unsecured indebtedness subject to certain general preferential rights provided for in the Japanese Civil Code, such as preferential rights of employees to wages.

  The bond and note agreements as to the long-term debt at March 31, 1998 stipulate, among other things, the following:

    (1) Swiss franc bonds of (Yen)175 million ($1 million) are subject to annual redemption. The Company shall repurchase, at market value, a prescribed amount of bonds if the price within 60 days prior to each redemption installment date does not exceed the par value of the bonds.

    (2) At the option of the Company on terms as defined, all the bonds and notes are redeemable generally at the principal amount or repurchasable at the current value.

  In February and November 1996, debts totaling (Yen)50,000 million and
(Yen)50,000 million, respectively, were removed from the balance sheet through placing cash in a bank. The principal and interest of the funds deposited in a trust fund with the bank will be sufficient to fund the scheduled principal and interest payments of these debt issues. The balance of these outstanding debts at March 31, 1998 was (Yen)100,000 million ($741 million).

  Under Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the Company and a certain subsidiary recognized debts of
(Yen)65,000 million ($481 million), which are not considered extinguished, in the balance sheet with the related funds. These funds, which are included in "Intangible and other assets" in the accompanying consolidated financial statements, were subject to withdrawal restrictions.

  The aggregate amounts of annual maturities of long-term debt during each of the five years ending March 31, 2003 and thereafter are as follows:

                                                          1998          1998
                                                     -------------- ------------
                                                        MILLIONS    MILLIONS OF
                                                         OF YEN     U.S. DOLLARS
   Year ending March 31
     1999........................................... (Yen)  825,422   $ 6,114
     2000...........................................        874,918     6,481
     2001...........................................        897,729     6,650
     2002...........................................        851,401     6,307
     2003...........................................        652,277     4,832
     Thereafter.....................................      1,499,784    11,109
                                                     --------------   -------
                                                     (Yen)5,601,531   $41,493
                                                     ==============   =======

10. EMPLOYEES' SEVERANCE PAYMENTS:

  The following tables presents reconciliation of the status of the NTT Severance Payment Plan at March 31, 1997 and 1998:

                                            1997            1998         1998
                                       --------------  --------------  --------
                                              MILLIONS OF YEN          MILLIONS
                                                                       OF U.S.
                                                                       DOLLARS
   Actuarial present value of benefit
    obligations:
     Vested benefit obligation........ (Yen)2,739,830  (Yen)2,992,165  $22,164
                                       ==============  ==============  =======
     Accumulated benefit obligation... (Yen)3,174,125  (Yen)3,176,526  $23,530
                                       ==============  ==============  =======
     Projected benefit obligation..... (Yen)4,052,192  (Yen)4,011,150  $29,712
   Plan assets at fair value..........        386,013         488,901    3,621
                                       --------------  --------------  -------
   Projected benefit obligation in
    excess of plan assets.............      3,666,179       3,522,249   26,091
   Unrecognized transition
    obligation........................       (489,049)       (419,697)  (3,109)
   Unrecognized prior service costs...       (102,987)        (93,327)    (691)
   Unrecognized net loss..............       (299,146)       (140,192)  (1,039)
   Adjustment needed to recognize
    minimum liability.................         20,092          21,728      161
                                       --------------  --------------  -------
   Liability for employees' severance
    payments recognized in the
    consolidated balance sheet........ (Yen)2,795,089  (Yen)2,890,761  $21,413
                                       ==============  ==============  =======

  The charges to income for employees' severance indemnities for each of the three years in the period ended March 31, 1998 included the following components:

                                1996          1997          1998          1998
                            ------------  ------------  ------------  ------------
                                       MILLIONS OF YEN                MILLIONS OF
                                                                      U.S. DOLLARS
   Service cost............ (Yen)152,761  (Yen)156,730  (Yen)157,153     $1,164
   Interest cost on
    projected benefit
    obligation.............      177,662       171,278       164,229      1,217
   Actual return on plan
    assets.................      (20,666)       (5,756)      (32,321)      (239)
   Net amortization and
    deferral...............       88,332        72,597        98,324        728
                            ------------  ------------  ------------     ------
   Net periodic severance
    payments under SFAS
    87.....................      398,089       394,849       387,385      2,870
   Deduct: Amounts
    attributable to
    regulatory accounting
    practices under SFAS
    71.....................     (119,607)     (148,812)     (107,501)      (797)
                            ------------  ------------  ------------     ------
   Total cost for
    employees' severance
    indemnities as recorded
    in the consolidated
    statement of income.... (Yen)278,482  (Yen)246,037  (Yen)279,884     $2,073
                            ============  ============  ============     ======
   Assumptions in
    determination of net
    pension cost:
     Discount rate.........          4.5%          4.0%          3.5%
     Long-term rate of
      salary increases.....          4.5%          4.0%          3.5%
     Long-term rate of
      return on funded
      assets...............          4.5%          4.0%          3.5%

  In 1995, the Company offered a voluntary early retirement program to certain employees. Under the program, employees were entitled to receive special termination benefits if they accepted the program which was offered during a short period of time. The number of individuals to whom this program was offered was limited to those employees between the ages of 40 to 57 years old with 10 or more years of service with the Company. As the result, approximately 9,900 employees accepted the offer in 1995, at which time the special termination program benefits, amounting to (Yen)33,707 million, were recognized as an expense.

  As more fully described in Note 2, the Company established the NTT Kosei Nenkin Kikin ("the NTT group companies' welfare pension plan"), a defined benefit pension plan to which both the Company and the employees make contributions and which is regulated by the Japanese Welfare Pension Insurance Law.

                                                       1998           1998
                                                  --------------- ------------
                                                  MILLIONS OF YEN MILLIONS OF
                                                                  U.S. DOLLARS
   Actuarial present value of benefit
    obligations:
     Vested benefit obligation...................  (Yen)442,778      $3,280
                                                   ------------      ------
     Accumulated benefit obligation..............  (Yen)462,582      $3,427
                                                   ------------      ------
     Projected benefit obligation................  (Yen)733,124      $5,430
   Plan assets at fair value.....................       764,153       5,660
                                                   ------------      ------
   Plan assets in excess of projected benefit
    obligation...................................        31,029         230
   Unrecognized net gain.........................        49,660         368
                                                   ------------      ------
   Prepaid pension costs.........................  (Yen) 80,689      $  598
                                                   ============      ======

                                                         1998           1998
                                                    --------------- ------------
                                                    MILLIONS OF YEN MILLIONS OF
                                                                    U.S. DOLLARS
   Service cost...................................   (Yen)132,444      $ 981
   Interest cost on projected benefit obligation..         19,788        146
   Actual return on plan assets...................        (63,150)      (468)
   Net amortization and deferral..................         36,556        271
   Employee contributions.........................        (31,362)      (232)
                                                     ------------      -----
   Net periodic severance payments under SFAS 87..         94,276        698
   Gain on transferred plan assets in excess of
    projected
    benefit obligation as of April 1, 1997........       (133,951)      (992)
   Deduct: Amounts attributable to regulatory
    accounting practices under SFAS 71............         77,860        577
                                                     ------------      -----
   Total cost for employees' severance indemnities
    as
    recorded in the consolidated statement of in-
    come..........................................   (Yen) 38,185       $283
                                                     ============      =====
   Assumptions in determination of net pension
    cost:
     Discount rate................................            3.5%
     Long-term rate of salary increases...........            3.5%
     Long-term rate of return on funded assets....            4.0%

11. INCOME TAXES:

  The Company and its subsidiaries are subject to a number of different taxes, based on income, which in the aggregate indicate a normal statutory tax rate of approximately 51 percent. Due to a change in Japanese income tax regulations, effective April 1, 1998, the statutory rate was reduced to approximately 48% and such amount has been used in calculating the future expected tax effects of temporary differences. However, there are certain deductions and credits available and a limit on deductions of a certain nature. The effective tax rates of the Company for the years ended March 31, 1996, 1997 and 1998 differ from the normal statutory tax rates for the following reasons:

                                                           PERCENT OF INCOME
                                                             BEFORE INCOME
                                                                 TAXES
                                                           -------------------
                                                           1996   1997   1998
                                                           -----  -----  -----
   Normal statutory tax rate.............................  51.00% 51.00% 51.00%
   Tax credit primarily for expenditures for research and
    development, and certain equipment...................  (3.75) (0.40) (0.38)
   Changes in income tax rate............................    --     --    6.49
   Provision for valuation allowance.....................    --     --    4.66
   Other.................................................   2.82   0.58   2.04
                                                           -----  -----  -----
   Effective tax rate....................................  50.07% 51.18% 63.81%
                                                           =====  =====  =====

  Significant components of the deferred tax assets and liabilities at March 31, 1997 and 1998 are as follows:

                                               1997          1998        1998
                                           ------------  ------------  --------
                                                MILLIONS OF YEN        MILLIONS
                                                                       OF U.S.
                                                                       DOLLARS
   Deferred tax assets:
     Liability for employees' severance
      payments...........................  (Yen)599,909  (Yen)569,678   $4,220
     Advance received....................         8,835        11,012       82
     Accrued enterprise tax..............        22,905        18,951      140
     Depreciation........................        20,287        23,268      172
     Operating loss carryforwards for tax
      purposes...........................        72,766         2,810       21
     Financial assistance to subsidiary
      companies..........................           --         95,375      706
     Other...............................       108,887       101,062      749
                                           ------------  ------------   ------
     Total gross deferred tax assets.....       833,589       822,156    6,090
     Less valuation allowance............        (1,479)      (30,573)    (226)
                                           ------------  ------------   ------
     Total deferred tax assets...........       832,110       791,583    5,864
                                           ------------  ------------   ------
   Deferred tax liabilities:
     Valuation for securities............        22,059        17,011      126
     Special reserve for tax purposes....        42,136        41,897      310
     Gains on sales of subsidiary
      stocks.............................        31,972        31,972      237
     Other...............................        49,962        50,684      376
                                           ------------  ------------   ------
     Total gross deferred tax
      liabilities........................       146,129       141,564    1,049
                                           ------------  ------------   ------
     Net deferred tax assets.............  (Yen)685,981  (Yen)650,019   $4,815
                                           ============  ============   ======

  The Company and NTT Mobile Communications Network, Inc., and its eight regional subsidiaries (together, "NTT DoCoMo", a trademark which stands for "Do Communications over the Mobile Network") are major shareholders of NTT Personal Group, which consists of NTT Central Personal Communications Network Inc. and eight other NTT subsidiaries. In May 1998 the Company decided to transfer its PHS business to NTT DoCoMo by the end of fiscal year 1999 and to liquidate NTT Personal Group following the transfer.

Through the liquidation, the Company and NTT DoCoMo will provide financial assistance to NTT Personal Group in the form of intercompany loans. The proceeds of such loans, which may total up to approximately (Yen)200 billion, will be used by NTT Personal Group to settle outstanding bank debt and other liabilities. Although losses relating to the financial assistance have already been recognized on a consolidated basis, they are not tax deductible until the liquidation is completed. Therefore, the Company has recognized deferred tax assets related to these losses.

  The valuation allowance at March 31, 1997 mainly related to deferred tax assets of consolidated subsidiaries with operating loss carryforwards for tax purposes that are not expected to be realized. The valuation allowance at March 31, 1998 mainly related to deferred tax assets on the losses related to financial assistance to subsidiary companies which are not expected to be tax deductible. The net changes in the total valuation allowance for the years ended March 31, 1997 and 1998 were a decrease of (Yen)1,862 million and an increase of (Yen)29,094 million ($216 million), respectively.

  Net deferred tax assets at March 31, 1997 and 1998 are included in the consolidated balance sheet as follows:

                                               1997          1998        1998
                                           ------------  ------------  --------
                                                MILLIONS OF YEN        MILLIONS
                                                                       OF U.S.
                                                                       DOLLARS
   Prepaid expenses and other current
    assets...............................  (Yen)101,009  (Yen)138,686   $1,027
   Deferred income taxes (investments and
    other assets)........................       586,020       511,334    3,788
   Other long-term liabilities...........        (1,048)           (1)      (0)
                                           ------------  ------------   ------
                                           (Yen)685,981  (Yen)650,019   $4,815
                                           ============  ============   ======

  Operating loss carryforwards for tax purposes of consolidated subsidiaries at March 31, 1998 amounted to approximately (Yen)227,391 million ($1,684 million) and are available as an offset against future taxable income of such subsidiaries. Theses carryforwards expire at various dates up to five years. Realization is dependent on such subsidiaries generating sufficient taxable income prior to expiration of loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, less valuation allowances, will be realized. The amount of such net deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

12. CONSUMPTION TAX:

  The consumption tax rate, with minor exceptions, for all taxable goods and services is 3 percent. Effective April 1, 1997, the rate has been raised to 5 percent. A tax credit for consumption taxes incurred (which are included in the cost of purchased goods and services) is available against consumption taxes attributable to revenue in the same taxable period.

13. SHAREHOLDERS' EQUITY:

  As noted previously, pursuant to the NTT Law as approved by the Japanese Diet, the Company was incorporated on April 1, 1985, upon which all the assets and liabilities of the Public Corporation were transferred to the Company. As provided for in the supplementary provisions of the NTT Law, all the new shares held by the Public Corporation were transferred to the Japanese government upon the dissolution of the Public Corporation on April 1, 1985. The NTT Law specifies, however, that such government ownership may eventually be reduced to one-third. Since incorporation, the Government of Japan has sold 5,400 thousand shares of the Company's common stock to the public. As a normal part of its business operations, the Company provides various telecommunications and other services to the Government of Japan.

  According to the NTT Law, the Company shall obtain authorization from the Minister of Posts and Telecommunications for certain financial matters including (1) new issue of shares, convertible debentures or debentures with preemptive rights to acquire new shares; (2) any resolution for (i) change in the Articles of Incorporation, (ii) appropriation of profits or (iii) merger or dissolution; and (3) disposition of major telecommunications trunk lines and equipment or providing mortgages on such properties.

  The Japanese Commercial Code provides that (i) all appropriations of retained earnings, including dividends, require approval at an ordinary general meeting of shareholders, (ii) interim cash dividends can be distributed upon the approval of the board of directors, if the Articles of Incorporation provide for such interim cash dividends, subject to some restrictions in the amount, and (iii) an amount equal to at least 10 percent of cash dividends and other appropriations paid in cash be appropriated from retained earnings to a legal reserve until the reserve equals 25 percent of stated capital.

  On November 24, 1995, based upon the resolution of the Board of Directors' Meeting held on April 28, 1995, the Company capitalized the aggregate amount of
(Yen)15,600 million ($116 million) of its additional paid-in capital to the common stock account and made a free share distribution of 312,000 shares to shareholders of record at September 30, 1995 representing 2 percent of outstanding shares. In Japan, no accounting entry is required for such a free share distribution. Had the distribution been accounted for in the manner adopted by companies in the United States of America, (Yen)234,624 million ($1,738 million) would have been transferred from retained earnings to the applicable capital accounts.

  The amount of unrestricted consolidated retained earnings pursuant to accounting principles generally accepted in Japan was (Yen)1,373,748 million ($10,176 million) at March 31, 1998.

  In accordance with customary practice in Japan, the appropriations are not accrued in the financial statements for the period to which they relate but are recorded in the subsequent accounting period after shareholders' approval has been obtained. Retained earnings at March 31, 1998 includes amounts representing final cash dividends of (Yen)39,780 million ($295 million),
(Yen)2,500 ($19) per share, and the related transfer to the legal reserve of
(Yen)3,978 million ($29 million), which were approved at the shareholders' meeting held on June 26, 1998.

14. BUSINESS SEGMENT AND GEOGRAPHIC AREA:

  The Company and its subsidiaries are engaged predominantly in a single industry, telecommunications services in Japan which include telephone, telegraph, leased circuit, sale of telecommunication equipment and data communications services.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which requires that public business enterprises report certain information about operating segments in financial statements of the enterprise and also requires that they report certain information about their products and services, the geographic areas in which they operate, and their major customers. In the case of the Company, SFAS 131 is effective for the fiscal year beginning April 1, 1998. Management does not believe that the new standard will have a material effect on the consolidated financial position or operating results of the Company.

15. LEASES:

  The Company and its subsidiaries lease certain office space, employees' residential facilities and other assets. Leases qualifying as capital leases at March 31, 1997 and 1998 were as follows:

   CLASS OF PROPERTY                        1997          1998          1998
   -----------------                    ------------  ------------  ------------
                                             MILLIONS OF YEN        MILLIONS OF
                                                                    U.S. DOLLARS
   Buildings........................... (Yen)394,288  (Yen)393,233    $ 2,913
   Machinery, vessels and tools........      169,369       305,545      2,263
   Accumulated depreciation............      (95,943)     (197,526)    (1,463)
                                        ------------  ------------    -------
                                        (Yen)467,714  (Yen)501,252    $ 3,713
                                        ============  ============    =======

  Future minimum lease payments by year under capital leases together with the present value of the net minimum lease payments at March 31, 1998 are as follows:

                                                       MILLIONS OF  MILLIONS OF
   YEAR ENDING MARCH 31                                    YEN      U.S. DOLLARS
   --------------------                                ------------ ------------
   1999............................................... (Yen) 92,581   $   686
   2000...............................................       81,974       607
   2001...............................................       68,209       505
   2002...............................................       42,930       318
   2003...............................................       35,151       261
   Later years........................................    1,182,740     8,761
                                                       ------------   -------
   Total minimum lease payments.......................    1,503,585    11,138
   Less--Amount representing interest.................      976,036     7,230
                                                       ------------   -------
   Present value of net minimum lease payments........      527,549     3,908
   Less--Current obligation...........................       53,868       399
                                                       ------------   -------
   Long-term capital lease obligations................ (Yen)473,681   $ 3,509
                                                       ============   =======

  Rental expenses under operating leases for land, buildings and equipment under cancellable leases, which are generally renewed upon expiration, for the years ended March 31, 1996, 1997 and 1998 were (Yen)173,223 million,
(Yen)178,519 million and (Yen)153,055 million ($1,134 million), respectively.

16. RESEARCH AND DEVELOPMENT EXPENSES AND ADVERTISING COSTS:

  RESEARCH AND DEVELOPMENT EXPENSES--

  Research and development expenses are charged to income as incurred and such amounts charged to income for the years ended March 31, 1996, 1997 and 1998 were (Yen)318,105 million, (Yen)328,529 million and (Yen)288,931 million ($2,140 million), respectively.

  ADVERTISING COSTS--

  Advertising costs are expensed as incurred. Advertising costs included in other operating expenses were (Yen)59,973 million, (Yen)75,244 million and
(Yen)83,452 million ($618 million) for the years ended March 31, 1996, 1997 and 1998, respectively.

17. GAINS ON SALES OF SUBSIDIARY STOCKS:

  In April 1995, the Company sold 48,000 shares of NTT Data Corporation ("NTT Data"), a consolidated subsidiary, to third parties for (Yen)49,866 million, net of related expenses. In addition, on April 26, 1995 and February 14, 1996, NTT Data issued 20,000 shares and 33,000 shares of common stock in a public offering to third parties at a price of (Yen)1,040 thousand and (Yen)3,050 thousand per share, respectively, which were in excess of the Company's average per share carrying value. The issuances of these shares for (Yen)20,800 million and (Yen)100,650 million are regarded as sales of a part of the Company's interest in NTT Data. As a result of these issuances and sales, the Company's shareholding in NTT Data declined from 100 percent to 60 percent. The resulting gains on these issuances and sales of subsidiary stock, together with those on other similar transactions, amounting to approximately
(Yen)98,011 million were included in the consolidated statement of income for the year ended March 31, 1996. In the consolidated statement of cash flows for the year ended March 31, 1996, the gains on sales of subsidiary stocks are excluded from the cash flows from operating activities and the related cash proceeds of (Yen)178,770 million are included in the cash flows from investing activities.

18. FOREIGN EXCHANGE GAIN AND LOSS:

  Foreign exchange results (mainly arising from foreign currency borrowings) for the years ended March 31, 1996, 1997 and 1998 were losses of (Yen)708 million, (Yen)2,120 million and (Yen)799 million ($6 million), respectively.

19. FINANCIAL INSTRUMENTS:

  The carrying amounts and the estimated fair values of financial instruments excluding debt and equity securities at March 31, 1997 and 1998 are as follows:

                                       1997                        1998                     1998
                             --------------------------  --------------------------  --------------------
                               CARRYING                    CARRYING                  CARRYING
                               AMOUNTS      FAIR VALUE     AMOUNTS      FAIR VALUE   AMOUNTS   FAIR VALUE
                             ------------  ------------  ------------  ------------  --------  ----------
                                                                                         MILLIONS OF
                                               MILLIONS OF YEN                          U.S. DOLLARS
   Cash and cash
    equivalents............  (Yen)821,140  (Yen)821,140  (Yen)913,236  (Yen)913,236  $  6,765   $  6,765
   Notes and accounts
    receivable, trade......       930,792       930,792     1,085,381     1,085,381     8,040      8,040
   Short-term borrowings...      (387,544)     (387,544)     (456,995)     (456,995)   (3,385)    (3,385)
   Accounts payable, trade     (1,115,840)   (1,115,840)   (1,131,444)   (1,131,444)   (8,381)    (8,381)
   Accrued payroll.........      (427,276)     (427,276)     (494,387)     (494,387)   (3,662)    (3,662)
   Long-term debt including
    current portion........    (5,209,976)   (5,433,703)   (5,601,531)   (5,756,528)  (41,493)   (42,641)
   Forward exchange
    contracts..............       (11,813)      (16,664)      (52,473)       41,302      (389)       306
   Interest rate and
    currency swap
    agreements.............           --            --        (10,690)        9,425       (79)        70

  CASH AND CASH EQUIVALENTS, NOTES AND ACCOUNTS RECEIVABLE, TRADE, SHORT-TERM BORROWINGS, ACCOUNTS PAYABLE, TRADE AND ACCRUED PAYROLL--

  The carrying amounts approximate fair value because of the short maturities of such instruments.

  LONG-TERM DEBT INCLUDING CURRENT PORTION--

  The fair value of long-term debt is estimated based on the discounted amounts of future cash flows using the Company's current incremental rates of borrowings for similar liabilities.

  DERIVATIVE FINANCIAL INSTRUMENTS--

  The fair values of forward exchange contracts, interest rate swap agreements and currency swap agreements are estimated based on the amounts the Company and certain subsidiaries would receive or pay to terminate the contracts at March 31, 1997 and 1998 with discounted amounts of net future cash flows.

  The table below shows the notional principal amounts of those derivative financial instruments at March 31, 1997 and 1998:

                                            1997         1998         1998
                                        ------------ ------------ ------------
                                             MILLIONS OF YEN        MILLIONS
                                                                       OF
                                                                  U.S. DOLLARS
   Forward exchange contracts.......... (Yen)727,007 (Yen)499,056    $3,697
   Interest rate and currency swap
    agreements.........................       81,324      553,270     4,098

  CONCENTRATIONS OF CREDIT RISK--

  The Company and certain subsidiaries do not have any significant concentration of business transacted with an individual counterparty or groups of counterparties that could, if suddenly eliminated, severely impact our operations at March 31, 1998.

20. COMMITMENTS AND CONTINGENT LIABILITIES:

  Commitments outstanding at March 31, 1998 for the purchase of property, plant and equipment and other assets approximated (Yen)500,519 million ($3,708 million).

  Contingent liabilities at March 31, 1998 for loans guaranteed amounted to
(Yen)19,356 million ($143 million).

  At March 31, 1998, the Company and its subsidiaries had no material litigation or claims outstanding, pending or threatened against it, which would have a material adverse effect on the Company's consolidated financial position or results of operations.

21. SUBSEQUENT EVENTS:

  Subsequent to March 31, 1998, the Company issued (Yen)100,000 million ($741 million) coupon bonds.

  On May 12, 1998, NTT Data issued 27,500 shares of common stock in a public offering to third parties at a price of (Yen)5,468 thousand ($40,504) per share, which was in excess of the Company's average per share carrying value. The issuance of these shares of (Yen)150,370 million ($1,114 million) is regarded as a sale of a part of the Company's interest in NTT Data. As a result of the issuance, the Company's shareholding in NTT Data declined from 60% to 54% and gains on sales of subsidiary stocks in the aggregate amount of approximately (Yen)69,106 million ($512 million) are expected to be recognized in the consolidated financial statements for the year ending March 31, 1999.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                   MARCH 31,      SEPTEMBER 30,   SEPTEMBER 30,
                                     1998             1998            1998
                                ---------------  ---------------  -------------
                                                                   MILLIONS OF
                                                                  U.S. DOLLARS
                                        MILLIONS OF YEN             (NOTE 2)
            ASSETS
Current assets:
  Cash and cash equivalents.... (Yen)   913,236  (Yen)   686,750    $  5,087
  Notes and accounts
   receivable, trade...........       1,085,381        1,032,964       7,652
  Allowance for doubtful
   accounts....................         (35,816)         (36,277)       (269)
  Inventories..................         223,776          288,919       2,140
  Prepaid expenses and other
   current assets (Note 4).....         417,900          374,237       2,772
                                ---------------  ---------------    --------
    Total current assets.......       2,604,477        2,346,593      17,382
                                ---------------  ---------------    --------
Property, plant and equipment:
  Telecommunications
   equipment...................      11,633,361       11,985,819      88,784
  Telecommunications service
   lines.......................      11,722,358       11,797,536      87,389
  Buildings and structures.....       4,763,092        4,808,421      35,618
  Machinery, vessels and
   tools.......................       1,997,359        2,020,890      14,969
  Land.........................         609,186          658,236       4,876
  Construction in progress.....         639,262          759,338       5,625
                                ---------------  ---------------    --------
                                     31,364,618       32,030,240     237,261
  Accumulated depreciation
   (Note 4)....................     (19,359,256)     (20,062,545)   (148,611)
                                ---------------  ---------------    --------
                                     12,005,362       11,967,695      88,650
                                ---------------  ---------------    --------
Investments and other assets:
  Investments in affiliated
   companies...................         201,945          239,451       1,774
  Marketable securities and
   other investments...........         124,910          100,243         743
  Intangible and other assets
   (Note 4)....................       1,904,503        1,314,095       9,734
  Deferred income taxes (Note
   4)..........................         511,334          866,105       6,415
                                ---------------  ---------------    --------
                                      2,742,692        2,519,894      18,666
                                ---------------  ---------------    --------
                                (Yen)17,352,531  (Yen)16,834,182    $124,698
                                ===============  ===============    ========

         The accompanying notes are an integral part of this statement.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                    MARCH 31,      SEPTEMBER 30,   SEPTEMBER 30,
                                      1998             1998            1998
                                 ---------------  ---------------  -------------
                                                                    MILLIONS OF
                                                                   U.S. DOLLARS
                                         MILLIONS OF YEN             (NOTE 2)
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
 Current liabilities:
   Short-term borrowings.......  (Yen)   456,995  (Yen)   428,689    $  3,175
   Current portion of long-term
    debt.......................          825,422          697,899       5,170
   Accounts payable, trade.....        1,131,444          895,638       6,634
   Accrued payroll.............          494,387          374,553       2,775
   Accrued interest............           55,976           57,830         428
   Accrued taxes on income.....          188,616          210,807       1,562
   Accrued consumption tax.....           99,813           47,891         355
   Advances received...........           72,117           75,854         562
   Other.......................          121,056          146,812       1,087
                                 ---------------  ---------------    --------
     Total current
      liabilities..............        3,445,826        2,935,973      21,748
                                 ---------------  ---------------    --------
 Long-term liabilities:
   Long-term debt..............        4,776,109        4,796,673      35,531
   Obligations under capital
    leases.....................          473,681          458,506       3,397
   Liability for employees'
    severance payments.........        2,890,761        2,988,212      22,135
   Other.......................          166,186          196,851       1,458
                                 ---------------  ---------------    --------
                                       8,306,737        8,440,242      62,521
                                 ---------------  ---------------    --------
 Minority interest in
  consolidated subsidiaries....          136,040          219,909       1,629
                                 ---------------  ---------------    --------
 Shareholders' equity:
   Common stock, (Yen)50,000
    par value--
    Authorized--62,400,000
    shares
    Issued and outstanding--
    15,912,000 shares..........          795,600          795,600       5,893
   Additional paid-in capital..        2,530,476        2,530,476      18,744
   Legal reserve...............          102,678          107,094         793
   Unrealized loss on
    securities.................          (20,061)         (34,447)       (255)
   Foreign currency translation
    adjustments................            4,030            5,114          38
   Retained earnings...........        2,051,205        1,834,221      13,587
                                 ---------------  ---------------    --------
                                       5,463,928        5,238,058      38,800
                                 ---------------  ---------------    --------
 Commitments and contingent
  liabilities..................
                                 ---------------  ---------------    --------
                                 (Yen)17,352,531  (Yen)16,834,182    $124,698
                                 ===============  ===============    ========

         The accompanying notes are an integral part of this statement.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                      SIX-MONTH PERIOD ENDED SEPTEMBER 30

                                        1997            1998           1998
                                   --------------  --------------  ------------
                                                                    MILLION OF
                                                                   U.S. DOLLARS
                                          MILLIONS OF YEN            (NOTE 2)
Operating revenues:
  Telephone....................... (Yen)3,157,421  (Yen)3,161,571    $23,419
  Telegraph.......................         44,823          40,966        303
  Leased circuit..................        237,386         250,785      1,858
  Data communication facility.....        183,748         187,256      1,387
  Sale of telecommunication
   equipment......................        446,648         460,077      3,408
  Miscellaneous...................        567,120         611,039      4,526
                                   --------------  --------------    -------
                                        4,637,146       4,711,694     34,901
                                   --------------  --------------    -------
Operating expenses:
  Personnel.......................      1,158,680       1,103,619      8,175
  Depreciation, amortization and
   maintenance costs..............      1,491,252       1,541,795     11,421
  Other...........................      1,430,826       1,473,223     10,912
                                   --------------  --------------    -------
                                        4,080,758       4,118,637     30,508
                                   --------------  --------------    -------
Operating income..................        556,388         593,057      4,393
                                   --------------  --------------    -------
Other expenses (income):
  Interest and amortization of
   bond discounts and issue
   costs..........................        120,298         108,979        807
  Interest income.................         (1,135)         (1,471)       (11)
  Gain on sales of subsidiary
   stocks (Note 5)................            --          (69,106)      (512)
  Other, net......................        (10,974)        (18,292)      (135)
                                   --------------  --------------    -------
                                          108,189          20,110        149
                                   --------------  --------------    -------
Income before income taxes........        448,199         572,947      4,244
                                   --------------  --------------    -------
Income taxes:
  Current.........................        202,973         210,476      1,559
  Deferred........................         39,262          74,327        551
                                   --------------  --------------    -------
                                          242,235         284,803      2,110
                                   --------------  --------------    -------
Income before extraordinary loss,
 minority interest and equity in
 earnings of affiliated
 companies........................        205,964         288,144      2,134
Extraordinary loss for
 discontinuance of regulatory
 accounting principles, net of
 taxes (Note 4)...................            --         (462,508)    (3,426)
                                   --------------  --------------    -------
Income (loss) before minority
 interest and equity in earnings
 of affiliated companies..........        205,964        (174,364)    (1,292)
Minority interest in consolidated
 subsidiaries.....................        (14,651)         (3,261)       (24)
Equity in earnings of affiliated
 companies........................          4,259           4,732         35
                                   --------------  --------------    -------
Net income (loss)................. (Yen)  195,572  ((Yen) 172,893)   ($1,281)
                                   ==============  ==============    =======
                                                                   U.S. DOLLARS
                                                YEN                  (NOTE 2)
Per share of common stock:
  Net income (loss)............... (Yen)   12,291  ((Yen)  10,866)   ($   80)
                                   --------------  --------------    -------
  Cash dividends.................. (Yen)    2,500   (Yen)   2,500     $   19
                                   --------------  --------------    -------

         The accompanying notes are an integral part of this statement.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                      SIX-MONTH PERIOD ENDED SEPTEMBER 30

                                         1997           1998           1998
                                     -------------  -------------  ------------
                                           MILLIONS OF YEN         MILLIONS OF
                                                                   U.S. DOLLARS
                                                                     (NOTE 2)
Cash flows from operating activi-
 ties:
 Net income (loss).................. (Yen) 195,572  ((Yen)172,893)   ($1,281)
 Adjustments to reconcile net income
  to net cash provided
  by operating activities--
 Extraordinary loss, net of taxes
  (Note 4)..........................           --         462,508      3,426
 Depreciation and amortization......     1,054,554      1,074,063      7,956
 Deferred taxes.....................        39,262         74,327        551
 Loss on sale or disposal of
  property, plant and equipment.....        78,008         66,501        493
 Gains on sales of subsidiary stocks
  (Note 5)..........................           --         (69,106)      (512)
 Decrease in notes and accounts
  receivable, trade.................        20,642         52,878        392
 Increase in inventories............       (46,468)       (65,143)      (483)
 Increase in other current assets...       (50,315)        (9,451)       (70)
 Decrease in accounts payable, trade
  and accrued payroll...............      (154,740)      (268,781)    (1,991)
 Increase (decrease) in accrued
  consumption tax...................        51,111       (51,922)       (385)
 Increase in advances received......        10,954          3,737         28
 Increase (decrease) in accrued
  taxes on income...................       (22,253)        22,191        164
 Increase in liabilities for
  employees' severance payments.....        59,978         47,862        355
 Increase (decrease) in other long-
  term liabilities..................        (1,158)         1,848         14
 Other..............................        (1,142)        15,422        114
                                     -------------  -------------    -------
  Net cash provided by operating
   activities.......................     1,234,005      1,184,041      8,771
                                     -------------  -------------    -------
Cash flows from investing activi-
 ties:
 Payments for property, plant and
  equipment.........................    (1,439,971)    (1,253,879)    (9,288)
 Proceeds from sale of property,
  plant and equipment...............         7,478          6,374         47
 Acquisition of investments in af-
  filiates and intangible and other
  assets............................      (104,629)       (86,944)      (644)
 Proceeds from sales of subsidiary
  stocks (Note 5)...................           --         150,370      1,114
                                     -------------  -------------    -------
  Net cash used in investing
   activities.......................    (1,537,122)    (1,184,079)    (8,771)
                                     -------------  -------------    -------
Cash flows from financing
 activities:
 Proceeds from issuance of long-term
  debt..............................       510,494        317,993      2,355
 Payments for settlement of long-
  term debt.........................      (374,663)      (446,503)    (3,307)
 Dividends paid.....................       (39,779)       (39,779)      (295)
 Net decrease in short-term
  borrowings and other..............      (102,858)       (58,159)      (431)
                                     -------------  -------------    -------
  Net cash used in financing
   activities.......................        (6,806)      (226,448)    (1,678)
                                     -------------  -------------    -------
Decrease in cash and cash
 equivalents........................      (309,923)      (226,486)    (1,678)
Cash and cash equivalents at
 beginning of period................       821,140        913,236      6,765
                                     -------------  -------------    -------
Cash and cash equivalents at end of
 period............................. (Yen) 511,217  (Yen) 686,750    $ 5,087
                                     =============  =============    =======
Cash paid during the period for:
 Interest........................... (Yen) 113,352  (Yen) 107,125    $   794
                                     -------------  -------------    -------
 Income taxes....................... (Yen) 223,815  (Yen) 186,798    $ 1,384
                                     -------------  -------------    -------
Capital lease obligations incurred
 during the period.................. (Yen)  26,453  (Yen)  17,632    $   131
                                     -------------  -------------    -------

         The accompanying notes are an integral part of this statement.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1

  These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and in accordance with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending March 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's consolidated financial statements which is included in its Form 20-F for the fiscal year ended March 31, 1998.

NOTE 2

  U.S. dollar amounts are included solely for convenience. These translations should not be construed as representations that the yen amounts actually represent, or have been or could be converted into, U.S. dollars. The rate of
(Yen)135= US$1, the approximate current rate at September 30, 1998, has been used for the purpose of presentation of the U.S. dollar amounts in the accompanying consolidated financial statements.

NOTE 3

  In June 1997, the Japanese Diet passed the Law Concerning Partial Revision to the Nippon Telegraph and Telephone Corporation Law ("the Revision Law"). This Revision Law implements a plan proposed by the Ministry of Posts and Telecommunications, and accepted in principle by the Company, to reorganize the Company. Under the Revision Law, the Company will continue to exist but will operate primarily as a holding company with its businesses reorganized into three newly established companies, two regional telecommunications companies and a long distance telecommunications company. The Revision Law also allows the Company to enter, through one or more subsidiaries, the international telecommunications business before the reorganization of the Company upon approval of the Minister of Posts and Telecommunications ("the MPT").

  In December 1997, the Ministry of Posts and Telecommunications announced "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation." The Company will prepare "the Implementation Plans Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation" in accordance with the Basic Principles. Matters concerning the transfer of business, which is the precondition of reorganization, will be presented to shareholders at the ordinary general meeting of shareholders in June 1999.

  The Company plans to take advantage of the opportunities presented by the Revision Law to effectively compete in extremely challenging international markets, actively promote expansion of global telecommunications and multimedia businesses, and further enhance its operations. At this time, however, the ultimate effect of the implementation of the New Law on the financial position and results of operations of the Company cannot be determined.

NOTE 4

  In its financial statements as of and for the six-month period ended September 30, 1998, the Company has discontinued the application of the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") for all of its operations. Under SFAS 71, the Company had accounted for the effects of rate-making process by establishing certain regulatory assets, including the deferral of certain costs. Pursuant to the requirements of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises--Accounting for the Discontinuation of Application of FASB Statement No. 71" ("SFAS 101"), the Company recorded an extraordinary non-cash charge of (Yen)462 billion ($3,426 million), net of income taxes of (Yen)427 billion ($3,162 million) during the six-month period ended September 30, 1998 and has eliminated (Yen)889 billion ($6,588 million) of regulatory assets from its balance sheet as of September 30, 1998.

  After assessing the recent revision of the Telecom Business Law, which become effective as of November 1, 1998, and proposed price-cap system, the Company recognizes that it is required under SFAS 101 to change its accounting for regulated operations. The Company's determination that it is no longer eligible for the continued application of SFAS 71 is based on the belief that the convergence of competition, technological change actual and potential regulatory and legislative actions and other factors are creating open and competitive markets.

  The major components of the eliminated regulatory assets are as follows:

                                          PRETAX               AFTER-TAX
                                  ---------------------- ---------------------
                                  BILLIONS  MILLIONS OF  BILLIONS MILLIONS OF
                                   OF YEN   U.S. DOLLARS  OF YEN  U.S. DOLLARS
                                  --------- ------------ -------- ------------
   Deferred compensated ab-
   sences........................ (Yen) 105    $  783    (Yen) 55    $  407
   Deferred pension costs........       680     5,035         353     2,618
   Unamortized purchases of the
   leased assets.................       104       770          54       401
                                  ---------    ------    --------    ------
   Total......................... (Yen) 889    $6,588    (Yen)462    $3,426
                                  =========    ======    ========    ======

  The regulatory assets included in the accompanying consolidated balance sheet as at March 31, 1998 were as follows:

                                                                        BILLIONS
                                                                         OF YEN
                                                                        --------
   Regulatory assets due to:
   Deferred compensated absences*...................................... (Yen)133
   Deferred severance lump-sum and pension payments**..................      603
   Unamortized purchases of the leased assets under SFAS 13***.........      111
                                                                        --------
                                                                        (Yen)847
                                                                        ========

  --------
     * Included in "Prepaid expenses and other current assets" in the accompanying balance sheet as at March 31, 1998.
   ** Included in "Intangible and other assets" in the accompanying balance sheet as at March 31, 1998.
  *** Included in "Accumulated depreciation" in the accompanying balance sheet as at March 31, 1998.

NOTE 5

  On May 12, 1998, NTT Data Corporation ("NTT DATA"), a consolidated subsidiary, issued 27,500 shares of common stock in a public offering to third parties at a price of (Yen)5,468 thousand ($40,504) per share, which was in excess of the Company's average per share carrying value. The issuance of these shares of (Yen)150,370 million ($1,114 million) is regarded as a sale of a part of the Company's interest in NTT DATA. As a result of the issuance, the Company's shareholding in NTT DATA declined from 60 percent to 54 percent. The resulting pre-tax gain on the sale of subsidiary stocks in the aggregate amount of approximately (Yen)69,106 million ($512 million) is recognized in the consolidated financial statements for the six-month period ended September 30, 1998 as well as applicable deferred taxes thereon. In the consolidated statement of cash flows for the six-month period ended September 30, 1998, the gain on sale of subsidiary stocks is excluded from the cash flows from operating activities and the related cash proceeds of (Yen)150,370 million ($1,114 million) are included in the cash flows from investing activities.

NOTE 6

  Effective April 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Comprehensive Income is defined in this standard as the total changes in shareholders' equity excluding capital transactions. The Company's comprehensive income comprises net income plus other comprehensive income representing changes in unrealized loss on securities and foreign currency translation adjustments. These changes in shareholders' equity, including net income, for the six-month period ended September 30, 1997 and 1998 were an increase of (Yen)191,719 million and decrease of (Yen)186,195 million ($1,379 million), respectively, which included the changes in unrealized loss on securities, representing an increase of
(Yen)3,853 million and (Yen)14,386 million ($107 million), respectively.

NOTE 7

  Certain items for the six-month period ended September 30, 1997 and at that date have been reclassified to conform to the 1998 presentation.

NOTE 8

  At September 30, 1998 there were no material litigation or claims outstanding, pending or threatened against the Company.

SUBSEQUENT EVENTS

  On October 22, 1998, NTT Mobile Communications Network Inc. ("NTT Central DoCoMo") completed its initial public offering and its stock on the First Section of the Tokyo Stock Exchange. The Company sold 218,000 shares of NTT Central DoCoMo's common stock, without par value, for total proceeds of
(Yen)826,140 million ($6,120 million), net of related expenses. In addition, NTT Central DoCoMo issued 327,000 new shares of stock for total proceeds of
(Yen)1,236,500 million ($9,159 million), net of related expenses, to third parties at a price of (Yen)3,900 thousand ($28,889) per share. As a result of the offering, the Company's stake in NTT Central DoCoMo has been reduced from
94.68 percent to 67.13 percent. The resulting gains on sale and issuance of subsidiary stocks in the aggregate amount of approximately (Yen)1,565,208 million ($11,594 million) are expected to be recognized in the consolidated statement of income for the year ending March 31, 1999, as well as applicable deferred taxes thereon.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements give effect to the initial public offering of NTT DoCoMo and the use of proceeds therefrom. On October 22, 1998, NTT DoCoMo completed its initial public offering and listed its stock on the first section of the Tokyo Stock Exchange. NTT sold 218,000 shares of NTT DoCoMo's common stock, without par value, for total proceeds of (Yen)826.1 billion and NTT DoCoMo issued 327,000 new shares of stock for total proceeds of (Yen)1,236.5 billion. As a result of the offering, NTT's stake in NTT DoCoMo has been reduced to 67.13%. Following shareholder approval at the next ordinary general meeting of shareholders in June 1999, as well as an approval of MPT, NTT intends to use the proceeds from its sale of NTT DoCoMo shares to repurchase approximately (Yen)120 billion of NTT's outstanding common stock and to pay a special dividend of (Yen)5,000 per share to NTT's shareholders of record on March 31, 1999, and for general corporate purposes. NTT DoCoMo and its subsidiaries also expect to use the proceeds from the issuance of NTT DoCoMo shares to repay debt and to fund current and future capital expenditures and for general corporate purposes. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of NTT and its subsidiaries included elsewhere in this prospectus.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1998

                                            ADJUSTMENTS                        ADJUSTMENTS
                                          FOR THE SALE OF                    FOR THE ISSUANCE
                                          218,000 SHARES                        OF 327,000
                                              OF NTT                          SHARES BY NTT       PRO FORMA, AS
                           HISTORICAL      DOCOMO BY NTT     PRO FORMA(1)         DOCOMO           ADJUSTED(2)
          ASSETS         ---------------  ---------------   ---------------  ----------------    ---------------
                                                         MILLIONS OF YEN
Current assets:
  Cash and cash
   equivalents.......... (Yen)   913,236   (Yen) 826,140(a) (Yen) 1,739,376   (Yen) 370,500(d)   (Yen) 2,109,876
  Notes and accounts
   receivable, trade....       1,085,381                          1,085,381                            1,085,381
  Allowance for doubtful
   accounts.............         (35,816)                           (35,816)                             (35,816)
  Inventories...........         223,776                            223,776                              223,776
  Prepared expenses and
   other current
   assets...............         417,900                            417,900                              417,900
                         ---------------   -------------    ---------------   -------------      ---------------
    Total current
     assets.............       2,604,477         826,140          3,430,617         370,500            3,801,117
                         ---------------   -------------    ---------------   -------------      ---------------
Property, plant and
 equipment:
  Telecommunications
   equipment............      11,633,361                         11,633,361                           11,633,361
  Telecommunications
   service lines........      11,722,358                         11,722,358                           11,722,358
  Buildings and
   structures...........       4,763,092                          4,763,092                            4,763,092
  Machinery, vessels and
   tools................       1,997,359                          1,997,359                            1,997,359
  Land..................         609,186                            609,186                              609,186
  Construction in
   progress.............         639,262                            639,262                              639,262
                         ---------------   -------------    ---------------   -------------      ---------------
                              31,364,618                         31,364,618                           31,364,618
  Accumulated
   depreciation.........     (19,359,256)                       (19,359,256)                         (19,359,256)
                         ---------------   -------------    ---------------   -------------      ---------------
                              12,005,362                         12,005,362                           12,005,362
                         ---------------   -------------    ---------------   -------------      ---------------
Investments and other
 assets:
  Investments in
   affiliated
   companies............         201,945                            201,945                              201,945
  Marketable securities
   and other
   investments..........         124,910                            124,910                              124,910
  Intangible and other
   assets...............       1,904,503                          1,904,503                            1,904,503
  Deferred income
   taxes................         511,334                            511,334        (372,987)(d)          138,347
                         ---------------   -------------    ---------------   -------------      ---------------
                               2,742,692                          2,742,692        (372,987)           2,369,705
                         ---------------   -------------    ---------------   -------------      ---------------
                         (Yen)17,352,531   (Yen) 826,140    (Yen)18,178,671   ((Yen)  2,487)     (Yen)18,176,184
                         ===============   =============    ===============   =============      ===============

--------
(1) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT.
(2) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1998

                                               ADJUSTMENTS
                                             FOR THE SALE OF                         ADJUSTMENTS
                                             218,000 SHARES                        FOR THE ISSUANCE
                                                 OF NTT                               OF 327,000
                                                DOCOMO BY                           SHARES BY NTT       PRO FORMA, AS
      LIABILITIES AND         HISTORICAL           NTT             PRO FORMA(1)         DOCOMO           ADJUSTED(2)
    SHAREHOLDERS' EQUITY    ---------------  ---------------      ---------------  ----------------    ---------------
                                                            MILLIONS OF YEN
Current liabilities:
  Short-term borrowings...  (Yen)   456,995                       (Yen)   456,995   (Yen)(187,760)(d)  (Yen)   269,235
  Current portion of long-
   term debt..............          825,422                               825,422        (174,930)(d)          650,492
  Accounts payable,
   trade..................        1,131,444                             1,131,444                            1,131,444
  Accrued payroll.........          494,387                               494,387                              494,387
  Accrued interest........           55,976                                55,976                               55,976
  Accrued taxes on
   income.................          188,616        435,000(b)             623,616                              623,616
  Accrued consumption
   tax....................           99,813                                99,813                               99,813
  Advances received.......           72,117                                72,117                               72,117
  Other...................          121,056                               121,056                              121,056
                            ---------------   ------------        ---------------   -------------      ---------------
  Total current
   liabilities............        3,445,826        435,000              3,880,826        (362,690)           3,518,136
                            ---------------   ------------        ---------------   -------------      ---------------
Long-term liabilities:
  Long-term debt..........        4,776,109                             4,776,109        (503,310)(d)        4,272,799
  Obligations under
   capital leases.........          473,681                               473,681                              473,681
  Liability for employees'
   severance payments.....        2,890,761                             2,890,761                            2,890,761
  Other...................          166,186                               166,186                              166,186
                            ---------------   ------------        ---------------   -------------      ---------------
                                  8,306,737                             8,306,737        (503,310)           7,803,427
                            ---------------   ------------        ---------------   -------------      ---------------
Minority interest in
 consolidated
 subsidiaries.............          136,040         52,661(c)             188,701         459,444(e)           648,145
                            ---------------   ------------        ---------------   -------------      ---------------
Shareholders' equity:
  Common stock,
   (Yen)50,000 par value
   Authorized--62,400,000
   shares Issued and
   outstanding--15,912,000
   shares.................          795,600                               795,600                              795,600
  Additional paid-in
   capital................        2,530,476                             2,530,476                            2,530,476
  Legal reserve...........          102,678                               102,678                              102,678
  Unrealized loss on
   securities.............          (20,061)                              (20,061)                             (20,061)
  Foreign currency
   translation
   adjustments............            4,030                                 4,030                                4,030
  Retained earnings.......        2,051,205        338,479(a)(b)        2,389,684         404,069(d)         2,793,753
                            ---------------   ------------        ---------------   -------------      ---------------
                                  5,463,928        338,479              5,802,407         404,069            6,206,476
                            ---------------   ------------        ---------------   -------------      ---------------
Commitments and contingent
 liabilities..............
                            ---------------   ------------        ---------------   -------------      ---------------
                            (Yen)17,352,531   (Yen)826,140        (Yen)18,178,671   (Yen)  (2,487)     (Yen)18,176,184
                            ===============   ============        ===============   =============      ===============

--------
(1) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT.
(2) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo.

NOTE 1

  The pro forma unaudited condensed consolidated balance sheet presents the financial position of NTT and its subsidiaries as of March 31, 1998 assuming that the initial public offering of NTT DoCoMo had occurred as of March 31, 1998. Such pro forma information is based upon the historical balance sheet data of NTT and its subsidiaries on that date. Upon completion of such offering, the ownership interest of NTT in NTT DoCoMo was reduced from 94.68% to 67.13%.

  Pro forma adjustments are made to reflect the following:

    (a) The proceeds of the sale of NTT DoCoMo's shares by NTT are expected to be used to repurchase approximately (Yen)120 billion of NTT's outstanding common stock, to pay a special dividend of (Yen)5,000 per share and for general corporate purposes. Prior to repurchasing the common stock, NTT intends to use the proceeds from its sale of NTT DoCoMo shares to repay short-term debt that will ultimately be re-borrowed in order to pay the special dividend and repurchase NTT's outstanding common stock. Accordingly, the proceeds from the sale of NTT DoCoMo's shares by NTT are reflected in cash and cash equivalents without giving effect to the proposed share repurchase or special dividend. The pre-tax gain of (Yen)773 billion on the sale of 218,000 shares is reflected in retained earnings in the pro forma balance sheet, although in the pro forma statement of income the gain is not reflected due to its non-recurring nature.

    (b) Tax liability was accrued for NTT's sale of NTT DoCoMo's shares although in the pro forma statement of income such tax provision is not reflected due to its non-recurring nature.

    (c) As a result of NTT's sale of NTT DoCoMo's shares, NTT's ownership was reduced and, therefore, minority interest in NTT DoCoMo was increased.

    (d) The proceeds of the issuance of shares by NTT DoCoMo are expected to be used to repay certain short-term and long-term debts of NTT DoCoMo and its subsidiaries and be held as cash and cash equivalents to fund NTT DoCoMo's and its subsidiaries' current and future capital expenditures and for general corporate purposes. The pre-tax gain of (Yen)777 billion on the issuance and sale of 327,000 shares with the related deferred tax liability is reflected on retained earnings in the pro forma balance sheet, although in the pro forma statement of income the gain and the related deferred taxes are not reflected due to their non-recurring nature. The deferred tax liability accrued for the issuance by NTT DoCoMo of NTT DoCoMo's shares is offset against "Deferred income taxes" under the caption "Investments and other assets" in the balance sheet.

    (e) As a result of the issuance by NTT DoCoMo of NTT DoCoMo shares, minority interest in NTT DoCoMo was increased.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

         PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 31, 1998

                                            ADJUSTMENTS
                                          FOR THE SALE OF
                                          218,000 SHARES                        ADJUSTMENTS
                                              OF NTT                         FOR THE ISSUANCE
                                             DOCOMO BY                       OF 327,000 SHARES   PRO FORMA, AS
                            HISTORICAL          NTT           PRO FORMA(1)     BY NTT DOCOMO      ADJUSTED(2)
                          --------------  ---------------    --------------  -----------------   --------------
                                                         MILLIONS OF YEN
Operating revenues:
  Telephone.............  (Yen)6,306,034                     (Yen)6,306,034                      (Yen)6,306,034
  Telegraph.............          92,211                             92,211                              92,211
  Leased circuit........         488,160                            488,160                             488,160
  Data communication
   facility.............         372,765                            372,765                             372,765
  Sale of
   telecommunication
   equipment............         969,586                            969,586                             969,586
  Miscellaneous                1,221,257                          1,221,257                           1,221,257
                          --------------   ------------      --------------    ------------      --------------
                               9,450,013                          9,450,013                           9,450,013
                          --------------   ------------      --------------    ------------      --------------
Operating expenses:
  Personnel.............       2,345,609                          2,345,609                           2,345,609
  Depreciation,
   amortization and
   maintenance costs....       3,185,044                          3,185,044                           3,185,044
  Other.................       3,047,315                          3,047,315                           3,047,315
                          --------------   ------------      --------------    ------------      --------------
                               8,577,968                          8,577,968                           8,577,968
                          --------------   ------------      --------------    ------------      --------------
Operation income........         872,045                            872,045                             872,045
                          --------------   ------------      --------------    ------------      --------------
Other expenses (income):
  Interest and
   amortization of bond
   discounts and issue
   costs................         235,363                            235,363         (25,800)(b)         209,563
  Interest income.......          (2,086)                            (2,086)                             (2,086)
  Other net.............         (16,764)                           (16,764)                            (16,764)
                          --------------   ------------      --------------    ------------      --------------
                                 216,513                            216,513         (25,800)            190,713
                          --------------   ------------      --------------    ------------      --------------
Income before income
 taxes..................         655,532                            655,532          25,800             681,332
                          --------------   ------------      --------------    ------------      --------------
Income taxes:
  Current...............         362,910                            362,910          13,200(c)          376,110
  Deferred..............          55,366                             55,366                              55,366
                          --------------   ------------      --------------    ------------      --------------
                                 418,276                            418,276          13,200             431,476
                          --------------   ------------      --------------    ------------      --------------
Income before minority
 interest...............         237,256                            237,256          12,600             249,856
Minority interest in
 consolidated
 subsidiaries...........         (32,275)       (27,248)(a)         (59,523)        (31,568)(d)         (91,091)
Equity in earnings of
 affiliated
 companies..............           9,479                              9,479                               9,479
                          --------------   ------------      --------------    ------------      --------------
Net Income..............  (Yen)  214,460   (Yen)(27,248)     (Yen)  187,212    (Yen)(18,968)     (Yen)  168,244
                          ==============   ============      ==============    ============      ==============
Basic and diluted net
 income per share
 (yen)..................  (Yen)   13,478                     (Yen)   11,765                      (Yen)   10,573
                          ==============                     ==============                      ==============
Number of shares used in
 computing basic and
 diluted net income per
 share (thousands)......          15,912                             15,912                              15,912
                          ==============                     ==============                      ==============

--------
(1) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT.
(2) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo.

NOTE 1

  The pro forma unaudited condensed consolidated statement of income gives effect to the initial public offering of NTT DoCoMo for the year ended March 31, 1998 as if such offering had occurred as of April 1, 1997. This pro forma unaudited condensed consolidated statement of income excludes the one-time gain from the offering and taxes thereon.

  Pro Forma adjustments are made to reflect:

    (a) Transfer of a portion of NTT's interest in the net income of NTT DoCoMo for the year ended March 31, 1998 to minority shareholders as a result of the reduction of NTT's ownership due to NTT's sale of NTT DoCoMo's shares;

    (b) Reduction of interest expense on short-term and long-term debts to be repaid from the proceeds of the issuance of NTT DoCoMo's shares;

    (c) Increase in income taxes as a result of the increase in income before income taxes due to the decrease in interest expenses; and

    (d) Transfer of a portion of NTT's interest in the net income of NTT DoCoMo for the year ended March 31, 1998 to minority shareholders as a result of the reduction of NTT's ownership due to the issuance by NTT DoCoMo of NTT DoCoMo's shares.

NOTE 2

  During the twelve months ending March 31, 1999, NTT will recognize pre-tax gains on the sale and on the issuance and sale of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income.

NOTE 3

  Prior to repurchasing the common stock, NTT intends to use the proceeds from its sales of NTT DoCoMo shares to repay short-term debt that will ultimately be re-borrowed in order to pay a special dividend and repurchase NTT's outstanding common stock. Accordingly, the proceeds from the sales are reflected in cash and cash equivalents without giving effect to the proposed share repurchase or special dividend. The reduction in interest expense as a result of short-term debt repayments pending the expected share repurchase and special dividend is not material.

NOTE 4

  Basic and diluted net income per share amounts are computed using net income a divided by the weighted average number of shares of NTT's common stock that were outstanding for the period presented. Basic and diluted net income per share are the same for this period.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 1998

                                            ADJUSTMENTS                        ADJUSTMENTS
                                          FOR THE SALE OF                    FOR THE ISSUANCE
                                          218,000 SHARES                        OF 327,000
                                              OF NTT                          SHARES BY NTT       PRO FORMA, AS
                           HISTORICAL      DOCOMO BY NTT     PRO FORMA(1)         DOCOMO           ADJUSTED(2)
          ASSETS         ---------------  ---------------   ---------------  ----------------    ---------------
                                                         MILLIONS OF YEN
Current assets:
  Cash and cash
   equivalents.......... (Yen)   686,750   (Yen) 826,140(a) (Yen) 1,512,890   (Yen) 370,500(d)   (Yen) 1,883,390
  Notes and accounts
   receivable, trade....       1,032,964                          1,032,964                            1,032,964
  Allowance for doubtful
   accounts.............         (36,277)                           (36,277)                             (36,277)
  Inventories...........         288,919                            288,919                              288,919
  Prepared expenses and
   other current
   assets...............         374,237                            374,237                              374,237
                         ---------------   -------------    ---------------   -------------      ---------------
    Total current
     assets.............       2,346,593         826,140          3,172,733         370,500            3,543,233
                         ---------------   -------------    ---------------   -------------      ---------------
Property, plant and
 equipment:
  Telecommunications
   equipment............      11,985,819                         11,985,819                           11,985,819
  Telecommunications
   service lines........      11,797,536                         11,797,536                           11,797,536
  Buildings and
   structures...........       4,808,421                          4,808,421                            4,808,421
  Machinery, vessels and
   tools................       2,020,890                          2,020,890                            2,020,890
  Land..................         658,236                            658,236                              658,236
  Construction in
   progress.............         759,338                            759,338                              759,338
                         ---------------   -------------    ---------------   -------------      ---------------
                              32,030,240                         32,030,240                           32,030,240
  Accumulated
   depreciation.........     (20,062,545)                       (20,062,545)                         (20,062,545)
                         ---------------   -------------    ---------------   -------------      ---------------
                              11,967,695                         11,967,695                           11,967,695
                         ---------------   -------------    ---------------   -------------      ---------------
Investments and other
 assets:
  Investments in
   affiliated
   companies............         239,451                            239,451                              239,451
  Marketable securities
   and other
   investments..........         100,243                            100,243                              100,243
  Intangible and other
   assets...............       1,314,095                          1,314,095                            1,314,095
  Deferred income
   taxes................         866,105                            866,105        (371,609)(d)          494,496
                         ---------------   -------------    ---------------   -------------      ---------------
                               2,519,894                          2,519,894        (371,609)           2,148,285
                         ---------------   -------------    ---------------   -------------      ---------------
                         (Yen)16,834,182   (Yen) 826,140    (Yen)17,660,322   ((Yen)  1,109)     (Yen)17,659,213
                         ===============   =============    ===============   =============      ===============

--------
(1) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT.
(2) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 1998

                                            ADJUSTMENTS
                                          FOR THE SALE OF                         ADJUSTMENTS
                                          218,000 SHARES                        FOR THE ISSUANCE
                                              OF NTT                               OF 327,000
                                             DOCOMO BY                           SHARES BY NTT       PRO FORMA, AS
     LIABILITIES AND       HISTORICAL           NTT             PRO FORMA(1)         DOCOMO           ADJUSTED(2)
   SHAREHOLDERS' EQUITY  ---------------  ---------------      ---------------  ----------------    ---------------
                                                         MILLIONS OF YEN
Current liabilities:
  Short-term
   borrowings........... (Yen)   428,689                       (Yen)   428,689   ((Yen)329,350)(d)  (Yen)    99,339
  Current portion of
   long-term debt.......         697,899                               697,899        (228,057)(d)          469,842
  Accounts payable,
   trade................         895,638                               895,638                              895,638
  Accrued payroll.......         374,553                               374,553                              374,553
  Accrued interest......          57,830                                57,830                               57,830
  Accrued taxes on
   income...............         210,807        435,000(b)             645,807                              645,807
  Accrued consumption
   tax..................          47,891                                47,891                               47,891
  Advance received......          75,854                                75,854                               75,854
  Other current
   liabilities..........         146,812                               146,812                              146,812
                         ---------------   ------------        ---------------   -------------      ---------------
     Total current
     liabilities........       2,935,973        435,000              3,370,973        (557,407)           2,813,566
                         ---------------   ------------        ---------------   -------------      ---------------
Long-term liabilities:
  Long-term debt........       4,796,673                             4,796,673        (308,593)(d)        4,488,080
  Obligations under
   capital leases.......         458,506                               458,506                              458,506
  Liability for
   employees' severance
   payments.............       2,988,212                             2,988,212                            2,988,212
  Other long-term
   liabilities..........         196,851                               196,851                              196,851
                         ---------------   ------------        ---------------   -------------      ---------------
                               8,440,242                             8,440,242        (308,593)           8,131,649
                         ---------------   ------------        ---------------   -------------      ---------------
Minority interest in
 consolidated
 subsidiaries...........         219,909         55,513(c)             275,422         462,315(e)           737,737
                         ---------------   ------------        ---------------   -------------      ---------------
Shareholders' equity:
  Common stock .........         795,600                               795,600                              795,600
  Additional paid-in
   capital..............       2,530,476                             2,530,476                            2,530,476
  Legal reserve.........         107,094                               107,094                              107,094
  Unrealized loss on
   securities...........         (34,447)                              (34,447)                             (34,447)
  Foreign currency
   translation
   adjustments..........           5,114                                 5,114                                5,114
  Retained earnings.....       1,834,221        335,627(a)(b)        2,169,848         402,576(d)         2,572,424
                         ---------------   ------------        ---------------   -------------      ---------------
                               5,238,058        335,627              5,573,685         402,576            5,976,261
                         ---------------   ------------        ---------------   -------------      ---------------
                         (Yen)16,834,182   (Yen)826,140        (Yen)17,660,322   ((Yen)  1,109)     (Yen)17,659,213
                         ===============   ============        ===============   =============      ===============

--------
(1) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT.
(2) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo.

NOTE 1

  The pro forma unaudited condensed consolidated balance sheet presents the financial position of NTT and its subsidiaries as of September 30, 1998 assuming that the initial public offering of NTT DoCoMo had occurred as of September 30, 1998. Such pro forma information is based upon the historical balance sheet data of NTT and its subsidiaries on that date. Upon completion of such offering, the ownership interest of NTT in NTT DoCoMo was reduced from 94.68% to 67.13%.

  Pro forma adjustments are made to reflect the following:

    (a) The proceeds of the sale of NTT DoCoMo's shares by NTT are expected to be used to repurchase approximately (Yen)120 billion of NTT's outstanding common stock, to pay a special dividend of (Yen)5,000 per share and for general corporate purposes. Prior to repurchasing the common stock, NTT intends to use the proceeds from its sale of NTT DoCoMo shares to repay short-term debt that will ultimately be re-borrowed in order to pay the special dividend and repurchase NTT's outstanding common stock. Accordingly, the proceeds from the sale of NTT DoCoMo's shares by NTT are reflected in cash and cash equivalents without giving effect to the proposed share repurchase or special dividend. The pre-tax gain of (Yen)771 billion on the sale of 218,000 shares is reflected in retained earnings in the pro forma balance sheet, although in the pro forma statement of income the gain is not reflected due to its non-recurring nature.

    (b) Tax liability was accrued for NTT's sale of NTT DoCoMo's shares although in the pro forma statement of income such tax provision is not reflected due to its non-recurring nature.

    (c) As a result of NTT's sale of NTT DoCoMo's shares, NTT's ownership was reduced and, therefore, minority interest in NTT DoCoMo was increased.

    (d) The proceeds of the issuance of shares by NTT DoCoMo are expected to be used to repay certain short-term and long-term debts of NTT DoCoMo and its subsidiaries and be held as cash and cash equivalents to fund NTT DoCoMo's and its subsidiaries' current and future capital expenditures and for general corporate purposes. The pre-tax gain of (Yen)774 billion on the issuance and sale of 327,000 shares with the related deferred tax liability is reflected on retained earnings in the pro forma balance sheet, although in the pro forma statement of income the gain and the related deferred taxes are not reflected due to their non-recurring nature. The deferred tax liability accrued for the issuance by NTT DoCoMo of NTT DoCoMo's shares is offset against "Deferred income taxes" under the caption of "Investments and other assets" in the balance sheet.

    (e) As a result of the issuance by NTT DoCoMo of NTT DoCoMo shares, minority interest in NTT DoCoMo was increased.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

         PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1998

                                            ADJUSTMENTS
                                          FOR THE SALE OF
                                          218,000 SHARES                        ADJUSTMENTS
                                              OF NTT                         FOR THE ISSUANCE
                                             DOCOMO BY                       OF 327,000 SHARES   PRO FORMA, AS
                            HISTORICAL          NTT           PRO FORMA(1)     BY NTT DOCOMO      ADJUSTED(2)
                          --------------  ---------------    --------------  -----------------   --------------
                                                         MILLIONS OF YEN
Operating revenues:
  Telephone.............  (Yen)3,161,571                     (Yen)3,161,571                      (Yen)3,161,571
  Telegraph.............          40,966                             40,966                              40,966
  Leased circuit........         250,785                            250,785                             250,785
  Data communication
   facility.............         187,256                            187,256                             187,256
  Sale of
   telecommunication
   equipment............         460,077                            460,077                             460,077
  Miscellaneous.........         611,039                            611,039                             611,039
                          --------------   ------------      --------------    ------------      --------------
                               4,711,694                          4,711,694                           4,711,694
                          --------------   ------------      --------------    ------------      --------------
Operating expenses:
  Personnel.............       1,103,619                          1,103,619                           1,103,619
  Depreciation,
   amortization and
   maintenance costs....       1,541,795                          1,541,795                           1,541,795
  Other.................       1,473,223                          1,473,223                           1,473,223
                          --------------   ------------      --------------    ------------      --------------
                               4,118,637                          4,118,637                           4,118,637
                          --------------   ------------      --------------    ------------      --------------
Operating income........         593,057                            593,057                             593,057
                          --------------   ------------      --------------    ------------      --------------
Other expenses (income):
  Interest expenses.....         108,979                            108,979         (11,700)(b)          97,279
  Interest income.......          (1,471)                            (1,471)                             (1,471)
  Gain on sale of
   subsidiary stocks....         (69,106)                           (69,106)                            (69,106)
  Other net.............         (18,292)                           (18,292)                            (18,292)
                          --------------   ------------      --------------    ------------      --------------
                                  20,110                             20,110         (11,700)              8,410
                          --------------   ------------      --------------    ------------      --------------
Income before income
 taxes..................         572,947                            572,947          11,700             584,647
                          --------------   ------------      --------------    ------------      --------------
Income taxes:
  Current...............         210,476                            210,476           6,000(c)          216,476
  Deferred..............          74,327                             74,327                              74,327
                          --------------   ------------      --------------    ------------      --------------
                                 284,803                            284,803           6,000             290,803
                          --------------   ------------      --------------    ------------      --------------
Income before extraordi-
 nary...................         288,144                            288,144           5,700             293,844
Extraordinary loss, net
 of taxes...............        (462,508)                          (462,508)                           (462,508)
                          --------------   ------------      --------------    ------------      --------------
Loss before minority in-
 terest.................        (174,364)                          (174,364)          5,700            (168,664)
Minority interest in
 consolidated
 subsidiaries...........          (3,261)       (16,407)(a)         (19,668)        (18,389)(d)         (38,057)
Equity in earnings of
 affiliated companies...           4,732                              4,732                               4,732
                          --------------   ------------      --------------    ------------      --------------
Net loss................  ((Yen) 172,893)  ((Yen)16,407)     ((Yen) 189,300)   ((Yen)12,689)     ((Yen) 201,989)
                          ==============   ============      ==============    ============      ==============
Basic and diluted net
 loss per share (yen)...  ((Yen)  10,866)                    ((Yen)  11,897)                     (Yen)  (12,694)
                          ==============                     ==============                      ==============
Number of shares used in
 computing basic and
 diluted net income per
 share (thousands)......          15,912                             15,912                              15,912
                          ==============                     ==============                      ==============

--------
(1) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT.
(2) As adjusted for the sale of 218,000 shares of NTT DoCoMo by NTT and the issuance of 327,000 shares by NTT DoCoMo.

NOTE 1

  The pro forma unaudited condensed consolidated statement of income gives effect to the initial public offering of NTT DoCoMo for the six-month period ended September 30, 1998 as if such offering had occurred as of April 1, 1998. This pro forma unaudited condensed consolidated statement of income excludes the one-time gain from the offering and taxes thereon.

  Pro Forma adjustments are made to reflect:

    (a) Transfer of a portion of NTT's interest in the net income of NTT DoCoMo for the year ended March 31, 1998 to minority shareholders as a result of the reduction of NTT's ownership due to NTT's sale of NTT DoCoMo's shares;

    (b) Reduction of interest expense on short-term and long-term debts to be repaid from the proceeds of the issuance of NTT DoCoMo's shares;

    (c) Increase in income taxes as a result of the increase in income before income taxes due to the decrease in interest expenses; and

    (d) Transfer of a portion of NTT's interest in the net income of NTT DoCoMo for the year ended March 31, 1998 to minority shareholders as a result of the reduction of NTT's ownership due to the issuance by NTT DoCoMo of NTT DoCoMo's shares.

NOTE 2

  During the twelve months ending March 31, 1999, NTT will recognize pre-tax gains on the sale and on the issuance and sale of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. These non-recurring gains and taxes thereon have been excluded from the pro forma unaudited statement of income.

NOTE 3

  Prior to repurchasing the common stock, NTT intends to use the proceeds from its sales of NTT DoCoMo shares to repay short-term debt that will ultimately be re-borrowed in order to pay a special dividend and repurchase NTT's outstanding common stock. Accordingly, the proceeds from the sales are reflected in cash and cash equivalents without giving effect to the proposed share repurchase or special dividend. The reduction in interest expense as a result of short-term debt repayments pending the expected share repurchase and special dividend is not material.

NOTE 4

  Basic and diluted net income per share amounts are computed using net income a divided by the weighted average number of shares of NTT's common stock that were outstanding for the period presented. Basic and diluted net income per share are the same for this period.

                                  UNDERWRITING

  The global offering consists of (i) the U.S. offering of an aggregate of 105,000 shares, in the form of shares or ADSs, in the United States and Canada,
(ii) the international offering of an aggregate of 185,000 shares, in the form of shares or ADSs, outside the United States, Canada and Japan, and (iii) the Japanese offering of an aggregate of 710,000 shares inside Japan. Daiwa Securities Co. Ltd., Goldman Sachs International and UBS AG, acting through its division Warburg Dillon Read, ("Warburg Dillon Read") are the joint global coordinators and joint bookrunners of the global offering.

  MOF, NTT and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the shares being offered in the U.S. offering. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the table below. Goldman, Sachs & Co., Warburg Dillon Read LLC and Daiwa Securities America Inc. are the representatives of the U.S. underwriters.

   U.S. UNDERWRITERS                                            NUMBER OF SHARES
   -----------------                                            ----------------
   Goldman, Sachs & Co.........................................      26,251
   Warburg Dillon Read LLC.....................................      26,251
   Daiwa Securities America Inc................................      26,250
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................       6,300
   Morgan Stanley & Co. Incorporated...........................       6,300
   Salomon Smith Barney Inc....................................       6,300
   Bear, Stearns & Co. Inc.....................................       1,837
   Jefferies & Company, Inc....................................       1,837
   PaineWebber Incorporated....................................       1,837
   Prudential Securities Incorporated..........................       1,837
                                                                    -------
   Total.......................................................     105,000
                                                                    =======

  The following table shows the per share and total underwriting commissions to be paid to the U.S. underwriters by MOF.

   PAID BY MOF
   -----------
   Per Share.................................................        (Yen)18,382
   Total..................................................... (Yen)1,930,110,000

  Shares and ADSs sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus. Any shares or ADSs sold by the underwriters to securities dealers may be sold at a discount of up to (Yen)11,030 per share or $0.475 per ADS from the respective initial public offering price. Any such securities dealers may resell any shares or ADSs purchased from the U.S. underwriters to certain other brokers or dealers at a discount of up to (Yen)2,311 per Share or $0.10 per ADS from the respective initial public offering price. If all the shares and ADSs are not sold at the initial offering price, the joint global coordinators may change the offering prices and the other selling terms.

  NTT and MOF have also entered into an underwriting agreement for the sale of 185,000 shares outside the United States, Canada and Japan. Warburg Dillon Read, Daiwa Europe Limited and Goldman Sachs International are the joint lead managers of the underwriters for the international offering. MOF and NTT have also entered into an underwriting agreement with the underwriters for the Japanese offering for the sale of 710,000 shares in Japan. Daiwa Securities Co. Ltd., Goldman Sachs (Japan) Ltd. and Warburg Dillon Read (Japan) Limited are the lead managers of the underwriters for the Japanese offering. The U.S., international and Japanese offerings are conditioned on each other. The initial offering price and underwriting commission per share for each of the U.S. offering, the international offering and the Japanese offering are identical.

  The U.S. and international underwriting agreements provide that the obligations of the U.S. and international underwriters are subject to certain conditions precedent. In addition, under the terms and conditions of the U.S. underwriting agreement, the U.S. underwriters are committed to take and pay for all of the shares if any are purchased. However, in the event of a default by one or more of the U.S. underwriters, the purchase commitments of the non-defaulting U.S. underwriters will be increased and the amount of shares offered in the United States may be decreased.

  The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares or ADSs in connection with the global offering. The U.S. and international underwriters also have agreed that they may sell shares between their respective underwriting groups.

  NTT and MOF have agreed with the underwriters not to dispose of or hedge any of their shares of stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, other than, with respect to MOF's agreement, to NTT for repurchase and cancellation or to an entity controlled by the Government of Japan that agrees to be bound by the foregoing restrictions, except with the prior written consent of the joint global coordinators. With respect to NTT's agreement with the underwriters, such agreement does not apply to any existing employee or director benefit plans.

  In connection with the U.S. and international offerings, the underwriters may purchase and sell shares or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares or ADSs than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares or ADSs while the global offering is in progress.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock or the ADSs. As a result, the price of the common stock or the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the London Stock Exchange, the New York Stock Exchange, in the over-the-counter market or otherwise.

  In addition, in connection with the Japanese offering, the Japanese underwriters may engage in stabilizing transactions on the Tokyo Stock Exchange, in accordance with applicable Japanese regulations and customary practice in Japan. Under those regulations, a representative of the Japanese underwriters may maintain a stabilizing bid on the Tokyo Stock Exchange at a price above the initial public offering price for the global offering, including a price as high as, but no higher than, the closing price of the common stock on that exchange on the date of this prospectus, which was
(Yen)882,000 per share. However, any such stabilization will be permitted only during the two trading days in Tokyo immediately following the date of this prospectus. The underwriters have received exemptive relief from the U.S. Securities and Exchange Commission to permit this stabilization in Japan.

  NTT estimates that its total expenses for the global offering will be approximately (Yen)1,000,000,000.

  NTT has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The underwriters expect to deliver certificates representing the shares against payment therefor in yen in Tokyo through the central clearing system (JASDEC) in Japan on December 18, 1998 (Tokyo time). The underwriters expect to deliver ADSs against payment therefor in U.S. dollars in New York, New York through the facilities of DTC on December 18, 1998.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Where To Find More Information...........................................   8
Forward Looking Statements...............................................   8
Use of Proceeds..........................................................   9
Exchange Rates...........................................................   9
Capitalization...........................................................  10
Selected Financial Data..................................................  11
Unaudited Pro Forma Financial Information................................  13
Selected Operating Data..................................................  14
Recent Developments......................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  31
Regulatory Developments..................................................  43
Dividends and Price Range of Shares and ADSs.............................  45
Principal Shareholders and Selling Shareholder...........................  49
Description of the Shares................................................  50
Description of ADRs and Deposit Agreement................................  57
Certain Tax Considerations...............................................  63
Experts..................................................................  66
Validity of Securities...................................................  66
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

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                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION

                       1,000,000 SHARES OF COMMON STOCK
                       (PAR VALUE (Yen)50,000 PER SHARE)

             IN THE FORM OF SHARES AND AMERICAN DEPOSITARY SHARES

                               ----------------

                                    [LOGO]
                                      NTT

                               ----------------

                             GOLDMAN, SACHS & CO.

                            WARBURG DILLON READ LLC

                         DAIWA SECURITIES AMERICA INC.

                   Representatives of the U.S. Underwriters


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